UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Columbia Property Trust, Inc.
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315 Park Avenue South
New York, New York 10010
October 26, 2021
Dear Fellow Stockholder,
You are cordially invited to attend a special meeting of stockholders of Columbia Property Trust, Inc., a Maryland corporation (“Columbia”), to be held on December 2, 2021, at 9:30 a.m., New York time, at 315 Park Avenue South, New York, New York 10010. At the special meeting, you will be asked to consider and vote on the merger of Panther Merger Parent, Inc. (“Parent”), an affiliate of certain investment funds managed by Pacific Investment Management Company LLC (the “PIMCO Funds”) with and into Columbia, which we refer to as the merger, pursuant to the Agreement and Plan of Merger, dated as of September 7, 2021, and as it may be amended from time to time, among Columbia, Columbia Property Trust Operating Partnership, L.P., Parent and Panther Merger Sub, LLC, an affiliate of the PIMCO Funds, which we refer to as the merger agreement. If the transactions contemplated by the merger agreement are completed, you, as a holder of shares of common stock of Columbia, will be entitled to receive $19.30 in cash in exchange for each share of common stock you own, as more fully described in the enclosed proxy statement.
Our board of directors has unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Columbia and our stockholders. Our board of directors recommend that you vote “FOR” the approval of the merger.
The merger must be approved by the affirmative vote of the holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on the matter. The notice of special meeting and proxy statement accompanying this letter provide you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about Columbia from us or from documents we have filed with the U.S. Securities and Exchange Commission (“SEC”). Please note that as part of our precautions regarding the coronavirus or Covid-19, we may determine that the special meeting be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how record holders of our common stock may attend virtually and participate in the special meeting via a press release issued by Columbia and made available on our website, www.columbia.reit. We will also file the press release with the SEC as definitive additional solicitation material.
Your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the special meeting in person, or in the event the special meeting is held by means of remote communication, virtually, we request that you authorize a proxy to vote your shares by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy at the special meeting and vote your shares in person, or, in the event that the special meeting is held by means of remote communication, virtually. If you fail to vote by proxy or in person, or, in the event that the special meeting is held by means of remote communication, virtually, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” approval of the merger.
On behalf of the board of directors, thank you for your continued support.
Sincerely,
Constance Moore Chair of the Board of Directors	Nelson Mills Director, President and CEO
This proxy statement is dated October 26, 2021, and is first being mailed to our stockholders on or about October 26, 2021.

COLUMBIA PROPERTY TRUST, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 2, 2021
To the Stockholders of Columbia Property Trust, Inc.:
You are cordially invited to attend a special meeting of stockholders of Columbia Property Trust, Inc. (“Columbia”), a Maryland corporation, to be held on December 2, 2021, at 9:30 a.m., New York time, at 315 Park Avenue South, New York, New York 10010. As part of our precautions regarding the coronavirus or Covid-19, we may determine that the special meeting be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how record holders of our common stock may attend virtually and participate in the special meeting via a press release issued by Columbia and made available on our website, www.columbia.reit. We will also file the press release with the Securities and Exchange Commission as definitive additional solicitation material.
The special meeting is being held for the purpose of acting on the following matters:
1.
To consider and vote on a proposal to approve the merger (the “merger”) of Panther Merger Parent, Inc. (“Parent”) with and into Columbia pursuant to the Agreement and Plan of Merger, dated as of September 7, 2021, (the “merger agreement”) and as it may be amended from time to time, among Columbia, Columbia Property Trust Operating Partnership, L.P., Parent and Panther Merger Sub, LLC;

2.
To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our bylaws, only the matters set forth in this Notice of Special Meeting may be brought before the special meeting. Our board of directors has fixed the close of business on October 21, 2021, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any postponement or adjournment thereof. All holders of record of our shares of common stock as of the record date are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting.
Our board of directors has unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Columbia and our stockholders. Our board of directors recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
The merger must be approved by the affirmative vote of the holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on the matter. Accordingly, your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the special meeting in person, or in the event the special meeting is held by means of remote communication, virtually, we request that you authorize a proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the special meeting, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy at the special meeting and vote your shares in person, or, in the event that the special meeting is held by means of remote communication, virtually, by following the procedures outlined in the attached proxy statement or, if the special meeting is held virtually, in the press release issued by Columbia. If you fail to vote by proxy or in person, or, in the event that the special meeting is held by means of remote communication, virtually, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger.

The approval of the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and the approval of the proposal regarding any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, each requires the affirmative vote of a majority of the votes cast on the proposal. If you fail to vote by proxy or in person, or, in the event that the special meeting is held by means of remote communication, virtually, or fail to instruct your broker on how to vote, it will have no effect on the outcome of such proposals. Abstentions, while present for purposes of determining presence of a quorum, are not considered votes cast and therefore will have no other effect on the outcome of these proposals.
Any proxy may be revoked at any time prior to its exercise by voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on December 1, 2021, signing and returning another proxy card with a later date, provided we receive the updated proxy card before the date of the special meeting, or voting in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually. Attendance alone will not be sufficient to revoke a previously authorized proxy.
Holders of our shares of common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares of common stock in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights, unless our board of directors, upon the affirmative vote of a majority of the entire board, determines that the rights apply. Our board of directors has made no such determination.
We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares of common stock will be represented and voted even if you do not attend the special meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-825-8971.
BY ORDER OF THE BOARD OF DIRECTORS

Debbie Newmark
Corporate Secretary

New York, New York
October 26, 2021

i

Page
Material U.S. Federal Income Tax Consequences	55
Treatment of the Receipt of REIT Dividends and Additional Dividends	57
Consequences of the Merger to U.S. Holders of Our Common Stock	59
Consequences of the Merger to Non-U.S. Holders of Our Common Stock	59
Delisting and Deregistration of Our Common Stock	60
THE MERGER AGREEMENT	61
Structure	61
Effective Times; Closing Date	61
Organizational Documents	62
General Partner and Limited Partners; Directors and Officers	62
Treatment of Common Stock and Equity Awards	62
Treatment of Interests in Company OP	63
Certain Dividends	63
No Further Ownership Rights	64
Exchange and Payment Procedures	64
Representations and Warranties	65
Conduct of Our Business Pending the Mergers	68
Special Meeting	70
Agreement to Take Certain Actions	71
Related Sale Transactions	72
Restriction on Solicitation of Company Takeover Proposals	73
Obligation of the Board of Directors with Respect to Its Recommendation	74
Employee Benefits	76
Directors and Officers’ Indemnification and Insurance	76
Financing Cooperation	77
Certain Other Covenants	79
Conditions to the Mergers	80
Termination of the Merger Agreement	81
Termination Fees	82
Guaranty and Remedies	83
Amendment and Waiver	83
MARKET PRICE OF OUR COMMON STOCK	84
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	85
NO DISSENTERS’ RIGHTS OF APPRAISAL	87
STOCKHOLDER PROPOSALS	87
HOUSEHOLDING OF PROXY MATERIALS	87
OTHER MATTERS	87
WHERE YOU CAN FIND MORE INFORMATION	88
ANNEXES
Annex A — Agreement and Plan of Merger, dated as of September 7, 2021, by and among Columbia Property Trust, Inc., Columbia Property Trust Operating Partnership, L.P., Panther Merger Parent, Inc. and Panther Merger Sub, LLC.
A-1
Annex B — Opinion of Morgan Stanley & Co. LLC, dated September 6, 2021.	B-1
ii

SUMMARY
This summary highlights only selected information from this proxy statement relating to (1) the merger of Parent with and into Columbia, which we refer to as the merger, (2) the merger of Panther Merger Sub, LLC (“Merger Sub”) with and into Company OP, which we refer to as the partnership merger, and (3) certain related transactions. References to the mergers refer to both the merger and the partnership merger. This summary does not contain all of the information about the mergers and related transactions contemplated by the merger agreement that may be important to you. As a result, to understand the mergers and the related transactions fully and for a more complete description of the terms of the mergers and related transactions, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, including the merger agreement attached as Annex A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about October 26, 2021.
The Parties to the Mergers (page 23)
Columbia Property Trust, Inc.
315 Park Avenue South
New York, New York 10010
(212) 687-0800
Columbia Property Trust, Inc. (“Columbia,” the “Company,” “we,” “us,” or “our”) is a Maryland corporation that operates as a real estate investment trust (“REIT”) for federal income tax purposes and owns and operates commercial real estate properties. Columbia conducts business primarily through Company OP, a Delaware limited partnership of which Columbia is the general partner and majority owner (97.3%). Columbia acquires, develops, redevelops, owns, leases and operates real properties directly, through wholly owned subsidiaries or through joint ventures. Columbia’s website is www.columbia.reit. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the U.S. Securities and Exchange Commission (“SEC”). Our shares of common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “CXP.” For additional information about the Company and our business, please refer to “Where You Can Find More Information.”
Columbia Property Trust Operating Partnership, L.P.
315 Park Avenue South
New York, New York 10010
(212) 687-0800
Columbia Operating Partnership, L.P. (“Company OP”) is a Delaware limited liability partnership. Columbia is the general partner and majority owner (97.3%) of Company OP, and includes the accounts of Company OP in our consolidated financial statements. In addition to differences in their respective ownership, the primary differences between Columbia and Company OP are as follows: Columbia owns one property directly and has made intercompany loans to subsidiaries of Company OP, and Columbia issues publicly traded common stock to investors (including employees and board members) and has engaged in share repurchases from time to time. Columbia has contributed the substantial majority of proceeds from sales of its shares of common stock to Company OP.
Panther Merger Parent, Inc.
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660
(949) 720-6000
Parent is a Delaware corporation and an affiliate of PMIT Operating LP, LVS III Holding LP, LVS IV Holding LP and OC III Holding LP (the “Sponsors”). Parent was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The Sponsors are affiliates of funds managed by Pacific Investment Management Company LLC (“PIMCO”). Pursuant to the merger agreement, on the closing date, Parent will merge with and into us, and we will continue as the surviving entity.
PIMCO is one of the world’s premier fixed income investment managers. With its launch in 1971 in Newport Beach, California, PIMCO introduced investors to a total return approach to fixed income investing. In the fifty years since, it has continued to bring innovation and expertise to its partnership with clients seeking the best investment solutions. Since launching its first opportunistic credit vehicles over fifteen years ago, PIMCO has significantly expanded in alternative credit and private markets. The firm invests globally across commercial and residential real estate equity and credit, performing and distressed corporate credit, and specialty finance markets – actively managing investments across the capital structure. In 2020, PIMCO and Allianz Real Estate combined their commercial real estate platforms, making it one of the largest in the world. On a combined basis, PIMCO manages approximately $190 billion in commercial real estate assets globally. Today PIMCO has offices across the globe and professionals united by a single purpose: creating opportunities for investors in every environment. PIMCO is owned by Allianz S.E., a leading global diversified financial services provider.
Panther Merger Sub, LLC
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660
(949) 720-6000
Merger Sub is a Delaware limited liability company. Parent is currently the sole member of Merger Sub. Merger Sub was formed solely for purposes of facilitating the acquisition of the Company Operating Partnership and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, Merger Sub will merge with and into the Company Operating Partnership, and the Company Partnership will continue as the surviving entity.
The Special Meeting (page 25)
The Proposals
The special meeting of our stockholders will be held on December 2, 2021, at 9:30 a.m., New York time, at 315 Park Avenue South, New York, New York 10010. At the special meeting, holders of our shares of common stock, par value $0.01 per share, which we refer to as common stock, as of the record date, which was the close of business on October 21, 2021, will be asked to consider and vote on (1) a proposal to approve the merger, (2) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and (3) a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
Pursuant to our bylaws and in accordance with Maryland law, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.
As part of our precautions regarding the coronavirus or Covid-19, we may determine that the special meeting be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in the meeting, via a press release issued by Columbia and made available on our website, www.columbia.reit. We will also file the press release with the SEC as definitive additional solicitation material. Holders of shares of common stock in street name who desire to attend the meeting are encouraged to contact their brokers and other nominees for instructions on how they may attend.
Record Date, Notice and Quorum
All holders of record of our common stock as of the record date, which was the close of business on October 21, 2021, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were 114,898,733 shares of common stock outstanding and entitled to vote at the special meeting.
The presence in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy of our stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date. Pursuant to our bylaws, if a quorum is not present, the stockholders entitled to vote at the special meeting, present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, will have the power to adjourn the meeting without notice other than announcement at the meeting. The special meeting may also be adjourned for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
Required Vote
Completion of the mergers requires approval of the merger by the affirmative vote of the holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on the matter. Each stockholder is entitled to cast one vote on each matter presented at the special meeting for each share of common stock owned by such stockholder on the record date. Because the required vote for this proposal is based on the number of votes our holders of common stock are entitled to cast rather than on the number of votes cast, if you fail to vote by proxy or in person, or, in the event that the special meeting is held by means of remote communication, virtually (including by abstaining), or fail to instruct your broker on how to vote, such failure will have the same effect as voting against the proposal to approve the merger.
The approval of the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and the approval of the proposal regarding any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the mergers. For the purpose of each of these proposals, if you fail to vote by proxy or in person, or, in the event that the special meeting is held by means of remote communication, virtually, or fail to instruct your broker on how to vote, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the special meeting. Abstentions, while present for purposes of determining presence of a quorum, are not considered votes cast and therefore will have no other effect on the outcome of these proposals.
As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,265,316 shares of common stock, entitling them to exercise approximately 1.1% of the voting power of our common stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the common stock that they own in favor of the proposal to approve the merger, in favor of the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger and in favor of the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, although they have no obligation to do so.
Proxies; Revocation
Any of our stockholders of record entitled to vote may authorize a proxy to vote his, her or its common stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by appearing and voting at the special meeting in person, or, in the event that the special meeting is held by means of remote communication, virtually. If the shares of common stock that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
Any proxy may be revoked at any time prior to its exercise by voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on December 1, 2021, signing and returning another proxy card with a later date, provided we receive the updated proxy card before the date of the special meeting, or voting in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually. Attendance alone will not be sufficient to revoke a previously authorized proxy.
The Mergers (page 28)
Pursuant to the merger agreement, on the closing date, Merger Sub will merge with and into Company OP and the separate existence of Merger Sub will cease, and Company OP will be the surviving partnership in the partnership merger. We use the term Surviving Partnership in this proxy statement to refer to Company OP following the partnership merger effective time.
The partnership merger will become effective upon the filing of a certificate of merger with respect to the partnership merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed to by us and Parent and specified in the partnership merger certificate. We use the term partnership merger effective time in this proxy statement to refer to the time the partnership merger becomes effective.

Promptly following the partnership merger, Parent will merge with and into Columbia and the separate existence of Parent will cease, and Columbia will continue as the surviving entity in the merger. We use the term Surviving Company in this proxy statement to refer to Columbia following the effective time of the merger.
The merger will become effective upon the later of the acceptance for record of the articles of merger with respect to the merger by the State Department of Assessments and Taxation of Maryland, the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed to by us and Parent and specified in the articles of merger and certificate of merger. We use the term merger effective time in this proxy statement to refer to the time the merger becomes effective.
Recommendation of Our Board of Directors (page 38)
Our board of directors has unanimously:
•	approved the merger agreement;
•	declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Columbia and our stockholders; and
•
recommended that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

Opinion of Our Financial Advisor (page 40)
Opinion of Morgan Stanley & Co. LLC
At the September 6, 2021 meeting of our board of directors, Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to our board of directors dated September 6, 2021, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock.
The full text of the written opinion of Morgan Stanley, dated as of September 6, 2021, is attached to this proxy statement as Annex B and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion is directed to our board of directors, in its capacity as such, addresses only the fairness of the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement from a financial point of view to such holders as of the date of the opinion and does not address any other aspects or implications of the mergers. Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holder of shares of our common stock as to how to vote at the special meeting to be held in connection with the mergers or whether to take any other action with respect to the mergers. Morgan Stanley was not requested to opine as to, and its opinion did not in any manner address the relative merits of, the transactions contemplated by the merger agreement as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Columbia to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement.
Treatment of Common Stock (page 62)
The merger agreement provides that, at the merger effective time, each share of common stock (other than any of our shares of common stock owned by the Company as treasury stock, by any direct or indirect wholly owned subsidiary of the Company, by Parent or by any direct or indirect wholly owned subsidiary of Parent immediately prior to the merger effective time (the “excluded shares”), which will automatically be cancelled and retired and will cease to exist with no consideration being delivered in exchange therefor) issued and outstanding immediately prior to the merger effective time will automatically be converted into the right to receive an amount in cash equal to $19.30 (we refer to such amount as the merger consideration), subject to adjustment as described below.
Treatment of Equity Awards (page 62)
Restricted Share Awards. Immediately prior to the merger effective time, each award of restricted common stock granted under Columbia’s equity plan that is outstanding immediately prior to the merger effective time (we refer to each as a restricted share award) will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of common stock subject to the restricted share award immediately prior to the merger effective time multiplied by (2) the merger consideration, without interest and less any applicable withholding taxes and reduced to reflect the payment of REIT Dividends or Additional Dividends (which will be payable in respect of such restricted common stock), if any.
Performance Unit Awards. Immediately prior to the merger effective time, each performance unit award (we refer to each as a performance unit award) covering common stock granted under Columbia’s equity plan that is outstanding immediately prior to the merger effective time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of common stock subject to the performance unit award immediately prior to the merger effective time as determined based on the achievement of performance goals at the greater of (A) target performance and (B) actual performance through the latest practicable date prior to the closing date multiplied by (2) the merger consideration, without interest and less any applicable withholding taxes. Performance unit awards will not be entitled to receive REIT Dividends, Additional Dividends or Special Dividends, if any, and accordingly, the merger consideration payable in respect of the performance unit awards will not be reduced to reflect the payment of REIT Dividends or Additional Dividends.
Treatment of Interests in Company OP (page 63)
Company OP Common Units. In connection with the partnership merger, a number of common units of partnership interest of Company OP (each, a “Company OP Common Unit”) designated by Parent that are issued and outstanding and owned by Columbia immediately prior to the partnership merger effective time will remain outstanding as one common unit of partnership interest in the Surviving Partnership, and no payment will be made with respect thereto. All other Company OP Common Units that are issued and outstanding and owned by Columbia immediately prior to the partnership merger effective time will be automatically converted into the right to receive the Company OP Common Unit Payment Amount. Each Company OP Common Unit that is issued and outstanding and owned by a holder other than Columbia immediately prior to the partnership merger effective time will be automatically converted into the right to receive $19.30 in cash (the “Company OP Common Unit Payment Amount”).
Company OP Series A Preferred Units. In connection with the partnership merger, each Series A preferred common unit of partnership interest of Company OP (each, a “Company OP Series A Preferred Unit”) issued and outstanding and owned by a holder other than Columbia immediately prior to the partnership merger effective time will be automatically cancelled and converted into the right to receive $26.50 in cash (the “Company OP Series A Preferred Unit Payment Amount”). The holders of Company OP Series A Preferred Units have expressly waived their right to receive any Additional Dividends, Special Dividends or REIT Dividends to which they otherwise might be entitled.
Certain Dividends (page 63)
REIT Dividends
The merger agreement provides that, at the request of Parent, the Company may declare one or more special cash dividends (each, a “REIT Dividend”) to holders of shares of common stock (in an aggregate amount specified by Parent), payable immediately prior to the merger effective time. If we declare one or more REIT Dividends, the merger consideration will be decreased by an amount equal to the per share amount of such REIT Dividends, such that for each share of common stock, the holder will receive an aggregate of $19.30 in cash.
Special Dividends
The merger agreement provides that, at the request of Parent, Company OP may declare one or more special cash dividends (each, a “Special Dividend”) to holders of Company OP Common Units (in an aggregate amount specified by Parent), payable immediately prior to the partnership merger effective time. If Company OP declares one or more Special Dividends, the Company OP Common Unit Payment Amount will be decreased by an amount equal to the per unit amount of such Special Dividends, such that for each Company OP Common Unit, the holder will receive an aggregate of $19.30 in cash.
Additional Dividends
The merger agreement provides that the Company and/or Company OP may declare one or more additional dividends (each, an “Additional Dividend”) to holders of shares of common stock or holders of Company OP Common Units, as applicable, as may be necessary for Columbia or any of its subsidiaries to maintain our status as a REIT under the Internal Revenue Code of 1986 (the “Code”). If we declare one or more Additional Dividends, the merger consideration and/or the Company OP Common Unit Payment Amount, as applicable, will be decreased by an amount equal to the per share or per unit, as applicable, amount of such Additional Dividends, such that in the mergers, for each share of common stock or each Company OP Common Unit, as applicable, the holder will receive an aggregate of $19.30 in cash.
Financing (page 48)
Parent anticipates that the total funds needed to complete the merger and pay all amounts due under the merger agreement will be funded through a combination of (1) equity financing in the amount up to $1.32 billion to be provided by the Sponsors pursuant to the equity commitment letter described below, (2) debt financing in the amount up to $2.504 billion to be provided by the lenders described below pursuant to the debt commitment letter described below, (3) proceeds from the JV Sale transaction pursuant to the JV Sale Agreement described below and (4) our available cash on the closing date of the mergers.
Parent has obtained the equity commitment letter and the debt commitment letter and entered into the partnership interest purchase agreement, each as described in “The Mergers—Financing.” The funding under these commitment letters and the partnership interest purchase agreement is subject to certain conditions. The satisfaction of these conditions may not be within the control of the parties to the merger agreement. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters or the partnership interest purchase agreement fails to fund the committed amounts in breach of such commitment letters or the partnership interest purchase agreement or if the conditions to the commitments to fund the full amounts set forth in such commitment letters or the partnership interest purchase agreement are not met. The failure of Parent to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the mergers to be consummated. In that case, Parent may be obligated to pay a termination fee to the Company, as described under “The Merger Agreement—Termination Fees.” The Sponsors entered into a limited guarantee discussed below under “The Merger Agreement—Guaranty and Remedies” in favor of the Company to guarantee Parent’s payment obligations with respect to such termination fee. The Company also has certain rights to cause the Sponsors to fund its equity commitment to Parent.
The consummation of the mergers is not subject to any financing conditions, although funding of the financing is subject to the satisfaction of the conditions set forth in the commitment letters and the JV Sale Agreement under which the financing will be provided.
Equity Financing
Parent and Merger Sub have entered into an equity commitment letter with the Sponsors, dated September 7, 2021, pursuant to which the Sponsors have committed to contribute to Parent and Merger Sub, at or prior to the closing of the mergers, up to an amount equal to $1.32 billion. The Sponsors’ obligations to fund the equity financing contemplated by the equity commitment letter are generally subject to (1) all conditions to the obligations of Parent under the merger agreement to consummate the mergers having been satisfied or waived in accordance with the terms and conditions thereof, (2) the substantially concurrent consummation of the mergers in accordance with the terms and conditions in the merger agreement, (3) the prior or substantially concurrent receipt of the debt financing contemplated by the debt commitment letter and (4) the prior or substantially concurrent consummation of the JV Sale Transaction on terms and conditions in the JV Sale Agreement. See “The Mergers — Financing— Equity Financing” for additional information.
Debt Financing
On September 7, 2021, the Sponsors received a debt commitment letter from Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch and Citi (which refers to Citigroup Global Markets Inc., Citibank, N.A.,

Citigroup Global Markets Realty Corp., Citicorp USA, Inc., Citicorp North America, Inc., Citi Real Estate Funding Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated by the debt commitment letter) (collectively, the “Lenders”) to make and fund, upon the terms and subject to the conditions set forth in the debt commitment letter, multiple first mortgage loans and, in the discretion of the Lenders, mezzanine loans with an estimated aggregate principal amount of up to $2.504 billion (collectively, the “Loans”). The obligations to fund one or more Loans under the debt commitment letter are subject to certain conditions, as described in “The Mergers — Financing— Debt Financing.” The Lenders’ obligation to close and fund the Loans is further conditioned upon the payment of all fees and expenses then due and payable to the Lenders under the debt commitment letter.
JV Sale Transaction
Parent, Company OP, and Allianz have entered into a partnership interest purchase agreement, dated September 7, 2021 (the “JV Sale Agreement”), pursuant to which Company OP’s equity interests in Columbia REIT— University Circle, LP and Columbia REIT – 221 Main Street, LP will be sold to Allianz for an aggregate payment of $500.5 million in cash, with the net proceeds of such sale to be used to fund all or a portion of the Special Dividend and REIT Dividend. In the event that the merger agreement is terminated, the JV Sale Agreement will automatically terminate without further obligation of any party thereunder.
Allianz’s obligation to close is conditioned on consummation of the portion of the debt financing, consisting of the mortgage financing of the property known as 1800 M Washington D.C., delivery of customary closing documentation, no injunction or law that enjoins, prohibits or makes illegal the consummation of the JV Sale Transaction, and all conditions to the merger being satisfied or waived in accordance with the merger agreement.
Interests of Our Directors and Executive Officers in the Mergers (page 51)
Our directors and executive officers have certain interests in the mergers that are different from, or in addition to, the interests of our stockholders generally, including accelerated vesting of outstanding Columbia equity awards, potential severance benefits, and rights to ongoing indemnification and insurance coverage. See “The Mergers — Interests of Our Directors and Executive Officers in the Mergers” for additional information about interests that our directors and executive officers have in the mergers that are different than yours.
Restriction on Solicitation of Company Takeover Proposals (page 73)
Under the terms of the merger agreement, we and our subsidiaries are subject to restrictions on our ability to solicit any company takeover proposals (as defined in the section entitled “The Merger Agreement — Special Meeting”), including, among others, restrictions on our ability to furnish to any third parties any non-public information in connection with any company takeover proposal, or engage in any discussions or negotiations regarding any company takeover proposal, or propose or agree to do any of the foregoing. Subject to the terms of the merger agreement, we or our subsidiaries may furnish non-public information to, and engage in discussions or negotiations with, a third party if we receive an unsolicited bona fide written company takeover proposal from such third party after the date of the merger agreement and that did not result from a non-de minimis breach of our obligations described in the section entitled “The Merger Agreement — Restriction on Solicitation of Company Takeover Proposals,” and our board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined in the section entitled “The Merger Agreement — Restriction on Solicitation of Company Takeover Proposals”). Under certain circumstances and after following certain procedures and adhering to certain restrictions, we are permitted to terminate the merger agreement in order to enter into a definitive agreement relating to a superior proposal (subject to payment of the company termination fee (as described below)).
Conditions to the Mergers (page 80)
Completion of the mergers depends upon the satisfaction or waiver of a number of conditions, including, among others, that:
•	the merger must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter;
•
no order by any governmental entity has been entered and continues to be in effect and no law has been adopted that remains in effect or be effective, in each case, that prevents, enjoins, prohibits or makes illegal the consummation of the mergers;

•
our and Parent’s and Merger Sub’s respective representations and warranties in the merger agreement must be true and correct in the manner described under the section entitled “The Merger Agreement — Conditions to the Mergers”;

•
from the date of the merger agreement through the closing date, there must not have occurred a material adverse effect (as described in the section entitled “The Merger Agreement — Representations and Warranties”);

•
we, Company OP, Parent and Merger Sub must have performed and complied in all material respects with our and their respective covenants required by the merger agreement to be performed or complied with on or prior to the merger effective time; and

•
Parent must have received a tax opinion of our tax counsel, King & Spalding LLP, dated as of the closing date, concluding (subject to customary assumptions, qualifications and representations, including representations made by the Company and our subsidiaries in form and substance reasonably acceptable to Parent) that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with our taxable year ended December 31, 2003 through and including the merger effective time.

Termination of the Merger Agreement (page 81)
We and Parent may mutually agree to terminate and abandon the merger agreement at any time prior to the merger effective time, even after we have obtained the requisite vote of our stockholders to approve the merger.
Termination by either Columbia or Parent
In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement by written notice to the other at any time prior to the closing date, even after we have obtained the requisite vote of our stockholders to approve the merger, if:
•
the merger has not been consummated on or prior to 5:00 p.m., Eastern Time, on March 7, 2022 (the “End Date”), provided that the right to terminate the merger agreement under this bullet point will not be available to us or Parent if the primary cause of the failure of the merger to be consummated by the End Date was due to the material breach by us or Company OP (in the case of termination by us) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party under the merger agreement;

•
a governmental entity has issued an order, or a law has been enacted or promulgated, in each case after the date of the merger agreement, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order or law has become final and nonappealable, provided that the right to terminate the merger agreement under this bullet point will not be available to us or Parent if such order primarily resulted from the material breach by us or Company OP (in the case of termination by us) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party under the merger agreement; or

•	the special meeting (as it may be adjourned or postponed) at which a vote on the merger was taken has concluded and the requisite vote of our stockholders to approve the merger has not been obtained.
Termination by Columbia
We may also terminate the merger agreement by written notice to Parent at any time prior to the closing date, if:
•
Parent or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (1) if it occurred or was continuing to occur on the closing date, would result in a failure of our closing conditions under the merger agreement and (2) is either not curable or is not cured by the earlier of the End Date and the date that is forty-five (45) days following written notice from us to Parent of such breach, inaccuracy or failure, provided that we and Company OP are not then in breach of any representation, warranty, covenant or agreement contained in this merger agreement that would give rise to a failure of Parent’s closing conditions under the merger agreement;

•
prior to obtaining the requisite vote of our stockholders to approve the merger, after following certain procedures and adhering to certain restrictions, in order to enter into a definitive agreement relating to a superior proposal (subject to payment of the company termination fee (as described below)); or

•
(1) all of Parent’s and Merger Sub’s closing conditions under the merger agreement are satisfied (other than those conditions that by their nature are to be satisfied at the closing and that are then capable of being satisfied if there were a closing) or waived, (2) we have indicated in writing to Parent that all of Parent’s and Merger Sub’s closing conditions (other than those conditions that by their nature are to be satisfied at the closing and that are then capable of being satisfied if there were a closing) are satisfied, (3) Parent fails to consummate the transactions contemplated by the merger agreement by the date upon which Parent is required to consummate the closing under the terms of the merger agreement and (4) we have confirmed to Parent in writing that we are ready, willing and able to consummate the closing.

Termination by Parent
Parent may also terminate the merger agreement by written notice to us at any time prior to the closing date, if:
•
we or Company OP has breached or there is any inaccuracy in any of our representations or warranties, or if we or Company OP has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (1) if it occurred or was continuing to occur on the closing date, would result in a failure of our closing conditions under the merger agreement and (2) is either not curable or is not cured by the earlier of the End Date and the date that is forty-five (45) days following written notice from Parent to us of such breach, inaccuracy or failure, provided that Parent and Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this merger agreement that would give rise to a failure of our closing conditions under the merger agreement; or

•
prior to obtaining the requisite vote of our stockholders to approve the merger, our board effects a company adverse recommendation change in accordance with the requirements described below under “The Merger Agreement — Obligation of the Board of Directors with Respect to Its Recommendation”;

Termination Fees (page 82)
Termination Fee Payable by Columbia; Expense Reimbursement
We have agreed to pay a termination fee of $86 million, which we refer to as the company termination fee, to Parent if:
•	we terminate the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Columbia”;
•	Parent terminates the merger agreement pursuant to the provision described in the second bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”; or
•	all of the following requirements are satisfied:
○
prior to the special meeting to obtain the requisite vote of our stockholders to approve the merger, a company takeover proposal (substituting 50% for the 20% threshold set forth in the definition of “company takeover proposal” (a “qualifying transaction”)) has been publicly made and not withdrawn prior to the special meeting (or any adjournment or postponement thereof);

○
the merger agreement is terminated by us or Parent pursuant to provisions described in the first bullet point or the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either Columbia or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”; and

○
at any time on or before the 12-month anniversary of the termination referred to in the immediately preceding sub-bullet point, we or any of our subsidiaries completes or enters into a definitive agreement with respect to such qualifying transaction.

In the event the merger agreement is terminated by us or Parent pursuant to provisions described in the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either Columbia or Parent,” we have also agreed to reimburse Parent, Merger Sub and their respective affiliates for their reasonable documented out-of-pocket fees and expenses (including legal and other third-party advisor fees and expenses) incurred on or prior to the date of termination of the merger agreement in connection with the transactions contemplated under the merger agreement in an aggregate amount not to exceed $15 million, provided that if Parent also becomes entitled to receive a company termination fee, the amount paid by us as expense reimbursement to Parent, Merger Sub and their respective affiliates will be credited against the company termination fee.
Termination Fee Payable by Parent
Parent has agreed to pay a termination fee of $196 million, which we refer to as the parent termination fee, to the Company if (1) we terminate the merger agreement pursuant to the provisions described in the first bullet point or third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Columbia” or (2) either we or Parent terminate the merger agreement pursuant to provisions described in the first bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either Columbia or Parent” and, at such time, we had the right to terminate the merger agreement pursuant to the provision described in the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Columbia.”
Guaranty and Remedies (page 83)
In connection with the merger agreement, certain investment funds managed by Pacific Investment Management Company LLC (the “PIMCO Funds”) have entered into a guaranty in our favor to guarantee Parent’s payment obligations with respect to the parent termination fee under the merger agreement, subject to the terms and limitations set forth in the guaranty. The maximum aggregate liability of the PIMCO Funds under the guaranty will not exceed $196 million.
The merger agreement provides that the parties are entitled to specific enforcement, including specific enforcement of Parent’s and Merger Sub’s obligations to consummate the mergers. However, we and Company OP may only seek specific performance to require Parent or Merger Sub to consummate the mergers if certain conditions are met, including (1) Parent and Merger Sub’s closing conditions under the merger agreement (other than those conditions that by their nature are to be satisfied at the closing and that are then capable of being satisfied if there were a closing) have been satisfied or waived, (2) the joint venture sale transaction and debt financing contemplated in connection with the merger agreement have been funded or would be funded at closing if the equity financing contemplated in connection with the merger agreement were funded at the closing, (3) Parent and Merger Sub have failed to complete the closing by the date the closing is required under the merger agreement and (4) the Company has confirmed in writing that, if specific performance is granted and the joint venture sale transaction, debt financing and equity financing are funded, we will consummate the closing in accordance with the merger agreement. Under no circumstances will we be entitled to both a grant of specific performance and payment of the parent termination fee, and under no circumstances will Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance and payment of the company termination fee.
Regulatory Matters (page 55)
We are not aware of any material federal, state or foreign regulatory requirements or approvals that are required for the completion of either the merger or the partnership merger.
Related Sale Transactions (page 72)
From the date of the merger agreement until the earlier to occur of the termination of the merger agreement in accordance with its terms and the merger effective time, we and Company OP are required to use commercially reasonable efforts, and cause our respective subsidiaries to use commercially reasonable efforts, to provide such cooperation as is reasonably requested by Parent in connection with consummating the JV Sale Transaction (defined below) and Parent’s negotiating and consummating any other Divestiture Transaction or internal reorganizations or restructuring transactions, subject to certain limitations set forth in the merger agreement.
In connection with the mergers, Parent, Company OP, Allianz U.S. Private REIT LP (“Allianz US”), APKV US Private REIT LP (“APKV”) and AZ VERS US Private REIT LP (“AZ Vers” and together with Allianz US and

APKV, “Allianz”) entered into the JV Sale Agreement pursuant to which Company OP’s equity interests in Columbia REIT – University Circle, LP and Columbia REIT – 221 Main Street, LP will be sold to Allianz, subject to the occurrence of the partnership merger (which we refer to as the “JV Sale Transaction”), with the net proceeds of such sale to be used to fund all or a portion of the Special Dividend and REIT Dividend. In the event that the merger agreement is terminated, the JV Sale Agreement will automatically terminate without further obligation of any party thereunder.
A “Divestiture Transaction” refers to any transaction or proposed transaction involving the transfer, exchange or sale of any of our owned real property requested by Parent to occur in connection with closing, including certain transactions set forth in the disclosure schedules delivered in connection with the merger agreement.
No Dissenters’ Rights of Appraisal (page 87)
Holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the entire board, determines that the rights apply. Our board of directors has made no such determination. However, our stockholders can vote against the merger.
Litigation Relating to the Mergers (page 55)
Following announcement of the mergers, purported stockholders of the Company have filed four lawsuits relating to the mergers. These lawsuits are Frank Battaglia v. Columbia Property Trust, Inc., et al., No. 21-08553, filed in the United States District Court for the Southern District of New York; Jeffrey Justice v. Columbia Property Trust, Inc., No. 21-08328, filed in the United States District Court for the Southern District of New York; Shiva Stein v. Columbia Property Trust, Inc., No. 21-08252, filed in the United States District Court for the Southern District of New York; and Bradley Wasser v. Columbia Property Trust, Inc., et al., No. 21-05792, filed in the United States District Court for the Eastern District of New York. All four complaints name as defendants the Company and the Company’s board of directors. The Stein complaint names, in addition, Company OP. The complaints allege that all defendants have violated Section 14(a) of the Exchange Act, and rules promulgated thereunder, by filing with the SEC a false or misleading proxy statement in connection with the mergers. The complaints further allege that the individual defendants have violated Section 20(a) of the Act by causing the Company to file a false or misleading proxy statement. As relief, the complaints ask the Court, among other things, to enjoin the proposed mergers until or unless the defendants include certain additional information in the proxy statement, and seek an award of attorneys’ fees. The Company believes the lawsuits are without merit.
Material U.S. Federal Income Tax Consequences (page 55)
We intend to treat the distribution of the REIT Dividends and the Additional Dividends, if any, as a dividend distribution to holders of shares of common stock to the extent of Columbia’s current and accumulated earnings and profits. The receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of our common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Mergers — Material U.S. Federal Income Tax Consequences.”
Delisting and Deregistration of Our Common Stock (page 60)
If the merger is completed, our shares of common stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Market Price of Our Common Stock (page 84)
Our common stock is listed on the NYSE under the trading symbol “CXP.” On September 3, 2021, the last trading day prior to the date of the public announcement of the merger agreement, the reported closing price per share for our common stock on the NYSE was $16.54. On October 25, 2021, the last trading day before the date of this proxy statement, the reported closing price per share for our common stock on the NYSE was $19.15. You are encouraged to obtain current market quotations for our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS
The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed mergers. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Annex A.
Q:	What is the proposed transaction?
A:
The proposed transaction is the acquisition of Columbia and its subsidiaries, including Company OP, by the PIMCO Funds pursuant to the merger agreement. After the merger has been approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into Company OP, with Company OP continuing as the Surviving Partnership. Promptly following the partnership merger effective time, Parent will merge with and into Columbia, with Columbia continuing as the Surviving Company. The mergers will occur at the times provided in the merger agreement. For additional information about the mergers, please review with your advisors the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:	As a stockholder, what will I receive in the merger?
A:	For each outstanding share of common stock that you own immediately prior to the merger effective time, you will receive $19.30 in cash.
Q:	Will I receive dividends with respect to the common stock that I own?
A:
On September 15, 2021, we paid a regular quarterly dividend of $0.21 per share of common stock for the quarter ended September 30, 2021 to stockholders of record as of September 1, 2021. Under the terms of the merger agreement, subject to limited exceptions, including for Additional Dividends as may be necessary for Columbia or any of its subsidiaries to maintain its status as a REIT under the Code, if any, we may not declare or pay any other dividends to the holders of our common stock during the term of the merger agreement without the prior written consent of Parent.

However, at the request of Parent, the Company may declare one or more REIT Dividends to holders of shares of common stock, payable immediately prior to the merger effective time, and/or Company OP may declare one or more Special Dividends to holders of Company OP Common Units, payable immediately prior to the partner merger effective time. If we declare and pay any Additional Dividends, Special Dividends or REIT Dividends, the merger consideration and/or the Company OP Common Unit Payment Amount, as applicable, will be decreased by an amount equal to the per share or per unit, as applicable, amount of such Additional Dividends, Special Dividends or REIT Dividends, such that in the mergers, for each share of common stock or each Company OP Common Unit, as applicable, the holder will receive an aggregate of $19.30 in cash. For further information regarding the timing of the closing of the mergers, see “The Merger Agreement — Certain Dividends.”
Q:	When do you expect the mergers to be completed?
A:
If our stockholders vote to approve the merger, and assuming that the other conditions to the mergers are satisfied or waived, it is anticipated that the mergers will be completed as early as year-end 2021. Pursuant to the merger agreement, the closing of the mergers will take place on the third (3rd) business day after satisfaction or waiver of the conditions to the mergers described under “The Merger Agreement — Conditions to the Mergers” (other than those conditions that by their terms or nature are to be satisfied or waived at the closing of the mergers, but subject to the satisfaction or waiver of such conditions) (the “Condition Satisfaction Date”) or at such other date as mutually agreed to by the parties to the merger agreement. However, in the event a Divestiture Transaction contemplated under the merger agreement is pending on the Condition Satisfaction Date, Parent will have the right, by written notice to us on the Condition Satisfaction Date, to require that the closing will occur no earlier than January 10, 2022. Unless extended by mutual agreement, the merger agreement provides that either party may terminate the agreement if the merger has not been consummated on or prior to 5:00 p.m. Eastern Time on March 7, 2022 (subject to certain limitations and available remedies). For further information regarding the timing of the closing of the mergers, see “The Merger Agreement — Effective Times; Closing Date.”

Q:	What happens if the mergers are not completed?
A:
If the merger is not approved by our stockholders, or if the mergers are not completed for any other reason, our stockholders will not receive any payment for their shares of common stock pursuant to the merger agreement. Instead, Columbia will remain a public company, and our shares of common stock will continue to be registered under the Exchange Act and listed on the NYSE. Upon a termination of the merger agreement, under certain circumstances and pursuant to the terms of the merger agreement, we will be required to pay Parent the company termination fee. In certain other circumstances, Parent will be required to pay us the parent termination fee upon termination of the merger agreement.

Q:	If the mergers are completed, how do I obtain the merger consideration for my shares of common stock?
A:
Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the merger consideration. Shortly after the merger is completed, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	When and where is the special meeting?
A:	The special meeting will be held on December 2, 2021, at 9:30 a.m., New York time, at 315 Park Avenue South, New York, New York 10010.
As part of our precautions regarding the coronavirus or Covid-19, we may determine that the special meeting be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to participate in the special meeting via a press release issued by Columbia and made available on our website, www.columbia.reit.
Q:	Who can vote and attend the special meeting?
A:
All holders of record of our common stock as of the record date, which was the close of business on October 21, 2021, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date.

As part of our precautions regarding the coronavirus or Covid-19, we may determine that the special meeting be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to attend and participate at the meeting via a press release issued by Columbia and made available on our website, www.columbia.reit.
Q:	What vote of stockholders is required to approve the merger?
A:
Approval of the merger requires the affirmative vote of the holders of common stock entitled to cast a majority of all the votes entitled to be cast on the matter at the special meeting. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the proposal to approve the merger.

Q:
What vote of stockholders is required to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger?

A:
Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal.

Q:	What vote of stockholders is required to approve adjournments of the special meeting?
A:	Approval of any adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have no effect on the proposal.
Q:	Why is my vote important?
A:
If you do not authorize your proxy or voting instructions or vote in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually, it will be more difficult for us to obtain the necessary quorum to hold the special meeting. In addition, because the proposal to approve the merger must be approved by the affirmative vote of the holders of common stock entitled to cast a majority of all the votes entitled to be cast on the matter, your failure to authorize your proxy or voting instructions or to vote in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually, will have the same effect as a vote “AGAINST” the approval of the merger.

Q:	How does the merger consideration compare to the market price of Columbia’s common stock?
A:
The merger consideration of $19.30 per share represents a premium of approximately 17% over the closing price of our shares of common stock of $16.54 per share on September 3, 2021, the last trading day prior to the public announcement of the merger agreement, a premium of approximately 27% over the unaffected closing price of our shares of common stock of $15.18 on March 12, 2021, the last unaffected trading date for Columbia’s common stock prior to it being affected by Columbia’s announcement that Arkhouse Equities LLC had submitted to Columbia a notice of nomination of six candidates to stand for election to Columbia’s board of directors, and a premium of approximately 34% over the adjusted unaffected closing share price, as determined by measuring a market capitalization weighted price index of a select group of Columbia’s high barrier office REIT peers over the period between March 12, 2021 and September 3, 2021.

Q:	How does our board of directors recommend that I vote?
A:
Our board of directors recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

Q:	Why am I being asked to consider and cast a vote on the non-binding proposal to approve the merger-related compensation payable to our named executive officers?
A:
The SEC has adopted rules that require companies to seek a non-binding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger.

Q:	What will happen if stockholders do not approve the non-binding proposal to approve the merger-related compensation?
A:
The vote to approve the non-binding proposal to approve the merger-related compensation is a vote separate and apart from the vote to approve the merger. Approval of this proposal is a not a condition to completion of the mergers. The vote on this proposal is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the merger, in accordance with the terms and conditions applicable to such compensation.

Q:	Do any of Columbia’s directors and executive officers have any interest in the mergers that is different than mine?
A:
Our directors and executive officers have certain interests in the mergers that are different from, or in addition to, the interests of our stockholders generally, including accelerated vesting of outstanding Columbia equity awards, potential severance benefits, and rights to ongoing indemnification and insurance coverage. See “The Mergers — Interests of Our Directors and Executive Officers in the Mergers” for additional information about interests that our directors and executive officers have in the mergers that are different than yours.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement and the annexes attached to this proxy statement, please vote your shares of common stock or authorize a proxy to vote your shares of common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of common stock that you owned as of the record date.

Q:	How do I cast my vote?
A:
If you are a stockholder of record on the record date, you may vote at the special meeting or authorize a proxy to vote your shares at the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling 1-800-690-6903 or on the Internet at www.proxyvote.com. Telephone and Internet proxy authorization are available 24 hours a day until 11:59 p.m., Eastern Time, the day immediately prior to the special meeting. Have your proxy card with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card in the envelope provided. If you attend the special meeting, you may request a ballot when you arrive.

Q:	How do I cast my vote if my shares of common stock are held of record in “street name”?
A:
If you own shares of common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee, who can give you directions on how to vote your common stock. If you hold your shares of common stock through a broker, bank or other nominee and wish to vote in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	What will happen if I abstain from voting or fail to vote?
A:
With respect to the proposal to approve the merger, if you abstain from voting, fail to cast your vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger.

With respect to the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger and the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, if you abstain from voting, fail to cast your vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the special meeting.
Q:	How will proxy holders vote my common stock?
A:
If you properly authorize a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you properly authorize a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger. Pursuant to our bylaws and consistent with applicable law, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.
Q:	What happens if I sell my shares of common stock before the special meeting?
A:
If you held shares of common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for those shares. The right to receive such consideration when the merger becomes effective will pass to the person who at that time owns the shares of common stock you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?
A:
Yes. If you own common stock as a record holder on the record date, you may revoke a previously authorized proxy at any time before it is exercised by voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on December 1, 2021, signing and returning another proxy card with a later date, provided we receive the updated proxy card before the date of the special meeting, or voting in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you have instructed a broker to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the applicable instructions received from such broker to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger?
A:
We intend to treat the distribution of the REIT Dividends and the Additional Dividends, if any, as a dividend distribution to holders of shares of common stock to the extent of Columbia’s current and accumulated earnings and profits. The receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of our common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Mergers — Material U.S. Federal Income Tax Consequences.”

Q:	What rights do I have if I oppose the merger?
A:
If you are a stockholder of record on the record date, you can vote against the proposal to approve the merger. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise any such rights unless our board of directors, upon the affirmative vote of a majority of the entire board, determines that such rights apply. Our board of directors has made no such determination. See “No Dissenters’ Rights of Appraisal.”

Q:	Where can I find the voting results of the special meeting?
A:
We intend to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov.

Q:	Can I participate if I am unable to attend the special meeting?
A:
If you are unable to attend the meeting in person, or, in the event that the special meeting is held by means of remote communication, virtually, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet.

As part of our precautions regarding the coronavirus or Covid-19, we may determine that the special meeting be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how to attend and participate in the special meeting via a press release issued by Columbia and made available on our website, www.columbia.reit.

Q:	Have any stockholders already agreed to approve the merger?
A:	No. We have not been advised of any agreements between Parent, Merger Sub or the PIMCO Funds and any of our stockholders in which a stockholder has agreed to vote in favor of approval of the merger.
Q:	Where can I find more information about Columbia?
A:
We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on our website at www.columbia.reit. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. See “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
We will bear the cost of solicitation of proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees. We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for a fee of $25,000, plus reimbursement of out-of-pocket expenses. We also will request persons, firms and corporations holding common stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:	Who can help answer my other questions?
A:	If after reading this proxy statement you have more questions about the special meeting or the mergers, you should contact Innisfree, our proxy solicitor, as follows:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 825-8971
Banks and Brokers may call collect: (212) 750-5833
If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the documents that we incorporate by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements. These forward-looking statements include, among others, statements about the expected benefits of the mergers, the expected timing and completion of the mergers and the future business, performance and opportunities of Columbia. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:
•
risks associated with our ability to obtain the stockholder approval required to consummate the merger and the timing of the closing of the mergers, including the risks that a condition to closing will not be satisfied within the expected timeframe or at all or that the closing of the mergers will not occur;

•	the occurrence of any change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the merger agreement;
•	the outcome of legal proceedings that have been, and any additional legal proceedings that may be, instituted against the parties to, and others related to, the mergers and the merger agreement;
•
unanticipated difficulties or expenditures relating to the transaction, the response of business partners and competitors to the announcement of the transaction and/or potential difficulties in employee retention as a result of the announcement and pendency of the transaction;

•	restrictions on our ability to pay dividends pursuant to the merger agreement;
•
the limitation on our right to recover from Parent and Merger Sub an amount equal to the $196 million parent termination fee in circumstances in which such fee is payable, which may not be adequate to cover our damages;

•
risks affecting the real estate industry and the office sector, in particular (such as the inability to enter into new leases, dependence on tenants’ financial condition, and competition from other owners of real estate);

•	risks relating to lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by a significant tenant;
•	risks relating to our ability to maintain and increase property occupancy rates and rental rates;
•	adverse economic or real estate market developments in our target markets;
•	the risks of pandemics or other public health emergencies, such as the continued impact of the Covid-19 pandemic, including uncertainty surrounding implications of variants of the disease;
•
the impact of social distancing, shelter-in-place, border closings, travel restrictions, remote work trends and similar governmental and private measures taken to combat the spread of Covid-19 and related variants;

•	risks relating to the use of debt to fund acquisitions;
•	availability and terms of financing;
•	ability to refinance indebtedness as it comes due;
•	sensitivity of our operations and financing arrangements to fluctuations in interest rates;
•	reductions in asset valuations and related impairment charges;
•	risks relating to construction, development and redevelopment activities;

•	risks associated with joint ventures, including disagreements with, or misconduct by, joint venture partners;
•	risks relating to reduced demand for, or oversupply of, office space in our markets, including increased sublease availabilities;
•	risks relating to acquisition and disposition activities;
•	risks associated with our ability to continue to qualify as a real estate investment trust;
•	risks associated with possible cybersecurity attacks against us or any of our tenants;
•	potential liability for uninsured losses and environmental contamination;
•	potential adverse impact of market interest rates on the market price for our securities;
•	risks associated with natural disasters;
•	risks and uncertainties associated with potential legal and regulatory changes, including changes in tax, real estate, environmental, zoning and other laws and regulations; and
•	risks associated with our dependence on key personnel whose continued service is not guaranteed.
While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021, and our other filings with the SEC.

PROPOSAL 1

PROPOSAL TO APPROVE THE MERGER
We are asking our stockholders to vote on a proposal to approve the merger of Parent with and into Columbia.
For detailed information regarding this proposal, see the information about the mergers and the merger agreement throughout this proxy statement, including the information set forth in the sections entitled “The Mergers” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement.
Approval of the proposal to approve the merger requires the affirmative vote of the holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on the matter. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares of common stock will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 1. Because the required vote for this proposal is based on the number of votes our common stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the proposal to approve the merger.
Approval of this proposal is a condition to the completion of the mergers. In the event this proposal is not approved, the mergers cannot be completed and the merger agreement may be terminated.
Recommendation of the Board of Directors
Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve the merger.

PROPOSAL 2

PROPOSAL TO APPROVE THE MERGER-RELATED COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our stockholders to vote at the special meeting on an advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled “The Mergers — Interests of Our Directors and Executive Officers in the Mergers — Quantification of Payments and Benefits.”
The stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the mergers are completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the mergers, in accordance with the terms and conditions applicable to such compensation. Approval of this proposal is not a condition to the completion of the mergers.
We are asking our common stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Columbia Property Trust, Inc. (“Columbia”) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Columbia that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers — Interests of Our Directors and Executive Officers in the Mergers — Quantification of Payments and Benefits” beginning on page 54 (which disclosure includes the table required pursuant to Item 402(t) of Regulation S-K).”
Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares of common stock will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 2. An abstention (which will count as present for purposes of determining presence of a quorum) or failure to vote on this proposal (including failure to give voting instructions to your broker, bank or other nominee) will have no effect on the approval of this proposal, assuming a quorum is otherwise present at the special meeting.
Recommendation of the Board of Directors
Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger.

PROPOSAL 3

PROPOSAL TO APPROVE ADJOURNMENT OF THE MEETING
We are asking our stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
Approval of the proposal to approve any such adjournment of the special meeting requires the affirmative vote of a majority of the votes cast on the proposal. Approval of this proposal is a not a condition to the completion of the mergers. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares of common stock will be voted in accordance with the recommendation of our board of directors, which is “FOR” this Proposal 3. An abstention (which will count as present for purposes of determining presence of a quorum) or failure to vote on this proposal (including failure to give voting instructions to your broker, bank or other nominee) will have no effect on the approval of this proposal, assuming a quorum is otherwise present at the special meeting.
Pursuant to our bylaws, if a quorum is not present, the stockholders entitled to vote at the special meeting, present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, will have the power to adjourn the meeting without notice other than announcement at the meeting (subject to certain restrictions in the merger agreement, including that the special meeting generally may not be recessed, adjourned or postponed on more than two separate occasions and may not be recessed, adjourned or postponed by more than 10 business days on any such occasion without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed).
Recommendation of the Board of Directors
Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.

THE PARTIES TO THE MERGERS
Columbia Property Trust, Inc.
315 Park Avenue South
New York, New York 10010
(212) 687-0800
Columbia Property Trust, Inc. (“Columbia,” the “Company,” “we,” “us,” or “our”) is a Maryland corporation that operates as a REIT for federal income tax purposes and owns and operates commercial real estate properties. Columbia conducts business primarily through Company OP, a Delaware limited partnership of which Columbia is the general partner and majority owner (97.3%). Columbia acquires, develops, redevelops, owns, leases and operates real properties directly, through wholly owned subsidiaries or through joint ventures. Columbia’s website is www.columbia.reit. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. Our shares of common stock are listed on the NYSE under the symbol “CXP.” For additional information about the Company and our business, please refer to “Where You Can Find More Information.”
Columbia Property Trust Operating Partnership, L.P.
315 Park Avenue South
New York, New York 10010
(212) 687-0800
Columbia Operating Partnership, L.P. (“Company OP”) is a Delaware limited liability partnership. Columbia is the general partner and majority owner (97.3%) of Company OP, and includes the accounts of Company OP in our consolidated financial statements. In addition to differences in their respective ownership, the primary differences between Columbia and Company OP are as follows: Columbia owns one property directly and has made intercompany loans to subsidiaries of Company OP, and Columbia issues publicly traded common stock to investors (including employees and board members) and has engaged in share repurchases from time to time. Columbia has contributed the substantial majority of proceeds from sales of its shares of common stock to Company OP.
Panther Merger Parent, Inc.
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660
(949) 720-6000
Panther Merger Parent, Inc. (“Parent”) is a Delaware corporation and an affiliate of PMIT Operating LP, LVS III Holding LP, LVS IV Holding LP and OC III Holding LP (the “Sponsors”). Parent was formed solely for the purpose of acquiring us and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The Sponsors are affiliates of funds managed by Pacific Investment Management Company LLC (“PIMCO”). Pursuant to the merger agreement, on the closing date, Parent will merge with and into us, and we will continue as the surviving entity.
PIMCO is one of the world’s premier fixed income investment managers. With its launch in 1971 in Newport Beach, California, PIMCO introduced investors to a total return approach to fixed income investing. In the fifty years since, it has continued to bring innovation and expertise to its partnership with clients seeking the best investment solutions. Since launching its first opportunistic credit vehicles over fifteen years ago, PIMCO has significantly expanded in alternative credit and private markets. The firm invests globally across commercial and residential real estate equity and credit, performing and distressed corporate credit, and specialty finance markets – actively managing investments across the capital structure. In 2020, PIMCO and Allianz Real Estate combined their commercial real estate platforms, making it one of the largest in the world. On a combined basis, PIMCO manages approximately $190 billion in commercial real estate assets globally. Today PIMCO has offices across the globe and professionals united by a single purpose: creating opportunities for investors in every environment. PIMCO is owned by Allianz S.E., a leading global diversified financial services provider.

Panther Merger Sub, LLC
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660
(949) 720-6000
Panther Merger Sub, LLC (“Merger Sub”) is a Delaware limited liability company. Parent is currently the sole member of Merger Sub. Merger Sub was formed solely for purposes of facilitating the acquisition of the Company Operating Partnership and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, Merger Sub will merge with and into the Company Operating Partnership, and the Company Partnership will continue as the surviving entity.

THE SPECIAL MEETING
Date, Time and Purpose of the Special Meeting
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be exercised at a special meeting to be held on December 2, 2021, at 9:30 a.m., New York time. The special meeting will be held at 315 Park Avenue South, New York, New York 10010. The purpose of the special meeting is for you to consider and vote on the following matters:
1.	a proposal to approve the merger of Parent with and into Columbia;
2.	a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger; and
3.	a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
Pursuant to our bylaws and Maryland law, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting. The affirmative vote of holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on the matter is required to approve the merger and for the mergers to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.
As part of our precautions regarding the coronavirus or Covid-19, we may determine that the special meeting be held solely by means of remote communication rather than in person. If we take this step, we will announce the decision to do so in advance and provide details on how record holders may attend virtually and participate in the special meeting, via a press release issued by Columbia and made available on our website, www.columbia.reit.
Record Date, Notice and Quorum
All holders of record of our common stock as of the record date, which was the close of business on October 21, 2021, are entitled to receive notice of and attend and vote at the special meeting or any postponement or adjournment of the special meeting. Each stockholder will be entitled to cast one vote on each matter presented at the special meeting for each share of common stock that such holder owned as of the record date. On the record date, there were 114,898,733 shares of common stock outstanding and entitled to vote at the special meeting.
The presence in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy of our stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Abstentions will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date.
Required Vote
Completion of the mergers requires approval of the merger by the affirmative vote of the holders of shares of common stock entitled to cast a majority of all the votes entitled to be cast on the matter. Each stockholder is entitled to cast one vote on each matter presented at the special meeting for each share of common stock owned by such stockholder on the record date. Because the required vote for this proposal is based on the number of votes our holders of common stock are entitled to cast rather than on the number of votes cast, if you fail to vote by proxy or in person, or, in the event that the special meeting is held by means of remote communication, virtually (including by abstaining), or fail to instruct your broker on how to vote, such failure will have the same effect as voting against the proposal to approve the merger.
The approval of the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and the approval of the proposal regarding any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the mergers. For the purpose of each of these proposals, if you fail to vote by proxy or in person, or, in the event that the special meeting is held by means of remote communication, virtually, or fail to instruct your broker on how to vote, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the meeting. Abstentions, while present for purposes of determining presence of a quorum, are not considered votes cast and therefore will have no other effect on the outcome of these proposals.
In order for your shares of common stock to be voted, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet or vote in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually.
As of the record date, our directors and executive officers owned and are entitled to vote an aggregate of approximately 1,265,316 of our shares of common stock, entitling them to exercise approximately 1.1% of the voting power of our shares of common stock entitled to vote at the special meeting. Our directors and executive officers have informed us that they intend to vote the shares of common stock that they own in favor of the proposal to approve the merger, in favor of the proposal regarding the non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger and in favor of the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, although they have no obligation to do so.
Votes cast by proxy or in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually, will be counted by the person appointed by us to act as inspector of election for the special meeting. The inspector of election will also determine the number of shares of common stock represented at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy.
How to Authorize a Proxy
Holders of record of our common stock may vote or cause their shares to be voted by proxy using one of the following methods:
•	mark, sign, date and return the enclosed proxy card by mail;
•	authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or
•	appear and vote in person, or, in the event that the special meeting is held by means of remote communication, virtually, by ballot at the special meeting.
Regardless of whether you plan to attend the special meeting, we request that you authorize a proxy for your shares of common stock as described above as promptly as possible.
Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own shares of common stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your shares of common stock following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares of common stock. If you hold your shares of common stock through a broker, bank or other nominee and wish to vote in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days). Because the proposal to approve the merger requires the affirmative vote of the holders of common stock entitled to cast a majority of all the votes entitled to be cast on the matter, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to approve the merger. Because the approval of each of (1) the non-binding, advisory proposal regarding compensation and (2) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is otherwise present.
Proxies and Revocation
If you authorize a proxy, your shares of common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares of common stock will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:
•	voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on December 1, 2021;
•	signing and returning another proxy card with a later date, provided we receive the updated proxy card before the date of the special meeting;
•	voting in person at the special meeting, or, in the event that the special meeting is held by means of remote communication, virtually.
Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of common stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.
Pursuant to our bylaws and Maryland law, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.
Solicitation of Proxies
We will bear the cost of solicitation of proxies for the special meeting. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees, for which they will not receive additional compensation. We have engaged Innisfree to assist in the solicitation of proxies for a fee of $25,000, plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify Innisfree against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares of common stock in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if the holders of a sufficient number of shares of common stock are not present at the special meeting, in person, or, in the event that the special meeting is held by means of remote communication, virtually or by proxy, to constitute a quorum or if we believe it is reasonably likely that the merger will not be approved at the special meeting when convened on December 2, 2021, or when reconvened following any adjournment. Pursuant to our bylaws, if a quorum is not present, the stockholders entitled to vote at the special meeting, present in person, or, in the event that the special meeting is held by means of remote communication, virtually, or by proxy, will have the power to adjourn the meeting without notice other than announcement at the meeting. Any adjournments may be made to a date not more than 120 days after the original record date without notice (other than by an announcement at the special meeting), subject to certain restrictions in the merger agreement, including that the special meeting generally may not be recessed, adjourned or postponed on more than two separate occasions and may not be recessed, adjourned or postponed by more than 10 business days on any such occasion without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. See “Proposal 3 – Proposal to Approve Adjournment of the Meeting.”
In addition, at any time prior to convening the special meeting, we may postpone the special meeting for any reason without the approval of our stockholders to a date not more than 120 days after the original record date (subject to the restrictions in the merger agreement described above).

THE MERGERS
General Description of the Mergers
Under the terms of the merger agreement, the PIMCO Funds will acquire Columbia and our subsidiaries, including Company OP, through the merger of Parent with and into Columbia and the merger of Merger Sub with and into Company OP. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Company OP, with Company OP continuing as the surviving entity. Promptly following the effective time of the partnership merger, Parent will merge with and into Columbia, with Columbia continuing as the surviving entity.
Background of the Mergers
Columbia’s management and board of directors regularly review our performance and prospects in light of the current business, economic, capital markets and real estate environments, as well as developments in the office REIT sector and the opportunities and challenges facing participants in the office REIT sector. These reviews have included consideration, from time to time, of potential strategic alternatives, including potential acquisitions, dispositions, equity raises, debt issuances, stock buybacks, joint ventures and business combination transactions, as well as remaining an independent standalone company. The board of directors and management have also considered various challenges that we have faced as a public company, including the challenges currently facing the office REIT sector, including the impact of Covid-19 and government and private business responses to Covid-19.
In December 2020, Columbia received a non-public legal notice (the “nomination notice”) from Arkhouse Equities LLC and its affiliate Arkhouse Partners LLC (collectively, “Arkhouse”), a New York-based real estate private equity firm, setting forth Arkhouse’s intention to replace a majority of Columbia’s board of directors with Arkhouse’s competing slate of six nominees and accordingly control Columbia with its selected nominees. Arkhouse’s nomination notice and nominee paperwork stated that Arkhouse may seek to engage with management and the board of directors regarding transactions in which Arkhouse may seek to participate and potentially engage (as a purchaser or investor). Subsequent to Columbia’s receipt of the nomination notice, Mr. Mills and Gavriel Kahane, the chief executive officer of Arkhouse, met in person and telephonically on multiple occasions to discuss Arkhouse’s intentions with respect to Columbia.
On March 18, 2021, Columbia received a public, unsolicited, non-binding acquisition proposal from a consortium composed of Arkhouse Partners LLC, AS8888 LLC, an entity of The Sapir Organization (“Sapir) and 8F Investment Partners Pte. Ltd. (“8F” and together with Arkhouse and Sapir, the “Arkhouse Group”). The non-binding proposal stated that the Arkhouse Group was interested in acquiring all of the outstanding shares of common stock of Columbia for $19.50 per share in cash, subject to due diligence and other terms and conditions, and did not disclose whether committed financing had been secured for the proposed transaction or any terms thereof. In the weeks prior to the submission of the Arkhouse Group proposal, the members of the Arkhouse Group had entered into a cooperation arrangement seeking the election of a competing slate of six nominees for election to the Columbia board of directors at the 2021 annual meeting of stockholders (the “2021 annual meeting”), as previously proposed by Arkhouse, and the nominations remained outstanding at the time the Arkhouse Group publicly disclosed its proposal to acquire Columbia.
Following its receipt of the Arkhouse Group’s proposal, on March 18, 2021, the board of directors convened a meeting during which with Columbia’s financial advisor, Morgan Stanley & Co. LLC (“Morgan Stanley”), and counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) were present. At the meeting, representatives of Wachtell Lipton reviewed with the board of directors its fiduciary duties in considering the Arkhouse Group’s proposal. The board of directors, with representatives of Morgan Stanley and Wachtell Lipton, discussed the terms of the Arkhouse Group’s proposal, including the key terms and conditions of the proposal, the credibility and financing likelihood of the proposal given that the Arkhouse Group had not previously acquired an office REIT or any public company, and the likelihood that the proposal could result in a transaction with Columbia that would be in the best interests of the company and its stockholders. The board also discussed with management and advisors the business environment and pandemic-related considerations, including as to go-forward risks and implications for business opportunities. Following discussion, the board of directors instructed management and Columbia’s advisors to reach out to Arkhouse’s counsel to make inquiries regarding the Arkhouse Group’s proposal, in order to help facilitate the board of directors’ assessment and evaluation of the proposal, including requesting further information regarding the Arkhouse Group’s debt and equity financing sources and capabilities, and the business relationships among the consortium parties and their strategic intentions with respect to the proposal.

On March 24, 2021, at Columbia’s invitation, Mr. Kahane, Alex Sapir, president and chief executive officer of Sapir, and Stephane Farouze, chairman and founder of 8F, met with Nelson Mills, Columbia’s president and chief executive officer, and Constance Moore, chair of the Columbia board of directors. Also present at the meeting were representatives of each party’s advisors, including representatives of Morgan Stanley, Wachtell Lipton and legal advisors to the Arkhouse Group. In addition, representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”) attended the meeting as the Arkhouse Group’s intended financial advisor, subject to the parties agreeing to pursue a transaction on a friendly basis and entrance into an engagement letter with Goldman Sachs. Goldman Sachs was not ultimately engaged as financial advisor to the Arkhouse Group. At the meeting, Messers. Kahane, Sapir and Farouze reiterated their interest in entering into a transaction in which the Arkhouse Group would acquire all of the outstanding common stock of Columbia. Messers. Kahane, Sapir and Farouze praised the quality of Columbia’s real estate assets and explained that the Arkhouse Group was interested in becoming a long-term operator of office REIT assets. The representatives of the Arkhouse Group indicated that they would be prepared to provide further information on its debt and equity financing sources and the terms of such financing if Columbia agreed to enter into a confidentiality agreement with the Arkhouse Group in order to maintain the confidentiality of certain sensitive non-public financing-related information. During the meeting, Messers. Kahane, Sapir and Farouze noted that the consortium was also willing to engage in constructive discussions on withdrawing its slate of nominee directors at Columbia’s 2021 annual meeting if the parties continued to make progress in discussions with respect to the Arkhouse Group’s proposal to acquire Columbia.
Over the following days, Columbia and the Arkhouse Group, with the assistance of their respective counsel, negotiated the terms of a confidentiality agreement relating to Arkhouse’s financing information, which was executed on April 6, 2021.
On March 31, 2021, the board of directors convened a meeting, at which representatives of Morgan Stanley and Wachtell Lipton were present, to further discuss the proposal from the Arkhouse Group and to review and assess the office REIT environment and Columbia’s business prospects, outlook and strategic alternatives. During the meeting, representatives of Morgan Stanley provided the board of directors with an update on the most recent discussions with representatives of the Arkhouse Group and reviewed with the board of directors the terms of the Arkhouse Group’s proposal, valuation analyses of the Arkhouse Group proposal as well as market and analyst reactions to the proposal. Morgan Stanley also provided the board of directors with an overview of ongoing trends in the office REIT sector, reviewed Columbia’s stock performance and implied valuation relative to its peers and examined Columbia’s business outlook as well as certain forward-looking financial information prepared by Columbia’s management team for 2021 through 2024 and an illustrative forward share price analysis. Morgan Stanley also provided the board of directors with an overview of Columbia’s standalone and strategic alternatives, including a list of potential transaction counterparties and potential strategic growth transactions with various partners. At the meeting, the board of directors determined that Columbia should continue to finalize the confidentiality agreement with the Arkhouse Group and should make further inquiries with respect to the Arkhouse Group’s financing commitments in connection with its proposal to acquire the Company. The board of directors further determined that it would continue to evaluate the Arkhouse Group’s proposal and whether to proceed with a full strategic review process that would involve outreach to other potential transaction counterparties.
On April 7, 2021, the board of directors convened a meeting during which representatives of Morgan Stanley and Wachtell Lipton were present. During the meeting, management noted that since the public announcement of the Arkhouse Group’s proposal, Columbia’s management and members of the board of directors had engaged in discussions with certain Columbia stockholders, several of whom had indicated their preference to see Columbia commence a strategic review process, with outreach to other potential transaction parties, to fully assess its options. Representatives of Morgan Stanley provided the board of directors with an update on discussions with the Arkhouse Group, including the absence of committed financing. Representatives of Wachtell Lipton provided the board of directors with an overview of its fiduciary duties and of potential next steps, noting that the board of directors could decide to proceed to negotiate a definitive agreement with the Arkhouse Group, subject to a customary fiduciary termination right, or, alternatively, undertake a strategic review process involving outreach to other potential transaction counterparties before entering into any transaction, taking into account, among other things, the likelihood that the Arkhouse Group would be able to secure financing for its proposal and the likelihood that its proposal would be the best proposal the Company would expect to receive. Following discussion, the board of directors determined that Columbia should proceed with a strategic review process involving outreach to other potential counterparties while continuing to progress discussions with the Arkhouse Group.

On April 8, 2021, Columbia issued a press release announcing that it had commenced a review of its business, strategies and positioning, including undertaking a comprehensive strategic alternatives review process that would include outreach to, and identification of, potential transaction counterparties. Over the next few days, members of Columbia’s management and representatives of Morgan Stanley assembled a list of prospective counterparties to contact in connection with the strategic review process.
On April 15, 2021, representatives of Morgan Stanley commenced outreach to potential counterparties to solicit their interest in a potential transaction with Columbia. During this process, Morgan Stanley contacted 88 potential counterparties (including Arkhouse), including a wide range of strategic acquirers, private equity firms and other investment management firms, including parties that had independently expressed possible interest in engaging in a transaction with Columbia and Columbia’s existing joint venture partners.
On April 16, 2021, the board of directors convened a meeting, at which representatives of Morgan Stanley and Wachtell Lipton were present, to discuss updates on the strategic review process. Representatives of Morgan Stanley provided an update on the outreach process, noting that of the 88 parties contacted, over 20 parties had expressed interest in entering into a confidentiality agreement with Columbia in order to gain access to preliminary due diligence materials. A number of contacted parties declined to pursue the opportunity to consider a transaction with Columbia, citing various reasons including insufficient capital and lack of strategic interest in an investment in the office REIT sector. Morgan Stanley also noted that it had continued to engage with representatives of the Arkhouse Group’s potential financial advisor, Goldman Sachs, on the strategic review process. Representatives of Wachtell Lipton provided the board of directors with an update on recent conversations with counsel to the Arkhouse Group, including that the Arkhouse Group was continuing to review and assess its nominee slate for the 2021 annual meeting. Following discussion, the board of directors determined that Columbia’s management and advisors should continue to proceed with the strategic review process, including discussions with the Arkhouse Group, and to reconvene the following week to discuss further updates.
On April 23, 2021, the board of directors convened a meeting, with representatives of Morgan Stanley and Wachtell Lipton present, to further discuss the strategic review process. Wachtell Lipton noted that the Arkhouse Group had offered to withdraw its nominee slate for the 2021 annual meeting, subject to certain conditions, including being granted access to due diligence materials alongside other participants in the strategic review process. Representatives of Morgan Stanley provided the board of directors with an update on the outreach process, noting that a combination of strategic and financial bidders had expressed interest in Columbia and that bidders who had entered into a confidentiality agreement with Columbia would be granted access to an electronic data room containing preliminary due diligence materials. Following further discussion, the board of directors determined to authorize entry into the proposed transaction confidentiality agreement between Columbia and the Arkhouse Group, which, following negotiations between the parties, provided for, among other things, the withdrawal of the Arkhouse Group’s slate of nominees for the 2021 annual meeting. The board of directors also instructed its advisors and management to continue the strategic review process, with the board of directors to reconvene for a further update during the following week. On April 28, 2021, Columbia and the Arkhouse Group entered into a confidentiality agreement pursuant to which the Arkhouse Group agreed to withdraw its slate of nominee directors for election at the 2021 annual meeting and Columbia provided access to due diligence materials and an opportunity to participate in the strategic review process alongside other interested bidders.
During the period between April 19, 2021 and May 19, 2021, with the assistance of Wachtell Lipton, Columbia executed 35 confidentiality agreements with interested bidders. These confidentiality agreements generally included customary standstill provisions (which did not prohibit the bidders from privately requesting waivers of such provisions). In addition, during this period, members of Columbia’s management, together with representatives of Morgan Stanley, made available through the electronic data room, on a rolling basis, an anonymized list of due diligence questions that had been submitted by interested bidders and responses to these questions. In addition, Eastdil Secured, L.L.C. (“Eastdil”), a financial advisor retained by Columbia with expertise on real estate matters, was available to engage with bidders to further discuss diligence-related matters. Representatives of Morgan Stanley also periodically contacted interested bidders to discuss their evaluation of the Company in connection with the strategic review process and to answer diligence related questions.
On May 4, 2021, representatives of Morgan Stanley delivered a process letter to each of the 26 bidders who had entered into a confidentiality agreement with Columbia through that date, which letter provided for a first round bid deadline of June 2, 2021. Thereafter, representatives of Morgan Stanley delivered the process letter to each of the nine bidders who subsequently entered into confidentiality agreements with Columbia.

On May 5, 2021, the board of directors convened a meeting during which representatives of Morgan Stanley, Wachtell Lipton and J.P. Morgan Securities LLC (“JP Morgan”), a financial advisor to Columbia, were present to discuss updates on the strategic review process. Representatives of Morgan Stanley provided the board of directors with an update on the strategic review process, including the process letter that had been delivered to bidders and the confidentiality agreements that were still being negotiated and finalized among the remaining interested bidders. The board of directors instructed Columbia’s advisors to continue finalizing confidentiality agreements with interested bidders and agreed to reconvene for a further update on the status of the strategic review process later in May 2021. Columbia subsequently entered in a confidentiality agreement, dated May 12, 2021, with a subsidiary of a fund managed by PIMCO.
On May 19, 2021, the board of directors convened a meeting during which representatives of Morgan Stanley, Wachtell Lipton and JP Morgan were present to discuss updates on the strategic review process. Representatives of Morgan Stanley provided the board of directors with an update, including regarding the confidentiality agreements with interested parties. All bidders that had entered into a confidentiality agreement with Columbia had been provided access to the electronic data room and a copy of the process letter notifying them of the first round bid deadline. At that time, 55 potential transaction counterparties that had been contacted in connection with the strategic review process had declined to pursue a transaction with Columbia, citing various reasons including a lack of interest in investing in urban office assets, a lack of available capital to acquire a public company of Columbia’s size, possible interest in acquiring only a limited subset of Columbia’s assets but not in acquiring the company as a whole, or possible interest in participating in a transaction but not as a lead acquiror. Representatives of Morgan Stanley also provided the board of directors with an update on the due diligence process, including areas of focus of interested parties, and reviewed the performance of Columbia common stock since the public announcement of the Arkhouse Group’s takeover proposal. Following discussion, the board of directors determined to reconvene after first round bids were received.
On June 3, 2021, Sapir and 8F notified Columbia and its advisors that they had decided to withdraw from the Arkhouse Group and ceased pursuing or financing the proposed transaction with Columbia. The Arkhouse Group’s proposed debt financing source also withdrew its proposed financing commitment at an offer price of $19.50. Mr. Kahane separately conveyed to Morgan Stanley that Sapir and 8F had indicated that they might be prepared to proceed with a potential transaction, but at a reduced value of approximately $18.50 per share.
On June 5, 2021, the board of directors convened a meeting during which representatives of Morgan Stanley, Wachtell Lipton and JP Morgan were present to discuss updates on the strategic review process and the results of the first round bids. Of the 35 bidders that had entered into confidentiality agreements with Columbia, four had submitted written proposals to acquire Columbia and another four had submitted verbal indications of interest to acquire Columbia. The written proposals included offers to acquire Columbia ranging from approximately $15.93 per share in stock to $19.55 per share in cash, subject to various terms, conditions and contingencies. The verbal indications included proposals to acquire Columbia ranging from approximately $14.00 to approximately $18.35 per share in cash. In addition, four other bidders provided written or verbal indications of interest in certain specific assets of Columbia, but declined to provide proposals to acquire Columbia in its entirety. The Arkhouse Group did not submit a proposal prior to the first round bid deadline, but requested additional time to identify and secure new sources of debt and equity financing (following the decision of Sapir, 8F and its original financing source to withdraw from the process) and formalize a potential bid at $19.50 per share. Representatives of Morgan Stanley provided an overview of the terms of each written and verbal proposal, including economic terms, financing considerations, the strategic intentions of the interested bidders, due diligence requirements conveyed by the bidders, anticipated timing to negotiate and execute definitive documentation, and other terms, conditions and process matters. In addition, Morgan Stanley reviewed the performance of Columbia’s common stock since the public disclosure of the Arkhouse Group’s intention to nominate a competing slate of director nominees and reviewed financial analyses of the proposals submitted to Columbia, including in comparison to selected valuation reference points. Representatives of Morgan Stanley also provided an update on discussions with Arkhouse, including with respect to its potential new sources of financing. Following discussion, the board of directors determined to provide Arkhouse with additional time to submit a proposal at $19.50 per share and seek to obtain financing for its proposal while advancing the three other bidders, the PIMCO Funds and parties referred to as “Party A” and “Party B,” that had submitted the most attractive proposals, subject to their acknowledgement of Columbia’s valuation expectations, to a second round in which all four remaining participants would be permitted to conduct additional due diligence, including engaging in discussions with members of management, in connection with refining their proposals to acquire the Company.

On June 7, 2021, the remaining bidders were provided access to a second round data room that included additional due diligence materials relating to Columbia. On June 10, 2021, Arkhouse submitted commitment letters from its proposed equity financing sources and a preliminary unsigned commitment letter from its proposed debt financing source. During the period between June 7, 2021 and July 7, 2021, the remaining bidders conducted due diligence meetings with members of Columbia’s management and representatives of Morgan Stanley and Eastdil. Three of the four remaining bidders also conducted multiple onsite asset tours with members of Columbia’s management.
On June 21, 2021, representatives of Morgan Stanley delivered a second round process letter and a copy of a draft merger agreement prepared by Wachtell Lipton to each of the remaining bidders. The second round process letter requested markups of the merger agreement by July 7, 2021 and best and final bids by July 12, 2021.
On June 24, 2021, the board of directors convened a meeting to discuss the strategic review process, at which representatives of Morgan Stanley, Wachtell Lipton and JP Morgan were present. At the meeting, representatives of Morgan Stanley provided the board of directors with an update on the second round of the strategic review process, including an overview of ongoing diligence investigations, which included due diligence calls and additional information regarding Columbia’s joint ventures with Allianz and its acquisition of Normandy Real Estate Management, LLC, as well as feedback received from each of the four parties that had been advanced to the second round. Representatives of Morgan Stanley also reviewed the performance of Columbia’s common stock since the public disclosure of the Arkhouse Group’s intention to nominate a competing slate of director nominees and provided an overview of next steps, including the request to the remaining bidders to submit best and final offers by July 12, 2021. Mr. Mills also discussed with the board of directors potential business plan and strategic alternatives, including the sale of individual assets, share repurchases and other potential alternatives, as well as the ongoing impact of the Covid-19 pandemic in context of Columbia’s operations and strategic review process.
On June 30, 2021 Party A, which was one of the four bidders that had been advanced to the second round, communicated to representatives of Morgan Stanley a revised valuation proposal of “high seventeen dollars” per share, down from approximately $18.35 that had been verbally proposed following the initial round of bids, on the basis of its assessments, valuation frameworks and due diligence investigation of the Company. Thereafter, Party A ceased its evaluation of a potential transaction based on feedback to Party A that it would likely need to increase its revised proposal to make it competitive and attractive to Columbia. In early July 2021, Party B, another of the four bidders that had been advanced to a second round, communicated to representatives of Morgan Stanley a valuation of “high seventeen dollars” per share, reduced from Party B’s proposal of $19.55 per share that it had submitted in connection with the initial round of bids, based in part of its assessment of required capital expenditures and potential transaction costs. Thereafter, Party B ceased further due diligence of the Company and declined to submit a second round proposal based on feedback to Party B that it would likely need to increase its revised proposal to make it competitive and attractive to Columbia.
On July 7, 2021, the board of directors convened a meeting to discuss the strategic review process during which representatives of Morgan Stanley, Wachtell Lipton and JP Morgan were present. Representatives of Morgan Stanley discussed with the board of directors that Party A had provided feedback indicating that it was unable to further improve on its proposal and was expected to cease participating in the process, and that Party B’s interest in the transaction had also appeared to wane, with very limited due diligence conducted by Party B or other engagement by Party B in the transaction process. The two other remaining bidders, Arkhouse and the PIMCO Funds, remained actively engaged in the process, although both had indicated that they were under time pressure with respect to the July 12, 2021 second round bid deadline. The board engaged in a discussion regarding the transaction process and, based on the feedback from the remaining bidders, determined to extend the deadline for second round proposals to July 26, 2021 to provide the remaining bidders with additional time to finalize their second round bids.
Also on July 7, 2021, Arkhouse’s counsel submitted a markup of the draft merger agreement to Wachtell Lipton.
On July 18, 2021, representatives of Goldman Sachs indicated to Morgan Stanley that Goldman Sachs would be serving as a financial advisor, in addition to a potential financial source, to the PIMCO Funds.
On July 22, 2021, the PIMCO Funds’ counsel, Latham & Watkins, LLP (“Latham”), submitted a markup of the draft merger agreement to Wachtell Lipton.

On July 26, 2021, Arkhouse’s counsel submitted an updated markup of the draft merger agreement to Wachtell Lipton, and Arkhouse submitted a proposal to acquire Columbia for $19.50 per share in cash, but its proposal did not include any debt financing (whether committed or otherwise) and provided Columbia with limited recourse in the event Arkhouse failed to secure financing for the transaction. Arkhouse indicated that it was in the process of obtaining the required debt financing.
On July 28, 2021, the PIMCO Funds submitted a written proposal to acquire Columbia at $18.50 per share in cash, consistent with its first round proposal, which offer was not subject to financing contingencies. The PIMCO Funds’ proposal contemplated that Columbia would be permitted to pay its regular quarterly cash dividend for the third quarter, but would not be permitted to pay quarterly dividends thereafter.
On July 28, 2021, the board of directors convened a meeting to discuss the results of the second round bids, with representatives of Morgan Stanley, Wachtell Lipton and JP Morgan present. Of the four bidders invited to the second round, Arkhouse and the PIMCO Funds had submitted second round written proposals. Arkhouse had submitted a written proposal to acquire Columbia at $19.50 per share in cash, and the PIMCO Funds had submitted a written proposal with a value of $18.50 per share in cash. During the meeting, representatives of Morgan Stanley discussed with the board of directors in further detail the terms and conditions of each of the proposals and reviewed the performance of Columbia’s common stock since the public disclosure of the Arkhouse Group’s intention to nominate a competing slate of director nominees and other financial analyses. Representatives of Wachtell Lipton provided the board of directors with an overview of the proposed revisions to the merger agreement received from counsel to each of the PIMCO Funds and Arkhouse, including the terms and conditions proposed by each bidder, and explained that further discussions and negotiations would be needed before a definitive agreement could be reached with either party. Among the key differences between the Arkhouse and the PIMCO Funds markups were the proposed financing arrangements, the size of termination fees that would be payable by the parties upon termination of the agreements under certain circumstances, including, in the case of Arkhouse, a significantly lower reverse termination fee that would be payable by Arkhouse, as compared to the fee proposed by the PIMCO Funds, in the event of a termination of the merger agreement under certain circumstances, and, in the case of the PIMCO Funds, a proposal for a closing condition relating to receipt of certain waivers and consents from certain of Columbia’s contractual counterparties. Following discussion, the board of directors instructed representatives of Morgan Stanley to convey to the PIMCO Funds that Columbia would not proceed with a transaction with the PIMCO Funds based on their most recent proposal. The board of directors also agreed to provide Arkhouse with additional time to attempt to secure financing for its proposal.
Following the July 28, 2021 board of directors meeting, representatives of Morgan Stanley conveyed to the PIMCO Funds that Columbia was not prepared to engage further on their proposal unless the PIMCO Funds improved its value. Representatives of Morgan Stanley also conveyed to representatives of Arkhouse that Columbia was willing to allow Arkhouse to have some additional time to seek to secure financing for the transaction. Representatives of Morgan Stanley had engaged with Arkhouse’s proposed debt financing sources multiple times in the weeks leading up to the July 26, 2021 bid deadline, including a telephonic meeting on July 6, 2021.
On August 4, 2021, representatives of Morgan Stanley had a telephonic meeting with representatives of the PIMCO Funds and representatives of its financial advisor, Goldman Sachs, to discuss balance sheet assumptions and working capital matters relating to Columbia.
On August 6, 2021, following further discussions between Morgan Stanley, the PIMCO Funds and members of Columbia’s management, the PIMCO Funds submitted a revised proposal of $19.50 per share in cash, the terms of which allowed Columbia to pay its third quarter dividend but no quarterly dividends thereafter, which proposal would expire on August 10, 2021 if Columbia did not inform the PIMCO Funds that it would proceed with the PIMCO Funds’ proposal. Later that day, the board of directors convened a meeting, during which representatives of Morgan Stanley and Wachtell Lipton were present, to discuss the revised the PIMCO Funds proposal. The board of directors determined that Columbia should proceed to work with the PIMCO Funds to negotiate a potential transaction given that the PIMCO Funds had increased its proposal and Arkhouse’s proposal continued to not be fully financed and Arkhouse had not yet provided assurance that it would be able to secure financing for the transaction.
On August 9, 2021, representatives of Morgan Stanley reached out to representatives of the PIMCO Funds and communicated Columbia’s intention to move forward with a transaction at $19.50 per share, subject to certain requirements, including (1) removal of any closing conditions relating to third party waivers, (2) a “material adverse effect” definition acceptable to Columbia and (3) a lower termination fee payable by Columbia, and a higher reverse termination fee payable by Parent, than had been proposed by the PIMCO Funds.
On August 10, 2021, Wachtell Lipton sent a revised markup of the merger agreement to Latham. Over the next several days, the parties exchanged markups of the merger agreement and other definitive transaction documents, including drafts of the equity commitment letter and the limited guarantee from funds affiliated with the PIMCO Funds and a draft of the JV Sale Agreement pursuant to which Company OP’s equity interests in Columbia REIT – University Circle, LP and Columbia REIT – 221 Main Street, LP would be sold to Allianz, subject to and immediately prior the completion of the partnership merger, with the net proceeds of such sale to be used to fund all or a portion of the Special Dividend and REIT Dividend that would reduce, on a per share basis, the merger consideration. In addition, during the several days following August 10, 2021, representatives of the PIMCO Funds, Latham and Goldman Sachs also continued to conduct their due diligence review of Columbia. During this period, Arkhouse and representatives of Arkhouse contacted representatives of Morgan Stanley on multiple occasions, and these communications indicated that Arkhouse had not yet secured committed financing for a transaction.
On August 28, 2021, the board of directors convened a meeting during which representatives of Morgan Stanley, Wachtell Lipton and JP Morgan were present. At the meeting, Mr. Mills provided the board of directors with an update on the discussions and negotiations with the PIMCO Funds, noting that the PIMCO Funds had taken additional time to conduct further due diligence and negotiate the transaction documentation. Representatives of Wachtell Lipton provided the board of directors with an update on the status of the merger agreement and the other definitive agreements and the remaining open issues, including a proposal by the PIMCO Funds that any cash dividends paid to holders of common stock and Company OP Common Units (following the regular third quarter dividend), as well as certain special cash dividends that would be payable in connection with the closing of the transaction at the request of Parent, would reduce, on a dollar-for-dollar basis, the merger consideration and the Company OP Common Unit Payment Amount paid to such holders. Wachtell Lipton also reviewed with the board of directors the directors’ fiduciary duties with respect to the considering and approving the transaction. In addition, representatives of Morgan Stanley reviewed and discussed updated preliminary financial analyses with respect to Columbia and the potential transaction, including the performance of Columbia common stock since the public announcement of the Arkhouse Group’s takeover proposal, the Columbia Projections, as updated to reflect changes in the second quarter of 2021, an illustrative forward share price analysis of Columbia’s common stock, research analyst price and net asset value targets, comparable public companies analysis, net asset value analysis, discounted cash flow analysis, analyses of premiums paid in comparable precedent transactions and a take private analysis. The board of directors directed management and Columbia’s advisors to continue to seek resolution of the remaining outstanding issues with the PIMCO Funds’ proposal.
On August 30, 2021, representatives of the PIMCO Funds communicated to representatives of Morgan Stanley that the PIMCO Funds had completed its due diligence review and it intended to proceed with a transaction to acquire the Company, but revised its proposal to $19.25 per share in cash on the basis of its final due diligence review and ongoing uncertainty regarding the impact of Covid-19 on the office REIT sector.
On August 31, 2021, the board of directors convened a meeting, at which representatives of Morgan Stanley, Wachtell and JP Morgan were present, to discuss the PIMCO Funds’ revised proposal. Representatives of Morgan Stanley explained that in addition to the change in value of the PIMCO Funds’ proposal, the PIMCO Funds had also proposed a right for the PIMCO Funds to delay closing by 125 days from signing in order to provide time to complete any pending Divestiture Transactions and that the payment of one or more special cash dividends to holders of common stock and Company OP Common Units, which dividends would reduce, on a dollar-for-dollar basis, the merger consideration and the Company OP Common Unit Payment Amount paid to such holders. Representatives of Morgan Stanley explained to the board of directors that while the revised proposal lowered the consideration payable to stockholders, the revised offer was still attractive based on the preliminary financial analyses done by Morgan Stanley. In addition, representatives of Morgan Stanley informed the board of directors that Arkhouse had yet to provide Columbia with a fully financed proposal or assurance that it would be able to secure financing for its proposal. Following discussion, the board of directors instructed management and representatives of Morgan Stanley to convey to the PIMCO Funds that Columbia was prepared to accept a revised proposal, but requested a value greater than $19.25 per share and entry into, and announcement of, the transaction without any further delay.
During conversations on August 31, 2021, Mr. Mills and representatives of Morgan Stanley communicated to the PIMCO Funds that the board of directors was prepared to proceed with a transaction at a revised value, but requested additional value through a higher price and/or the ability to pay additional quarterly dividends if the closing of the transaction did not occur within the expected timeframe. The PIMCO Funds subsequently countered with a revised proposal of $19.30 per share in cash, without any ability for the Company to pay additional quarterly dividends, other than its third quarter dividend.
On September 1, 2021, the board of directors held a meeting to review the PIMCO Funds’ revised proposal. Following discussion with representatives of Morgan Stanley and Wachtell Lipton, the board of directors determined to accept the PIMCO Funds’ revised offer, subject to finalizing the merger agreement on a satisfactory basis and announcing the transaction in a timely manner.
Subsequent to the board of directors meeting, representatives of the PIMCO Funds, with the assistance of Latham, and representatives of Columbia, with the assistance of Morgan Stanley and Wachtell Lipton, negotiated and resolved the remaining open terms and finalized the merger agreement and other transaction documents.
On September 6, 2021, the board of directors convened a meeting to review the final terms of the merger agreement and transaction terms. At the direction of the board of directors, representatives of Morgan Stanley reviewed a letter summarizing its relationships with Columbia and the PIMCO Funds, which had previously been provided to the board of directors and was discussed at the meeting. Representatives of Morgan Stanley reviewed and discussed updated financial analyses with respect to Columbia and the potential transaction, including the performance of Columbia common stock, the Columbia Projections, an illustrative forward share price analysis, research analyst price and net asset value targets with respect to Columbia, comparable public companies analysis, net asset value analysis, discounted cash flow analysis, analyses of premiums paid in comparable precedent transactions and a take private analysis. Representatives of Wachtell Lipton provided the board of directors with a summary of the proposed final terms of the merger agreement and reviewed with the board of directors its duties under Maryland law. At the request of the board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to the board of directors dated September 6, 2021 that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock. For additional information regarding the fairness opinion of Morgan Stanley, see “— Opinion of Our Financial Advisor.”
Following discussion, during which the directors considered the matters reviewed and discussed at that meeting and prior meetings, including factors described under the section of this proxy statement entitled “— Reasons for the Mergers,” the board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Columbia and its stockholders, and unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement and recommended that stockholders approve the merger agreement.
Following the board of directors’ approval, the parties finalized the merger agreement and other transaction documents on September 6, 2021, and on September 7, 2021, prior to the opening of trading on the NYSE, Columbia, Company OP, Parent and Merger Sub executed and delivered the merger agreement and other transaction documents and the parties issued a joint press release announcing entry into the transaction.
Reasons for the Mergers
In reaching its decision to approve the merger agreement, declare the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Columbia and our stockholders and to recommend approval of the merger to our stockholders, the board of directors consulted with Columbia’s senior management team, as well as Columbia’s financial and legal advisors, and considered a number of factors, including the following material factors that the board of directors viewed as supporting its decision to approve the merger agreement, declare the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Columbia and our stockholders and to recommend approval of the merger to our stockholders:
•
the board of directors’ knowledge of our business, operations, financial condition, earnings and prospects, as well as the board of directors knowledge of our operating environment, including current and prospective economic and market conditions, including in light of the Covid-19 pandemic and its impact on the office real estate industry;

•
the board of directors’ belief, following a thorough year-long review of potential operating, strategic, financial and structural alternatives, that the merger was more favorable to our stockholders than any other alternative that was reasonably available to us, including remaining an independent public company;

•
the fact that Columbia conducted an extensive, publicly disclosed process to pursue a potential transaction, inviting 88 strategic and financial parties (including Arkhouse) to participate in the strategic process, 35 of which executed confidentiality agreements and eight of which provided indications of interest to acquire the Company, and the fact that in the course of that process, the merger consideration of $19.30 proposed by the PIMCO Funds in the merger presented the highest value for any actionable transaction proposal with committed financing that the Company received;

•
the current and historical trading prices of our common stock, and the fact that the merger consideration of $19.30 per share in cash represents a premium of approximately 17% over Columbia’s share price as of close of trading on September 3, 2021, the last trading day before we entered into the merger agreement, a premium of approximately 27% over Columbia’s unaffected closing share price as of close of trading on March 12, 2021, the last unaffected trading date for Columbia’s common stock prior to it being affected by Columbia’s announcement that Arkhouse Equities LLC had submitted to Columbia a notice of nomination of six candidates to stand for election to Columbia’s board of directors, and a premium of approximately 34% over the adjusted unaffected closing share price, as determined by measuring a market capitalization weighted price index of a select group of Columbia’s high barrier office REIT peers over the period between March 12, 2021 and September 3, 2021;

•
the fact that the merger consideration was the result of arm’s-length negotiations, which resulted in the PIMCO Funds increasing the merger consideration from its initial expression of interest at a price of $18.50 per share, and the board of directors’ belief that the merger consideration was the maximum price that the PIMCO Funds were willing to pay based on the Company’s extensive negotiations with the PIMCO Funds;

•
the board of directors’ belief that, in light of the PIMCO Funds’ recent strategic focus on acquiring real estate assets and substantial available capital, the PIMCO Funds were the acquirors likely to offer the highest price for Columbia;

•
the fact that the merger consideration is a fixed cash amount, providing our stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks, uncertainties and longer potential timeline for realizing equivalent value from Columbia’s standalone business plan, including in light of the ongoing Covid-19 pandemic, or possible strategic alternatives involving transactions in which all or a portion of the consideration would be payable in equity or involving portfolio transactions;

•	Columbia’s right under the merger agreement, in response to unsolicited acquisition proposals, to furnish information to and conduct negotiations with third parties in certain circumstances;
•
the board of directors’ right, under the merger agreement, to change, qualify, withhold, withdraw or modify its recommendation that our stockholders vote to approve the merger, subject to payment of a termination fee if Parent elects to terminate the merger agreement in such circumstances;

•
Columbia’s right to terminate the merger agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a superior proposal if the board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel that the superior proposal continues to constitute a superior proposal, upon payment of a termination fee;

•
the board of directors’ belief that the $86 million termination fee and the up to $15 million expense reimbursement payable by us in certain circumstances were reasonable and unlikely to unduly impede the ability of an interested third party to make a superior proposal;

•
the risks and uncertainties of remaining as an independent public company (including but not limited to risks and uncertainties relating to the continuing impact of the Covid-19 pandemic on office utilization and other relevant factors) and being able to enter into leases with attractive terms upon expiration of existing leases and to expand, or realize value from reducing, the size of Columbia’s portfolio through acquisitions, dispositions and/or development;

•
the high probability that the mergers would be completed based on, among other things, Parent’s financing commitments, the absence of a financing condition and the $196 million reverse termination fee payable to Columbia if the merger agreement is terminated in certain circumstances, which payment is guaranteed by funds affiliates of the PIMCO Funds;

•
the financial analysis of Morgan Stanley reviewed and discussed with the board of directors, and Morgan Stanley’s oral opinion, subsequently confirmed in writing by delivery of a written opinion to the board of directors dated September 6, 2021, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock (see “— Opinions of Our Financial Advisors”);

•
the terms and conditions of the merger agreement, which were reviewed by the board of directors with our financial and legal advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties; and

•
the fact that the merger would be subject to the approval of our stockholders, and our stockholders would be free to reject the merger by voting against the merger for any reason, including if a higher offer were to be made prior to the special meeting (subject to payment of up to $15 million in expenses reimbursement if the merger agreement is terminated because the special meeting has concluded and the requisite vote of our stockholders to approve the merger has not been obtained and in certain cases payment of a $86 million termination fee).

The board of directors also considered the following potentially negative factors in its consideration of the merger agreement and the merger:
•
the impact of the Covid-19 pandemic on the Company’s earnings and prospects during the period prior to entry into the merger agreement and the effect of that impact on the valuations ascribed to the Company by participants in its strategic review process relative to potential valuations that might be achieved and in the event the Covid-19 pandemic, or its impact on the office real estate industry, recedes over time;

•
the fact that, following the merger, Columbia will no longer exist as an independent public company and our existing stockholders will not participate in our future earnings or growth, including any earnings or growth that may be realized in the event the Covid-19 pandemic, or its impact on the office real estate industry, diminishes in the future; the fact that the mergers might not be consummated in a timely manner or at all, due to a failure of the conditions to the closing of the mergers;

•
the fact that during the Company’s strategic review process, it had received indications of interest from two potential counterparties, including Arkhouse, in excess of the merger consideration of $19.30 per share; however, Arkhouse did not propose a transaction that included committed financing and the other counterparty had decreased its offer and subsequently determined not to pursue a transaction with the Company;

•
our inability to solicit competing acquisition proposals and the possibility that the $86 million termination fee payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

•
the restrictions on the conduct of our business prior to the completion of the mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

•
the fact that the announcement and pendency of the transactions contemplated by the merger agreement, the failure to complete the mergers and/or actions that Columbia may be required, or Parent may be permitted, to take under the merger agreement could have an adverse impact on our existing and prospective business relationships with tenants and other third parties and on our employees;

•	the fact that an all-cash merger would be taxable to our shareholders for U.S. federal income tax purposes;
•
the fact that, under Maryland law and Columbia’s charter, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting shareholder in connection with the merger;

•
the significant costs involved in connection with entering into the merger agreement and completing the mergers and the substantial time and effort of management required to consummate the mergers and related disruptions to the operation of our business; and

•
the fact that some of our directors and executive officers have interests in the mergers that are different from, or in addition to, our stockholders generally (see “— Interests of Our Directors and Executive Officers in the Mergers”).

The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the board of directors. In reaching its decision to approve the merger agreement, declare the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Columbia and our stockholders and to recommend approval of the merger to our stockholders, the board of directors did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered.
The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the Board of Directors
Our board of directors has unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Columbia and our stockholders. Our board of directors recommends that you vote “FOR” the proposal to approve the merger, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, and “FOR” the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger.
Certain Unaudited Financial Projections
As a matter of general practice, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, we do not publicly disclose detailed projections as to our anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then- current fiscal year of certain expected financial results and operational metrics in our supplemental information packages and other investor materials.
However, in connection with the evaluation of a possible transaction, our management prepared certain forward-looking financial information for Columbia on a consolidated basis. In March 2021, our management team prepared certain forward-looking financial information for Columbia on a consolidated basis for 2021 through 2025, and this information was made available to our board of directors and to Morgan Stanley, as well as to representatives of participants in our strategic review process, including the PIMCO Funds, on a consolidated basis for 2021 through 2024. In June 2021, this information was updated to provide forward-looking financial information for Columbia on a consolidated basis for 2026, in addition to 2021 through 2025 (we refer to such information for 2021 through 2026 as the “Columbia Projections”). The Columbia Projections are summarized below. The Columbia Projections were provided to the board of directors and to Morgan Stanley for use in connection with its financial analyses and fairness opinion. The Columbia Projections were substantially consistent with the forward-looking financial information previously prepared in March 2021, with no changes to the projected cash flows from Columbia’s real estate assets, and with the differences being (1) a reduction in projected third-party capital under management for future speculative development projects (and associated development fee revenue) beginning in 2022 and (2) a change to the non-cash accounting treatment of Columbia’s projected 2022 capital expenditures that did not change projected cash flows. Given the minimal difference in projected cash flows between the two sets of projections and identical projected cash flows from real estate assets, our management believes the differences between the forward-looking financial information previously prepared in March 2021 and the Columbia Projections is immaterial.
These financial projections were not intended for public disclosure, and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public

Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles, or generally accepted accounting principles (“GAAP”). Neither our independent registered public accounting firm nor any other independent accountants have audited, compiled or performed any procedures with respect to these financial projections nor expressed an opinion or any form of assurance on these financial projections or their achievability, and they assume no responsibility for such projections. Summaries of these financial projections are included in this proxy statement only because the projections were made available to our board of directors, Morgan Stanley and/or representatives of participants in our strategic review process, including the PIMCO Funds, as described in this proxy statement. The inclusion of these financial projections in this proxy statement does not constitute an admission or representation by us that the information is material.
In the view of our management, these financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance at the time they were prepared. These financial projections have been included only to reflect information made available at the time of certain events and decisions to our board of directors, Morgan Stanley and/or representatives of participants in our strategic review process, including the PIMCO Funds, and are not facts and should not be relied upon as indicative of actual future results, and you are cautioned not to rely on these financial projections. Some or all of the assumptions that have been made in connection with the preparation of these financial projections may have changed since the respective dates they were prepared. Neither we nor any of our affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of these financial projections. Neither we nor any of our affiliates has updated, revised or corrected or intends to update, revise or correct, and each disclaims any obligation to update, revise or correct, these financial projections if any or all of them have become or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing these financial projections, which were prepared as of earlier dates.
These financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in our businesses or prospects since the time they were prepared, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and these financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved. These financial projections also reflect assumptions as to certain business decisions that are subject to change. In addition, our future financial performance may be affected by our ability to successfully implement a number of initiatives to improve our operations and financial performance and our ability to achieve strategic goals, objectives and targets over the applicable periods.
Because these financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. These financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. These financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and these financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Neither we nor our affiliates or advisors or any other person has made any representation to any of our stockholders or any other person regarding our actual performance compared to the results included in these financial projections. We have not made any representation to the PIMCO Funds or its affiliates or the funds it or they manage, in the merger agreement or otherwise, concerning financial projections.
These financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our public filings with the SEC. These financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the mergers or any other transactions contemplated by the merger agreement. Further, these financial projections do not take into account the effect of any failure of the mergers to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections
The following table summarizes the Columbia Projections, prepared in June 2021, which were provided to our board of directors and Morgan Stanley in connection with the evaluation of a possible transaction.
Summary of Projected Financial Information – Columbia Projections(1)
	12 Months Ending
	12/31/21	12/31/22	12/31/23	12/31/24	12/31/25	12/31/26
Property Cash NOI(2)	$200.5	$192.6	$213.6	$263.6	$264.9	$286.8
Adjusted EBITDA(3)	$185.0	$199.4	$217.8	$247.8	$240.3	$259.2
Normalized FFO per Share(4)	$1.26	$1.30	$1.35	$1.50	$1.37	$1.50
AFFO per Share(5)	$0.80	$0.67	$0.74	$1.16	$0.99	$1.19
Weighted Average Share Count(6)	118.0	118.2	118.4	118.5	118.7	118.9
Unlevered Free Cash Flow(7)	150.0	(107.9)	(66.8)	138.5	142.8	184.0
(1)	Amounts in millions, except per share amounts.
(2)	Property Cash NOI is defined as lease revenues, plus other property income, less property operating costs.
(3)
Adjusted EBITDA is defined as Property Cash NOI, plus: (i) management fee income, net, (ii) corporate general and administrative expenses, (iii) straight-line rental income and (iv) the net effect of above (below) market lease amortization.

(4)
Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts, represents net income (computed in accordance with GAAP), plus depreciation of real estate assets and amortization of lease-related costs, excluding gains (losses) on sales of real estate and impairment losses on real estate assets. Normalized FFO is defined as FFO adjusted for certain items that are not reflective of our core operations, including (i) strategic review costs and (ii) OP unit amortization expense.

(5)
Adjusted FFO (“AFFO”) represents Normalized FFO, adjusted to exclude: (i) straight-line rental income, (ii) the net effect of above (below) market lease amortization, (iii) stock-based compensation expense, (iv) non-cash interest expense and (v) non-cash operating lease expense; and adjusted to include the effect of (a) strategic review costs and (b) maintenance capital expenditures. Maintenance capital expenditures includes expenditures incurred to maintain the building structure and functionality and to lease space at our properties in their current condition, and excludes capital for recent acquisitions, first-generation leasing and all other types of investment capital.

(6)	Includes Company OP Series A Preferred Units.
(7)
Unlevered Free Cash Flow is defined as Adjusted EBITDA adjusted to include the effect of capital expenditures and net acquisitions; and adjusted to exclude straight-line rental income and the net effect of above (below) market lease amortization.

Certain of these financial projections were not prepared in accordance with GAAP, including Property Cash NOI, Adjusted EBITDA, Normalized FFO per Share, AFFO per Share and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Our calculation of non-GAAP financial measures may differ from others in the industry, and Property Cash NOI, Adjusted EBITDA, Normalized FFO per Share, AFFO per Share and Unlevered Free Cash Flow are not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures used in the these financial projections were relied upon by Morgan Stanley for purposes of its fairness opinion and by the board of directors in connection with its consideration of the mergers. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Morgan Stanley for purposes of its fairness opinion or by the board of directors in connection with its consideration of the mergers. Accordingly, we have not provided a reconciliation of the financial measures included in these financial projections above.
We do not intend to update or otherwise revise the above financial projections to reflect circumstances existing after the dates when they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited prospective financial information are no longer appropriate.
Opinion of Our Financial Advisor
Opinion of Morgan Stanley
We retained Morgan Stanley to provide us with financial advisory services in connection with the proposed merger. We selected Morgan Stanley to act as our financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, and its knowledge of the business and affairs of Columbia. As part of this engagement, our board of directors requested that Morgan Stanley evaluate the fairness from a financial point of view of the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement. On September 6, 2021, at a meeting of our board of directors, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion to our board of directors dated September 6, 2021, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock.
The full text of the written opinion of Morgan Stanley, dated as of September 6, 2021, is attached to this proxy statement as Annex B and is hereby incorporated into this proxy statement by reference in its entirety. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion and the summary of Morgan Stanley’s opinion below carefully and in their entirety. This summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion is directed to our board of directors, in its capacity as such, addresses only the fairness of the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement from a financial point of view to such holders as of the date of the opinion and does not address any other aspects or implications of the mergers. Morgan Stanley’s opinion was not intended to, and does not, constitute a recommendation to any holder of shares of our common stock as to how to vote at the special meeting to be held in connection with the mergers or whether to take any other action with respect to the mergers. Morgan Stanley was not requested to opine as to, and its opinion did not in any manner address the relative merits of, the transactions contemplated by the merger agreement as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor did it address the underlying business decision of Columbia to enter into the merger agreement or proceed with any other transaction contemplated by the merger agreement.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	reviewed certain publicly available financial statements and other business and financial information of Columbia;
•	reviewed certain internal financial statements and other financial and operating data concerning Columbia;
•	reviewed the Columbia Projections;
•	discussed the past and current operations and financial condition and the prospects of Columbia with our senior executives;
•	reviewed the reported prices and trading activity for our common stock;
•
compared our financial performance and the prices and trading activity of our common stock with that of certain other publicly-traded companies comparable with Columbia, and their respective securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	participated in certain discussions and negotiations among representatives of Columbia and Parent and certain other parties and their financial and legal advisors;
•
reviewed the merger agreement and the draft JV Sale Agreement, in each case, substantially in the form of the drafts dated September 4, 2021, and the draft equity financing and debt commitment letters (the “Commitment Letters”), in each case, substantially in the form of the drafts dated September 5, 2021, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Columbia, and formed a substantial basis for its opinion. With respect to the Columbia Projections, Morgan

Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of the future financial performance of Columbia and Morgan Stanley expressed no opinion on such projections. In addition, Morgan Stanley assumed that the mergers and the other transactions contemplated by the merger agreement would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent would obtain equity and debt financing in accordance with the terms set forth in the Commitment Letters and that the transactions contemplated by the JV Sale Agreement would be consummated immediately prior to the closing of the mergers; provided, however, Morgan Stanley expressed no opinion as to the terms of such equity and debt financing or the terms or conditions upon which it is obtained and Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith, including the JV Sale Agreement. Morgan Stanley also assumed that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Columbia and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Columbia’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of our common stock in the transaction. Morgan Stanley also expressed no opinion as to the relative fairness of any consideration to be paid pursuant to the merger agreement to holders of any other equity securities of Columbia or Company OP. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Columbia, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to our board of directors dated September 6, 2021. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
For purposes of Morgan Stanley’s opinion and the analyses described below, the merger consideration was assumed to be $19.30 per share in cash and did not take into account the $0.21 per share regular quarterly cash dividend that Columbia paid on September 15, 2021 to holders of shares of common stock, Company OP Common Units and Company OP Series A Preferred Units.

Research Analyst Price Targets and NAV Targets
Morgan Stanley reviewed available public market trading price targets for our common stock by four equity research analysts that provided a price target for Columbia prior to September 3, 2021. Morgan Stanley reviewed the most recent price target published by each of the analysts prior to such date. These targets reflect each analyst’s estimate of the future public market trading price of our common stock at the time the price target was published. Based on this review, Morgan Stanley noted that the equity research analysts had the following range of price targets, as compared to the merger consideration of $19.30 per share:
Research Analyst Price Targets	Per Share Merger Consideration
$18.00 to $19.50	$19.30
Morgan Stanley also reviewed available equity research analyst estimates of net asset value (which we also refer to as NAV) per share of common stock of Columbia prior to September 3, 2021. Morgan Stanley reviewed the most recent estimates of net asset value per share published by three of the same analysts that published price targets prior to such date. Based on this review, Morgan Stanley noted that the equity research analysts had the following range of estimates of net asset value per share of common stock of Columbia, as compared to the merger consideration of $19.30 per share:
Research Analyst NAV Per Share Estimates	Per Share Merger Consideration
$20.60 to $25.98	$19.30
The public market trading price targets and estimates of net asset value per share published by equity research analysts do not necessarily reflect current market trading prices for our common stock, and these targets and estimates are subject to uncertainties, including the future financial performance of Columbia and future financial market conditions. Moreover, the net asset value per share estimates published by equity research analysts typically do not account for the costs required to execute a merger. Such costs include transfer taxes, debt breakage costs, compensation costs trigged by a change of control, the liquidation preference due to the holders of the convertible perpetual preferred units of our Company OP in excess of any per share merger consideration, professional and advisory fees, and other miscellaneous costs. Morgan Stanley estimated these costs at a range of $3.07 to $3.50 per share.
Comparable Public Companies Analysis
Morgan Stanley reviewed and compared certain publicly available and internal financial information, publicly available and internal ratios and publicly available market multiples relating to Columbia with equivalent publicly available data for companies that share similar business characteristics with Columbia to derive an implied equity value reference range for Columbia. Morgan Stanley reviewed the following publicly-traded companies (which we refer to as selected companies): Boston Properties, Inc., Douglas Emmett, Inc., Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Paramount Group, Inc., SL Green Realty Corp. and Vornado Realty Trust.
For purposes of this analysis, Morgan Stanley analyzed certain statistics for each of these companies for comparison purposes, including the ratios of share price to consensus Wall Street research analyst (which we refer to as Street consensus) estimated funds from operations, which we refer to as FFO, for calendar year 2022 and share price to Street consensus estimated adjusted funds from operations, which we refer to as AFFO, for calendar year 2022. Morgan Stanley also analyzed for each of these companies the premium or discount represented by the ratio of share price to Street consensus estimated NAV per share and the capitalization rate implied by each of these companies’ share prices and Green Street’s estimates of net operating income over the next 12 months. The multiples, ratio and implied capitalization rate for each of the selected companies were calculated using their respective closing prices on September 3, 2021 and were based on the most recent publicly available information, Street consensus estimates, and Green Street estimates as of September 3, 2021. Morgan Stanley derived a range for each metric using the mean value for each statistic for the applicable comparable companies as a midpoint and setting a range using (1) 1.0x above and below that midpoint for share price to 2022 estimated FFO and share price to 2022 estimated AFFO, (2) 5% above and below the midpoint for the premium or discount of share price to Street consensus estimated NAV per share and (3) 0.25% above and below the midpoint for the Green Street implied capitalization rate. Morgan Stanley selected these ranges based on its professional judgment after reviewing the selected companies’ ranges for each metric and the historical ranges of Columbia for each metric.

Morgan Stanley then used these multiple and percentage ranges to derive separate implied per share equity value reference ranges for Columbia using each of the metrics reviewed by applying the range derived from the comparable companies for each metric to the corresponding Company metrics. For the ratio of share price to estimated NAV per share, Morgan Stanley applied the percentage range to both Street consensus NAV per share for Columbia and our management’s estimated NAV per share for Columbia. The following table reflects the results of this analysis:
	Range		Implied Per Share Equity Value Range
	Low	High	Low	High
Price / 2022E FFO	12.3x	14.3x	$15.79	$18.36
Price / 2022E AFFO	17.2x	19.2x	$18.55	$20.71
Premium / Discount to the mean Street consensus estimated NAV	(36)%	(26)%	$14.55	$16.81
Premium / Discount to our management’s estimated NAV	(36)%	(26)%	$15.46	$17.86
Implied Capitalization Rate	6.5%	6.0%	$17.57	$19.69
Based on this analysis, Morgan Stanley derived the following selected implied per share equity value reference range for Columbia based on lowest and highest values across the implied per share equity value reference ranges for each metric set forth above. This analysis indicated the following implied per share equity value reference range for a share of common stock of Columbia, as compared to the merger consideration of $19.30 per share:
Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$14.55 to $20.71	$19.30
No company utilized in the comparable company analysis is identical to Columbia. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond Columbia’s control, such as the impact of competition on Columbia and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Columbia or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or medium) is not in itself a meaningful method of using comparable company data.
Net Asset Value Analysis
Morgan Stanley analyzed the value of Columbia as a function of the net value of its assets. Morgan Stanley based its net asset value analysis on our management’s estimates of asset value as of June 30, 2021. Morgan Stanley calculated the estimated net asset value per share of common stock of Columbia by applying a range of 5% above and below management’s estimates of asset value for its operating real estate (implying market capitalization rates as of June 30, 2021 of 4.7% to 5.2% on 2022 estimated net operating income of $193.1 million) and 10% above and below management’s estimates of asset value for its development in progress, which ranges were selected based on, among other factors, asset quality, location, current and projected occupancy levels, research capitalization rates, development risk (where applicable), and discussions with management of Columbia. Morgan Stanley added the estimated value of Columbia’s cash, investment management and asset management platform and other tangible assets from our balance sheet and deducted debt and other liabilities from the aggregate value of Columbia’s assets. Additionally, Morgan Stanley deducted the estimated costs required to consummate the mergers. An implied per share equity value reference range for Columbia was then calculated based on the range of our net asset values derived from such analysis divided by the number of fully diluted shares of common stock outstanding as of August 30, 2021. This analysis indicated the following implied per share equity value reference range for each share of common stock of Columbia, net of estimated transaction costs, as compared to the merger consideration of $19.30 per share:
Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$18.55 to $22.76	$19.30
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to imply a value of a company by calculating the present value of estimated future unlevered free cash flows and terminal value of the company. The “unlevered free cash flows” or “free cash flows” refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt-servicing costs. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and non-controlling interests is subtracted and outstanding cash is added to arrive at an equity value. The equity value is then divided by the number of fully diluted shares of common stock, in order to arrive at an implied equity value per share.
Morgan Stanley calculated ranges of implied equity values per share of common stock, based on a discounted cash flow analysis utilizing Company management projections.
The unlevered free cash flows from June 30, 2021 through the end of 2025 were discounted to present value using a range of discount rates from 6.6% to 7.7% representing Columbia’s weighted average cost of capital. The weighted average cost of capital was determined utilizing the capital asset pricing model to calculate Columbia’s cost of equity and utilizing Columbia’s current weighted average interest rate on its current indebtedness to calculate Columbia’s cost of debt.
Morgan Stanley then calculated a range of implied terminal enterprise values of Columbia as of December 31, 2025 by applying a range of implied exit capitalization rates of 5.6% to 6.2% to the forecasted net operating income of Columbia for the 12 months ending December 31, 2026. The range of capitalization rates was selected using the mean Green Street implied capitalization rate for the comparable selected companies as of September 3, 2021 at the high end and for the five year period ending September 3, 2021 at the low end. The implied terminal enterprise value of Columbia was then discounted to present value using a range of Columbia’s weighted average cost of capital as the discount rates. This present value of the implied terminal enterprise value of Columbia was then added to the implied present value of the unlevered free cash flows as described above, subtracting outstanding debt and non-controlling interests and adding outstanding cash as of June 30, 2021, and dividing by the number of fully diluted shares of common stock as of August 30, 2021, all as provided by Columbia’s management.
This analysis implied the following range for Columbia’s common stock, as compared to the merger consideration of $19.30 per share:
Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$16.75 to $21.14	$19.30
Premiums Paid Analysis
Using publicly available information, Morgan Stanley reviewed the terms of selected public company precedent transactions announced since 2000, in which the targets were publicly traded U.S. office real estate investment trusts and the transaction value was at least $500 million (excluding related-party transactions). All transactions that Morgan Stanley found that satisfied the foregoing criteria were included in the premiums paid analysis.
Selected Precedent Transactions
Transaction Announcement Date	Target	Acquiror
March 2019	TIER REIT, Inc.	Cousins Properties Incorporated
July 2018	Forest City Realty Trust, Inc.	Brookfield Asset Management Inc.
June 2017	Parkway, Inc.	Canada Pension Plan Investment Board
June 2017	First Potomac Realty Trust	Government Properties Income Trust
April 2016	Parkway Properties, Inc.	Cousins Properties Incorporated
September 2013	Thomas Properties Group, Inc.	Parkway Properties, Inc.
April 2013	MPG Office Trust, Inc.	Brookfield Office Properties Inc.
November 2012	Mission West Properties, Inc.	Divco West Acquisitions, LLC / TPG Capital L.P.
November 2007	American Financial Realty Trust	Gramercy Capital Corp.
July 2007	Republic Property Trust	Liberty Property Trust
May 2007	Crescent Real Estate Equities Company	Morgan Stanley Real Estate
November 2006	Equity Office Properties Trust	The Blackstone Group
November 2006	Columbia Equity Trust, Inc.	JP Morgan Chase Bank, N.A.

Transaction Announcement Date	Target	Acquiror
August 2006	Glenborough Realty Trust Incorporated	Morgan Stanley Real Estate
August 2006	Reckson Associates Realty Corp.	SL Green Realty Corp./Reckson Management/Marathon Asset Management, LLC
June 2006	Trizec Properties, Inc.	Brookfield Properties Corporation / The Blackstone Group
March 2006	CarrAmerica Realty Corporation	The Blackstone Group
December 2005	Arden Realty, Inc.	General Electric Corporation
October 2005	Prentiss Properties	Brandywine Realty Trust / The Prudential Insurance Company of America
June 2005	CRT Properties, Inc.	DRA Advisors LLC
January 2004	Great Lakes REIT	Aslan Realty Partners II, L.P.
August 2001	Oxford Properties Group	Ontario Municipal Employees Retirement System
Morgan Stanley calculated the premiums paid in these transactions over the applicable unaffected stock price of the acquired company (i.e., the amount by which the price that the purchaser paid for the shares of the target exceeded the unaffected market price of such shares), which represents the volume weighted average stock price for the ten trading days ending five trading days prior to the announcement of such precedent transactions, or ending five trading days prior to the last unaffected trading date for the target for precedent transactions in which market rumors or other relevant news impacted the target’s share price prior to transaction announcement. Morgan Stanley noted that the mean of the premiums paid in these precedent transactions was 17%.
Based on the results of this analysis and the premiums paid in precedent transactions as outlined above, Morgan Stanley applied a premium range of 10% to 22% based on the observed fourth quartile and first quartile, respectively, to the last unaffected price for Columbia’s common stock of $15.18 on March 12, 2021, the last unaffected trading date for Columbia’s common stock prior to it being affected by Columbia’s announcement that Arkhouse Equities LLC had submitted to Columbia a notice of nomination of six candidates to stand for election to Columbia’s board of directors, which resulted in the following implied common stock equity value range of Columbia, as compared to the merger consideration of $19.30 per share:
Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$16.77 to $18.52	$19.30
No company or transaction utilized in the premiums paid analysis is identical to Columbia or the mergers. The fact that points in the range of implied value per share of Columbia derived from the valuation of premiums paid in precedent transactions were less than or greater than the consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the merger, but is one of many factors Morgan Stanley considered.
Private Buyer Analysis
Morgan Stanley performed a hypothetical take-private analysis to determine the prices at which a financial sponsor might effect a leveraged buyout of Columbia under current market conditions assuming two different hypothetical buyers: a highly leveraged buyer and a core-plus buyer. In preparing this analysis, Morgan Stanley utilized the projections prepared by the management of Columbia and calculated net operating income from June 30, 2021 through December 31, 2025. Morgan Stanley based its analysis on the projections provided by our management and assumed a December 31, 2025 exit at a range of market capitalization rates of 5.1% to 5.3%. In addition, Morgan Stanley assumed: (1) for its analysis of each of the hypothetical highly leveraged buyer and the hypothetical core-plus buyer, that (A) the acquisition occurred on June 30, 2021 based on June 30, 2021 financial statements, (B) the buyer assumes the mortgage for the Market Square property at a 1% assumption cost, (C) 50% savings relative to our management’s projections in general and administrative expenses, (D) a 4.5-year hold period and (E) the potential impact of any property tax resets are disregarded, (2) for its analysis of the hypothetical highly leveraged buyer, that (A) the buyer incurs new commercial mortgage-backed securities debt in connection with the transaction in an aggregate principal amount resulting in a loan-to-value ratio of 50% for Columbia’s properties owned in joint ventures with Allianz and 75% for the remainder of Columbia’s properties, (B) the buyer incurs approximately $415 million in costs in connection with the transaction and (C) the buyer is targeting a levered internal rate of return of 15% to 17% and (3) for its analysis of the hypothetical core-plus buyer, that (A) the buyer assumes Columbia’s outstanding unsecured notes, (B) the buyer incurs new commercial mortgage-backed securities debt in connection with the transaction in an aggregate principal amount resulting in a loan-to-value ratio of approximately 50% for Columbia’s properties owned in joint ventures with Allianz and 55% for the remainder of Columbia’s properties, (C) the buyer incurs approximately $335 million in costs in connection with the transaction and (D) the buyer is targeting a levered internal rate of return of 10% to 12%. Based upon these assumptions, Morgan Stanley calculated the following implied per share equity value reference range for our common stock, as compared to the merger consideration of $19.30 per share:
Implied Per Share Equity Value Reference Range
Highly Levered Buyer	Core-Plus Buyer	Per Share Merger Consideration
$14.65 to $17.43	$17.25 to $20.44	$19.30
Historical Stock Price
Morgan Stanley reviewed our stock price performance during the 52 weeks ending September 3, 2021, and volume weighted average stock price during the 30-trading day and 90-trading day periods ending March 12, 2021, the last unaffected trading date for Columbia’s common stock prior to it being affected by Columbia’s announcement that Arkhouse Equities LLC had submitted to Columbia a notice of nomination of six candidates to stand for election to Columbia’s board of directors. Based on this review, Morgan Stanley noted that the Columbia common stock had traded in the following ranges over the applicable 52-week period ending September 3, 2021, and the 30-trading day and 90-trading day periods ending March 12, 2021, as compared to the merger consideration of $19.30 per share:
52 Weeks Ending September 3, 2021 (excluding the period following March 12, 2021)	52 Weeks Ending September 3, 2021 (including the period following March 12, 2021)	30-Trading Day Period Ending March 12, 2021	90-Trading Day Period Ending March 12, 2021	Per Share Merger Consideration
$10.11 to $15.41	$10.11 to $19.49	$14.37	$13.96	$19.30
General
Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of these analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Columbia.
In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of Columbia and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Columbia, or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of Columbia. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement, and in connection with the delivery of its opinion as of September 6, 2021 to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which our shares of common stock might actually trade.
The merger consideration was determined through arm’s-length negotiations between Columbia and Parent and was unanimously approved by our board of directors. Morgan Stanley did not recommend any specific form or amount of merger consideration to us or our board of directors, or that any specific merger consideration constituted the only appropriate consideration for the merger. Morgan Stanley was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of Columbia to proceed with or effect the mergers or the likelihood of consummation of the mergers, nor does it address the relative merits of the mergers as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, express an opinion or a recommendation as to how any holder of shares of our common stock should vote at the special meeting to be held in connection with the mergers, or as to any other action that a holder of shares of our common stock should take relating to the mergers.
Morgan Stanley’s opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve the mergers and other transactions contemplated by the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the merger consideration or of whether our board of directors would have been willing to agree to different merger consideration.
Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Parent or any of its affiliates, Columbia or any other company, or any currency or commodity, that may be involved in the mergers, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors and officers may have committed and may commit in the future to invest in private equity funds managed by affiliates of Parent.
Under the terms of its engagement letter, Morgan Stanley provided our board of directors with financial advisory services and a financial opinion, and we have agreed to pay Morgan Stanley an aggregate fee equal to approximately $33 million, $3 million of which has already been paid for Morgan Stanley’s delivery of its fairness opinion and other financial advisory services, and the remaining portion of which is payable upon the closing of the mergers. We have also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in performing its services. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley’s engagement.
Morgan Stanley has provided financial advisory and financing services to Columbia and its affiliates and, in the two years prior to August 19, 2021, received fees of approximately $5 million to $15 million in the aggregate in connection with such services. Morgan Stanley has provided financial advisory and financing services to the PIMCO Funds and their majority-controlled affiliates identified by Morgan Stanley and, in the two years prior to August 19, 2021, received fees of approximately $5 million to $15 million in connection with such services. Morgan Stanley has advised us that it may also seek in the future to provide financial advisory and financing services to Columbia, the PIMCO Funds or their respective affiliates and would expect to receive fees for the rendering of those services. The information disclosed in this paragraph is based upon information provided to us by Morgan Stanley.
Financing
Parent anticipates that the total funds needed to complete the mergers, including the funds needed to:
•	pay our stockholders the amounts due to them under the merger agreement;
•	pay holders of partnership common units and partnership preferred units the amounts due to them under the merger agreement;
•	make payments in respect of equity or other incentive compensation obligations to be paid in connection with the transactions contemplated by the merger agreement;
•	refinance, terminate, discharge or pay off certain existing indebtedness as contemplated by the merger agreement; and
•	pay related costs and expenses of the mergers,

will be funded through a combination of:
•	equity financing in the amount up to $1.32 billion to be provided by the Sponsors pursuant to the equity commitment letter described below;
•	debt financing in the amount up to $2.504 billion to be provided by the Lenders (defined below) pursuant to the debt commitment letter described below;
•	proceeds from the JV Sale transaction pursuant to the JV Sale Agreement described below; and
•	our available cash on the closing date of the mergers.
Parent has obtained the equity commitment letter and the debt commitment letter and entered into the partnership interest purchase agreement, each as described below. The funding under these commitment letters and the partnership interest purchase agreement is subject to certain conditions, including conditions that do not relate directly to the merger agreement. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters or the partnership interest purchase agreement fails to fund the committed amounts in breach of such commitment letters or the partnership interest purchase agreement or if the conditions to the commitments to fund the full amounts set forth in such commitment letters or the partnership interest purchase agreement are not met. The failure of Parent to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the mergers to be consummated. In that case, Parent may be obligated to pay a termination fee to the Company, as described under “The Merger Agreement—Termination Fees.” The Sponsors entered into a limited guarantee discussed below under “The Merger Agreement —Guaranty and Remedies” in favor of the Company to guarantee Parent’s payment obligations with respect to such termination fee.
The Company also has certain rights to cause the Sponsors to fund its equity commitment to Parent.
The consummation of the mergers is not subject to any financing conditions, although funding of the financing is subject to the satisfaction of the conditions set forth in the commitment letters and the JV Sale Agreement under which the financing will be provided.
Equity Financing
Parent and Merger Sub have entered into an equity commitment letter with the Sponsors, dated September 7, 2021, pursuant to which the Sponsors have committed to contribute to Parent and Merger Sub, at or prior to the closing of the mergers, up to an amount equal to $1.32 billion.
The Sponsors’ obligations to fund the equity financing contemplated by the equity commitment letter are generally subject to (1) all conditions to the obligations of Parent under the merger agreement to consummate the mergers having been satisfied or waived in accordance with the terms and conditions thereof (2) the substantially concurrent consummation of the mergers in accordance with the terms and conditions in the merger agreement, (3) the prior or substantially concurrent receipt of the debt financing contemplated by the debt commitment letter and (4) the prior or substantially concurrent consummation of the JV Sale Transaction on terms and conditions in the JV Sale Agreement (provided that this clause (4) condition will not limit the ability of the Company to seek to enforce the equity funding obligation if the parties are concurrently seeking enforcement of the obligation of the Buyer under the JV Sale Agreement).
The obligation of the Sponsors to fund the equity financing commitment will automatically terminate with respect to a specific Sponsor, upon payment of its applicable portion of the obligation and, with respect to all Sponsors, upon the earliest to occur of (1) closing of the merger, (2) termination of the merger agreement in accordance with its terms and (3) assertion by the Company or Company OP of a claim against a Sponsor, Sponsor affiliate or Parent affiliate under or in connection with the merger agreement, other than a claim (i) against Parent or Merger Sub pursuant to and in accordance with the merger agreement, (ii) against one or more Sponsors pursuant to and in accordance with the terms of the guarantee, (iii) against the counterparty to the Confidentiality Agreement pursuant to and in accordance with the terms thereof or (iv) against any party to the JV Sale Agreement pursuant to and in accordance with the terms thereof.
Debt Financing
On September 7, 2021, the Sponsors received a debt commitment letter from Goldman Sachs Bank USA, Deutsche Bank AG, New York Branch and Citi (which refers to Citigroup Global Markets Inc., Citibank, N.A., Citigroup Global Markets Realty Corp., Citicorp USA, Inc., Citicorp North America, Inc., Citi Real Estate Funding

Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated by the debt commitment letter) (collectively, the “Lenders”) to make and fund, upon the terms and subject to the conditions set forth in the debt commitment letter, multiple first mortgage loans and, in the discretion of the Lenders, mezzanine loans with an estimated aggregate principal amount of up to $2.504 billion (collectively, the “Loans”). The “Borrower” refers to existing or to-be-formed special-purpose, bankruptcy-remote, single-member Delaware limited liability companies that will own the properties that will secure the Loans (the “Properties”).The Loans for various Properties or groups of Properties will consist of multi-asset commercial mortgage-backed securities, single-asset commercial mortgage-backed securities and balance sheet loans. In the Lenders’ sole discretion, either before or after closing, all or any of the Loans may be bifurcated into mortgage loans and one or more levels of mezzanine debt secured by direct and/or indirect equity interests in the mortgage borrower.
The debt commitment letter permits the Lenders to terminate the obligations to fund one or more Loans under the debt commitment letter in certain circumstances, including, but not limited to:
•
if the parties have been unable to successfully complete each Lender’s customary know-your-customer due diligence, anti-financial crime compliance approvals and client on-boarding procedures, and the applicable Lender has given notice of such failure at least thirty (30) days prior to the anticipated closing date (however, the Lenders will have at least sixty (60) days after the date of the debt commitment letter to complete such diligence before being required to deliver notice of such failure);

•	the Lenders’ commitment expires on January 7, 2022, subject to the option of Parent, in its sole discretion (subject to the payment of certain fees), to exercise up to two 30-day extension periods;
•
the Lenders’ commitment will terminate upon the filing of any petition of bankruptcy, insolvency or reorganization by or against the Sponsor, Parent, any guarantor under the loan documents or any direct or indirect subsidiary of Parent or the Sponsor holding a direct or indirect interest in any borrower (however, if any there is a petition of bankruptcy, insolvency or reorganization with respect to any Borrower, the Lenders’ commitment will not be terminated if 100% of the loan amount allocated to the Property or Properties owned by the relevant Borrower has been reserved in the form of cash or a letter of credit and such Borrower and Property or Properties are separated from the other Borrowers and Properties in accordance with the debt commitment letter); and

•
if the principal amount of the loans has been reduced, due to provisions in the debt commitment letter permitting the principal amount of the loans to be decreased to account for special reserves or other factors, in an amount in excess of $500 million.

The obligation of the Lenders to make the Loans is subject to certain conditions, including, but not limited to:
•	the accuracy in all material respects of Sponsor and Property-level financial statements and rent rolls;
•	no material adverse effect (as defined in the merger agreement) having occurred;
•	no event or condition having occurred which would give Parent the right to terminate its obligations under the merger agreement;
•	entry into loan documents reasonably satisfactory to the Lenders, Borrower and Sponsor, as applicable;
•	the accuracy of certain specified representations and warranties in the merger agreement and the loan documents;
•
the Loans must be secured by first mortgages or deeds of trust on the Borrowers’ fee and/or leasehold interest in the Property, personal property and fixtures and, in the case of any mezzanine loans, pledges of equity interests, as well as collateral assignments of operation licenses, leases, management agreements and other agreements relating to the Property (and, to the extent a material portion of any Property is a leasehold interest, the ground lease must contain financeability provisions satisfactory to rating agencies and to the Lenders and satisfactory estoppel letters must be provided);

•	the Loans must satisfy minimum appraised value, underwritten net cash flow and loan to value ratio levels as set forth in the debt commitment letter; and
•
the organizational documents of the Borrowers and their appropriate constituent entities must satisfy applicable rating agency requirements, including single purpose provisions and separateness covenants, and the Borrowers must deliver bankruptcy remoteness and non-consolidation opinions satisfactory to the Lenders and in accordance with rating agency requirements.

To the extent there exists prior to the closing of the Loans any material defects, material environmental conditions or shortfalls of the Lenders’ required due diligence (other than with respect to “know-your-customer” diligence and related matters, as described above), including ground lease matters, title matters, condominium matters or casualty or condemnation matters, or any Property otherwise would not meet customary securitization and/or syndication standards, the Lenders may establish special reserves at closing, and such special reserves may impact the total amount of loan proceeds available at closing. The Lenders’ obligation to close and fund the Loans is further conditioned upon the payment of all fees and expenses then due and payable to the Lenders under the debt commitment letter.
JV Sale Transaction
Parent, Company OP and Allianz have entered into a partnership interest purchase agreement, dated September 7, 2021 (the “JV Sale Agreement”), pursuant to which Company OP’s equity interests in Columbia REIT— University Circle, LP and Columbia REIT – 221 Main Street, LP will be sold to Allianz for an aggregate payment of $500.5 million in cash, with the net proceeds of such sale to be used to fund all or a portion of the Special Dividend and REIT Dividend. In the event that the merger agreement is terminated, the JV Sale Agreement will automatically terminate without further obligation of any party thereunder.
Allianz’s obligation to close is conditioned on consummation of the portion of the debt financing, consisting of the mortgage financing of the property known as 1800 M. Washington D.C., delivery of customary closing documentation, no injunction or law that enjoins, prohibits or makes illegal the consummation of the JV Sale Transaction, and all conditions to the merger being satisfied or waived in accordance with the merger agreement terms.
Interests of Our Directors and Executive Officers in the Mergers
In considering the recommendation of our board of directors to vote in favor of the proposal to approve the merger, our stockholders should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to our stockholders that the merger agreement be approved. Such interests are described below. The merger will be a “change in control” for purposes of the executive compensation and benefit plans and agreements described below.
Our executive officers who are named executive officers for purposes of the discussion below are E. Nelson Mills (Chief Executive Officer and President), James A. Fleming (Executive Vice President—Chief Financial Officer), Jeffrey K. Gronning (Executive Vice President—Chief Investment Officer), Kevin A. Hoover (Executive Vice President—Portfolio Management) and Wendy W. Gill (Senior Vice President—Chief Accounting Officer). We do not have any executive officers who are not named executive officers.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	The relevant price per share of our common stock is $19.30, which is the per share merger consideration;
•	The effective time as referenced in this section occurs on October 1, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and
•
The employment of each of our named executive officers was terminated by Columbia without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the merger and on the assumed date of the effective time of October 1, 2021.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the merger.

Treatment of Outstanding Equity Awards
Restricted Share Awards
Immediately prior to the merger effective time, each restricted share award granted under Columbia’s equity plan that is outstanding immediately prior to the merger effective time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of common stock subject to the restricted share award immediately prior to the merger effective time multiplied by (2) the merger consideration, without interest and less any applicable withholding taxes and reduced to reflect the payment of REIT Dividends or Additional Dividends (which will be payable in respect of such restricted common stock), if any.
Performance Unit Awards
Immediately prior to the merger effective time, each performance unit award covering common stock granted under Columbia’s equity plan that is outstanding immediately prior to the merger effective time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of common stock subject to the performance unit award immediately prior to the merger effective time as determined based on the achievement of performance goals at the greater of (A) target performance and (B) actual performance through the latest practicable date prior to the closing date multiplied by (2) the merger consideration, without interest and less any applicable withholding taxes. Performance unit awards will not be entitled to receive REIT Dividends, Additional Dividends or Special Dividends, if any, and, accordingly, the merger consideration payable in respect of the performance unit awards will not be reduced to reflect the payment of REIT Dividends or Additional Dividends.
See the section entitled “Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger” beginning on page 54 of this proxy statement for an estimate of the value of each of our named executive officer’s unvested Columbia equity awards. Our non-employee directors do not hold any unvested equity awards.
Treatment of Company OP Series A Preferred Units
In connection with the partnership merger, each Company OP Series A Preferred Unit issued and outstanding and owned by a holder other than Columbia immediately prior to the partnership merger effective time will be automatically cancelled and converted into the right to receive the Company OP Series A Preferred Unit Payment Amount. The holders of Company OP Series A Preferred Units have expressly waived their right to receive any Additional Dividends, Special Dividends or REIT Dividends to which they might otherwise be entitled.
Unvested Company OP Series A Preferred Units are held by one of our named executive officers, Jeffrey K. Gronning, and one of our non-employee directors, Francis X. Wentworth, Jr. Such unvested Company OP Series A Preferred Units will be entitled to the treatment described above in connection with the partnership merger.
See the section entitled “Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger” beginning on page 54 of this proxy statement for an estimate of the value of Mr. Gronning’s unvested Company OP Series A Preferred Units. Based on the assumptions described above under “—Certain Assumptions,” the estimated value of the unvested Company OP Series A Preferred Units held by Mr. Wentworth is $3,890,168.
Severance Plan
Columbia sponsors the Executive Severance and Change of Control Plan (the “Severance Plan”), which covers each of its named executive officers. Under the Severance Plan, each of our named executive officers will be eligible for change in control severance benefits upon a termination of employment by Columbia without “cause,” or a resignation by the named executive officer for “good reason,” in either case, within 12 months following a change in control of Columbia, or during the period after our board of directors approves a change in control transaction and ending on the date on which a change in control transaction is consummated or is terminated or abandoned, subject to such named executive officer’s execution of a general release of claims.
The severance benefits under the Severance Plan are:
•
cash severance in an amount equal to the product of: (1) a “severance multiple,” equal to 3.0 for the Chief Executive Officer, 2.0 for the Chief Financial Officer, 1.5 for the Chief Investment Officer, and 1.0 for other named executive officers; and (2) the sum of: (a) the named executive officer’s base salary; and (b) the average of the actual annual cash incentive compensation received by the named executive officer during the prior three years (or such shorter period, as applicable); and
•	continuation of medical benefits comparable to Columbia’s other executives for a period of years equal to the severance multiple.
In addition, the Severance Plan provides that upon a qualifying termination of employment any unvested time-based equity awards will vest immediately, and any unvested equity awards that are subject to subsequent performance-based vesting conditions will vest, if at all, in accordance with the terms of the applicable award agreement. However, as described above, all unvested Columbia equity awards will be paid out at the merger effective time in accordance with the terms of the merger agreement.
Pursuant to the terms of each named executive officer’s participation letter relating to the Severance Plan, each named executive officer is subject to noncompetition and nonsolicitation covenants that apply during employment and for a period of 12 months (or 18 months for the Chief Executive Officer) following termination of employment for any reason, except that the noncompetition covenant does not apply following a termination that occurs during the 12-month period following a change in control.
The Severance Plan includes a so-called “better net after-tax cutback” provision providing that, if the compensation and benefits payable to the named executive officer in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such amounts will either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place the named executive officer in a better after-tax position. For any named executive officer whose compensation and benefits would be reduced by operation of this provision, Columbia intends to enter into an agreement with such named executive officer to provide a supplemental severance payment as consideration for the named executive officer’s agreement to comply with a noncompetition covenant for 12 months (or 18 months for the Chief Executive Officer) following termination of employment for any reason, including a termination that occurs during the 12-month period following the closing. For each named executive officer, the amount of the supplemental severance payment would not in any event exceed the amount of the reduction applicable to such named executive officer’s compensation and benefits as a result of the better net after-tax cutback provision.
See the section entitled “Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger” beginning on page 54 of this proxy statement for the estimated amounts that each of our named executive officers would receive under the Severance Plan upon a qualifying termination of employment following a change in control of Columbia.
Treatment of Annual Bonus
Pursuant to the merger agreement, Columbia may, on the earlier to occur of the date on which Columbia and its subsidiaries would pay annual bonuses for calendar year 2021 in the normal course and a date that is within five business days prior to the merger effective time, pay a 2021 annual cash bonus in respect of the portion of the 2021 calendar year elapsed prior to the closing date to each annual bonus eligible Columbia employee, with the amount of each such bonus determined by Columbia in its discretion, provided that the aggregate amount of such bonus payments must not exceed the aggregate target 2021 annual bonus amount for all eligible Columbia employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2021 prior to the closing date and the denominator of which is 365. If the closing date occurs on or after February 1, 2022, then within five business days prior to the merger effective time, Columbia and its subsidiaries may pay a prorated annual cash bonus in respect of the portion of the 2022 calendar year ending on the closing date to each annual bonus eligible Columbia employee, with the amount of each such prorated bonus determined by Columbia in its discretion, provided that the aggregate amount of such prorated bonus payments must not exceed the aggregate target 2022 annual bonus amount for all eligible Columbia employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2022 through the closing date and the denominator of which is 365.
See the section entitled “Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger” beginning on page 54 of this proxy statement for the estimated amount of the prorated bonus payment that each of our named executive officers would receive under the terms of the merger agreement.

Potential Employment Arrangements with Parent
Any of our named executive officers who become officers or employees or who otherwise are retained to provide services to Parent or the Surviving Company may, prior to, on, or following the closing, enter into new individualized compensation arrangements with Parent or the Surviving Company and may participate in cash or equity incentive or other benefit plans maintained by Parent or the Surviving Company. As of the date of this proxy statement, no new individualized compensation arrangements between our named executive officers and Parent or the Surviving Company have been established or offered.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, our non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 76 of this proxy statement.
Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each of our named executive officers that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Our Directors and Executive Officers in the Merger” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:
•	The relevant price per share of our common stock is $19.30, which is the per share merger consideration;
•	The effective time as referenced in this section occurs on October 1, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and
•
The employment of each of our named executive officers was terminated by the Surviving Company without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the effective time and on the assumed date of the effective time of October 1, 2021.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Perquisites / Benefits($)(3)	Total ($)
E. Nelson Mills	5,981,736	11,753,362	64,438	17,799,536
James A. Fleming	3,171,001	3,507,616	42,959	6,721,575
Jeffrey K. Gronning	2,583,106	6,092,718	47,102	8,722,925
Kevin A. Hoover	1,445,407	1,586,373	31,401	3,063,182
Wendy W. Gill	1,070,921	1,427,245	31,401	2,529,567
(1)
Cash. Consists of (a) cash severance equal to the product of (i) 3.0 for the Chief Executive Officer, 2.0 for the Chief Financial Officer, 1.5 for the Chief Investment Officer, and 1.0 for other named executive officers and (ii) the sum of: (A) the named executive officer’s base salary; and (B) the average of the actual annual cash incentive compensation received by the named executive officer during the prior three years (or such shorter period, as applicable); and (b) a prorated annual bonus payment pursuant to the terms of the merger agreement (assumed to equal target performance for purposes of this quantification). The cash severance described in clause (a) is “double trigger” and becomes payable only upon a qualifying termination of employment following a change in control of Columbia under the terms of the Severance Plan (see “Interests of Our Directors and Executive Officers in the Merger—Severance Plan”). The prorated bonus payments described in clause (b) are “single trigger” and become payable upon the closing of the merger. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Total ($)
E. Nelson Mills	5,343,654	638,082	5,981,736
James A. Fleming	2,645,521	525,479	3,171,001
Jeffrey K. Gronning	2,020,092	563,014	2,583,106
Kevin A. Hoover	1,043,791	401,616	1,445,407
Wendy W. Gill	792,567	278,354	1,070,921

(2)
Equity. Includes accelerated vesting at the effective time of restricted share awards and performance unit awards, which is a “single trigger” benefit. The value of the performance unit awards is estimated assuming achievement of the applicable performance goals at the target level. For further details regarding the treatment of Columbia equity awards in connection with the merger, see “Interests of Our Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards”. The estimated value of such awards are shown in the following table:

Named Executive Officer	Restricted Share Awards ($)	Performance Share Awards ($)	Unvested Company OP Series A Preferred Units	Total ($)
E. Nelson Mills	3,528,667	8,224,695	N/A	11,753,362
James A. Fleming	1,056,207	2,451,409	N/A	3,507,616
Jeffrey K. Gronning	564,018	1,638,531	3,890,168	6,092,718
Kevin A. Hoover	690,641	895,732	N/A	1,586,373
Wendy W. Gill	709,227	718,018	N/A	1,427,245
(3)
Perquisites/Benefits. Consists of the estimated value of continuation of medical benefits coverage for each named executive officer for the period equal to such named executive officer’s severance multiple under the Severance Plan. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment following a change in control of Columbia (see “Interests of Our Directors and Executive Officers in the Merger—Severance Plan”). The estimated value of such benefits is shown in the following table:

Named Executive Officer	Welfare Benefits ($)
E. Nelson Mills	64,438
James A. Fleming	42,959
Jeffrey K. Gronning	47,102
Kevin A. Hoover	31,401
Wendy W. Gill	31,401
Regulatory Matters
We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of either the merger or the partnership merger, other than the acceptance for record of the articles of merger and certificates of merger with respect to the mergers by the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Delaware. For further information regarding the timing of the closing of the mergers, see “The Merger Agreement — Effective Times; Closing Date.”
Litigation Relating to the Mergers
Following announcement of the mergers, purported stockholders of the Company have filed four lawsuits relating to the mergers. These lawsuits are Frank Battaglia v. Columbia Property Trust, Inc., et al., No. 21-08553, filed in the United States District Court for the Southern District of New York; Jeffrey Justice v. Columbia Property Trust, Inc., No. 21-08328, filed in the United States District Court for the Southern District of New York; Shiva Stein v. Columbia Property Trust, Inc., No. 21-08252, filed in the United States District Court for the Southern District of New York; and Bradley Wasser v. Columbia Property Trust, Inc., et al., No. 21-05792, filed in the United States District Court for the Eastern District of New York. All four complaints name as defendants the Company and the Company’s board of directors. The Stein complaint names, in addition, Company OP. The complaints allege that all defendants have violated Section 14(a) of the Exchange Act, and rules promulgated thereunder, by filing with the SEC a false or misleading proxy statement in connection with the mergers. The complaints further allege that the individual defendants have violated Section 20(a) of the Act by causing the Company to file a false or misleading proxy statement. As relief, the complaints ask the Court, among other things, to enjoin the proposed mergers until or unless the defendants include certain additional information in the proxy statement, and seek an award of attorneys’ fees. The Company believes the lawsuits are without merit.
Material U.S. Federal Income Tax Consequences
The following is a general discussion of the material U.S. federal income tax consequences of the receipt of the REIT Dividends and the Additional Dividends, if any, and the merger consideration pursuant to the merger to U.S. holders and non-U.S. holders (each as defined below) of our common stock. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (which we refer to as the IRS), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under FATCA (defined for this purpose as sections 1471 through 1474 of the Code, the Treasury Regulations and administrative guidance thereunder and the intergovernmental agreements entered into, and laws and regulations promulgated, pursuant thereto or in connection therewith) nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust (1) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (as defined under the Code) who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.
This discussion applies only to holders of shares of our common stock who hold such shares as “capital assets” within the meaning of the Code (generally, property held for investment). Further, this discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to specific holders in light of their particular facts and circumstances, and it does not apply to holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding common stock through such plans or accounts), banks and other financial institutions, certain former citizens or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, real estate investment trusts, regulated investment companies, “qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund, “qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein, non-U.S. holders who hold, or have held at any time, directly, indirectly, or constructively, more than 5% of our outstanding common stock, holders who hold our common stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction, and holders who acquired our common stock through the exercise of employee stock options or otherwise as compensation).
If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding common stock, you should consult your tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the merger and the receipt of any REIT Dividends or Additional Dividends to you in light of your particular circumstances.

All holders should consult their own tax advisors regarding the specific tax consequences of the merger and the receipt of any REIT Dividends or Additional Dividends to them in light of their particular facts and circumstances, including with respect to the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.
Treatment of the Receipt of REIT Dividends and Additional Dividends
U.S. Federal Income Tax Treatment of the Receipt of REIT Dividends and Additional Dividends
For U.S. federal income tax purposes, we intend to treat the distribution of REIT Dividends and Additional Dividends (if any) as dividend distributions to holders of shares of common stock to the extent of Columbia’s current and accumulated earnings and profits. Notwithstanding the intended U.S. federal income tax treatment described herein, the federal income tax treatment of the distribution of REIT Dividends and Additional Dividends, if any, is not free from doubt, and the IRS or a court may disagree with our intended treatment. The rest of this discussion proceeds on the basis that our intended U.S. federal income tax treatment of the distribution of REIT Dividends and Additional Dividends is respected. Holders of shares of our common stock are urged to consult their own tax advisors regarding the impact to them of potential alternative treatments in their particular circumstances.
U.S. Holders
The distribution of REIT Dividends and Additional Dividends, if any, made by the Company out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to U.S. holders as ordinary income. Noncorporate U.S. holders will generally not be entitled to the preferential tax rate applicable to qualified dividend income except with respect to the portion of any distribution (1) that represents income from dividends the Company received from a corporation in which the Company owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), (2) that is equal to the sum of the Company’s REIT taxable income (taking into account the dividends paid deduction available to the Company) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which the Company must adopt the basis of the asset in the hands of the C corporation for the Company’s previous taxable year, less any taxes paid by the Company during its previous taxable year, or (3) that represents earnings and profits that were accumulated in a non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the Company and individual stockholder levels; however, to the extent not so treated as qualified dividend income and not designated as a capital gain dividend, the distribution will generally constitute a dividend with respect to which noncorporate U.S. holders will be permitted to take a deduction equal to 20% of such dividend for purposes of determining their U.S. federal income tax, subject to certain limitations, which depend on such U.S. holders’ individual circumstances. Noncorporate U.S. holders should consult their own tax advisors to determine the tax rates on dividends received from the Company.
The distribution of REIT Dividends and Additional Dividends made by the Company will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.
The distribution of REIT Dividends and Additional Dividends made by the Company, to the extent that the Company properly designates such distribution as a capital gain dividend, will be taxable to U.S. holders as gain from the sale of a capital asset held for more than one year, to the extent that such dividend does not exceed the Company’s actual net capital gain for the taxable year, without regard to the period for which a U.S. holder has held the shares of our common stock. Thus, with certain limitations, a capital gain dividend received by an individual U.S. holder may be eligible for preferential rates of taxation. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
To the extent that the Company makes any distribution of REIT Dividends and Additional Dividends not designated as a capital gain dividend in excess of the Company’s current and accumulated earnings and profits, such a distribution will be treated first as a tax-free return of capital to each U.S. holder. Thus, such a distribution will reduce the adjusted basis that the U.S. holder has in the shares of our common stock for tax purposes by the amount of the distribution, but not below zero. This reduction will increase gain (or reduce loss) a U.S. holder would recognize in respect of the merger (see “Consequences of the Merger to U.S. Holders of our Common Stock”). The distribution made in excess of a U.S. holder’s adjusted basis in the shares of our common stock will be taxable as capital gain, provided that the shares of our common stock have been held as a capital asset.

The distribution of REIT Dividends and Additional Dividends, if any, made by the Company will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any passive losses against that income or gain. A U.S. holder generally may elect to treat capital gain dividends and income designated as qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions of REIT Dividends and Additional Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
Non-U.S. Holders
Ordinary Dividend. The distribution of REIT Dividends and Additional Dividends, other than the portion of the distribution designated by the Company as a capital gain dividend, will generally be treated as ordinary income to the extent that the distribution is made out of the Company’s current or accumulated earnings and profits. The portion of the distribution designated by the Company as a capital gain dividend, made to a non-U.S. holder who owns no more than 10% of shares of our common stock at all times during the one-year period ending on the date of the distribution, will also generally be treated as ordinary income. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to the distribution of this kind to non-U.S. holders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares of our common stock is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. holder maintains in the United States, tax at graduated rates will generally apply to the non-U.S. holder in the same manner as applied to U.S. holders with respect to dividends, and the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) may also apply if the holder is a foreign corporation. The Company expects that it or the applicable withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of the distribution of REIT Dividends and Additional Dividends, other than the portion of the distribution that is treated as attributable to gain from sales or exchanges of U.S. real property interests and a capital gain dividend, paid to a non-U.S. holder, unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or the appropriate withholding agent or (2) the non-U.S. holder files an IRS Form W-8-ECI or a successor form with the Company or the appropriate withholding agent claiming that the distribution is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.
Capital Gain Dividend. As described above, the distribution of REIT Dividends and Additional Dividends that is attributable to gain from sales or exchanges by the Company of U.S. real property interests that is paid with respect to our common stock that is held by a non-U.S. holder who does not own more than 10% of such stock at any time during the one-year period ending on the date of the distribution will generally be treated as an ordinary dividend.
The portion of the distribution of REIT Dividends and Additional Dividends to a non-U.S. holder that is designated by the Company at the time of distribution as a capital gain dividend that is not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, subject to the exceptions discussed in “Consequences of the Merger to Non-U.S. Holders of our Common Stock.”
Return of Capital. The distribution of REIT Dividends and Additional Dividends made, if any, in excess of the Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that the distribution does not exceed the non-U.S. holder’s adjusted basis in such holder’s shares of our common stock. The distribution of this kind will instead reduce the adjusted basis of such shares. To the extent that the distribution of this kind exceeds the non-U.S. holder’s adjusted basis in such non-U.S. holder’s shares of our common stock, the distribution will give rise to tax liability if the non-U.S. holder otherwise would have to pay tax on any gain from the sale or disposition of such non-U.S. holder’s shares. See discussion below under “Consequences of the Merger to Non-U.S. Holders of our Common Stock.” If it cannot be determined at the time the distribution of REIT Dividends and Additional Dividends is made whether such distribution will be in excess of current and accumulated earnings and profits, withholding will generally apply to the distribution at the rate applicable to ordinary dividends. However, the non-U.S. holder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of the Company’s current and accumulated earnings and profits, provided that certain conditions are met.

Consequences of the Merger to U.S. Holders of Our Common Stock
The receipt of cash by U.S. holders in exchange for our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of our common stock that receives cash in exchange for such common stock in the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.
If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
A U.S. holder who has held our common stock for six months or less at the time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such common stock in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.
Consequences of the Merger to Non-U.S. Holders of Our Common Stock
General
Subject to the discussion of backup withholding below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally should not be subject to U.S. federal income tax on the gain or loss from the receipt of the merger consideration in exchange for shares of our common stock pursuant to the merger, except as described below.
Gain recognized by a non-U.S. holder upon a sale or exchange of shares of our common stock generally will not be taxed under the Foreign Investment in Real Property Tax Act (“FIRPTA”) if the Company is a “domestically controlled qualified investment entity,” defined generally to include a REIT, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the U.S., a person holding less than 5% of such class during the testing period is generally presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). The Company believes that it is a “domestically controlled qualified investment entity,” and, therefore, assuming that the Company is a “domestically controlled qualified investment entity” at the effective time of the merger, that taxation under FIRPTA will not apply to the receipt of the per share merger consideration in exchange for shares of our common stock pursuant to the merger. However, gain will be taxable to a non-U.S. holder if such gain is treated as effectively connected with the non-U.S. holder’s U.S. trade or business and, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. holder maintains in the U.S. In this case, the same treatment that applies to U.S. holders with respect to the gain will apply to the non-U.S. holder, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain. In addition, gain will be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year or maintains an office or a fixed place of business in the U.S. to which the gain is attributable. In such cases, a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) will apply to the nonresident alien individual’s capital gains, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the Company does not qualify as a “domestically controlled qualified investment entity,” the tax consequences to a non-U.S. holder of an exchange of shares of our common stock for cash pursuant to the merger could be adverse. In such case, the tax consequences to a non-U.S. holder will depend upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. holder. The Company believes that our common stock is regularly traded on an established securities market in the U.S. within the meaning of FIRPTA and the applicable Treasury regulations. Therefore, a non-U.S. holder will generally be treated as owning a U.S. real property interest within the meaning of FIRPTA only if the non-U.S. holder owns more than 10% of the shares of our common stock at any time during the shorter of the period that the non-U.S.

holder owned such shares or the five-year period ending on the date when the non-U.S. holder disposed of the shares. Non-U.S. holders should consult their own tax advisors regarding the particular tax consequences of owning a U.S. real property interest within the meaning of FIRPTA.
If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder. In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock generally would be required to withhold and remit to the Internal Revenue Service 15% of the purchase price.
Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) generally will apply to payments of cash made pursuant to the merger and to REIT Dividends and Additional Dividends. Backup withholding will not apply, however, to a holder who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9, (2) in the case of a non-U.S. holder, furnishes a duly executed, applicable IRS Form W-8, or (3) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability (if any) provided the required information is furnished to the IRS on a timely basis.
This discussion of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of our common stock should consult their own tax advisors as to the specific tax consequences to them of the merger, including the effect of any federal, state, local, non-U.S. and other tax laws.
Delisting and Deregistration of Our Common Stock
If the merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We recommend that you read the merger agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The merger agreement contains representations and warranties made by, and to, Columbia, Company OP, Parent and Merger Sub. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the merger agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our investors. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement, and the representations and warranties are qualified by the confidential disclosure schedules attached to the merger agreement, which have not been included in this proxy statement or summarized herein. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Columbia, Company OP or their affiliates.
Structure
The Partnership Merger
At the partnership merger effective time, Merger Sub will be merged with and into Company OP, the separate existence of Merger Sub will cease, and Company OP will be the surviving entity in the partnership merger (the “Surviving Partnership”). At the partnership merger effective time, all the properties, rights, privileges, powers and franchises of the Partnership and Merger Sub will vest in the Surviving Partnership, and all debts, liabilities, duties and obligations of the Partnership and Merger Sub will become the debts, liabilities, duties and obligations of the Surviving Partnership.
The Merger
At the merger effective time, Parent will be merged with and into Columbia, the separate existence of Parent will cease, and Columbia will be the surviving entity in the merger (the “Surviving Company”). At the merger effective time, all the properties, rights, privileges, powers and franchises of Columbia and Parent will vest in the Surviving Company, and all debts, liabilities, duties and obligations of Columbia and Parent will become the debts, liabilities, duties and obligations of the Surviving Company. Following the completion of the merger, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.
Effective Times; Closing Date
On the closing date, Company OP and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The partnership merger will become effective at such time as the certificate of merger with respect to the partnership merger has been filed with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed to by us and Parent and specified in the partnership merger certificate.
On the closing date, Parent and Columbia will file articles of merger with the State Department of Assessments and Taxation of Maryland and file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the later of (1) the acceptance for record of the articles of merger with respect to the merger by the State Department of Assessments and Taxation of Maryland, (2) the filing of the certificate of merger with respect to the merger with the Secretary of State of the State of Delaware, or (3) such other date and time as may be mutually agreed to by us and Parent and specified in the articles of merger and certificate of merger.

Under the merger agreement, the merger effective time will occur promptly after the partnership merger effective time.
In this proxy statement, we refer to the date on which the closing of the merger occurs as the closing date. The closing of the merger will take place on the third (3rd) business day after satisfaction or waiver of the conditions to the mergers described under “— Conditions to the Mergers” (other than those conditions that by their terms or nature are to be satisfied or waived at the closing of the mergers, but subject to the satisfaction or waiver of such conditions) (the “Closing Condition Satisfaction Date”) or at such other date as may be mutually agreed to in writing by the parties to the merger agreement. However, in the event a Divestiture Transaction contemplated under the merger agreement is pending on the Condition Satisfaction Date, Parent will have the right, by written notice to us on the Condition Satisfaction Date to require that the closing will occur no earlier than January 10, 2022.
Organizational Documents
At the merger effective time, the articles of incorporation of Columbia as in effect immediately prior to the merger effective time will become the articles of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law, provided that the articles of incorporation of the Surviving Company will, to the fullest extent permitted by applicable law, contain provisions no less favorable to all past and present directors, officers and employees of Columbia and Company OP or any of their respective subsidiaries and each person who served as a director, officer, member or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Columbia and Company OP or any of their respective subsidiaries (collectively, together with such persons’ heirs, executors and administrators, the “Covered Persons”) with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the articles of incorporation of Columbia.
At the merger effective time, the bylaws of Columbia as in effect immediately prior to the merger effective time will become the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law, provided that the bylaws of the Surviving Company will, to the fullest extent permitted by applicable law, contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the bylaws of Columbia.
At the partnership merger effective time, the limited partnership agreement of Company OP, as in effect immediately prior to the partnership merger effective time, will be the limited partnership agreement of the Surviving Partnership, with such changes (if any), effective after the partnership merger effective time, as may be determined by Parent in its sole discretion (but subject to and without limiting the provisions of the merger agreement), until thereafter amended in accordance with the provisions thereof and applicable law.
General Partner and Limited Partners; Directors and Officers
Following the partnership merger effective time and prior to the merger effective time, we will be the sole general partner of the Surviving Partnership. Following the merger effective time, the Surviving Company will be the general partner of the Surviving Partnership.
From and after the partnership merger effective time, the officers and authorized signatories of Merger Sub immediately prior to the partnership merger effective time will be the officers and authorized signatories of the Surviving Partnership until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
From and after the merger effective time, the directors and officers of Parent immediately prior to the merger effective time will be the initial directors and officers of the Surviving Company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Treatment of Common Stock and Equity Awards
The merger agreement provides that, at the merger effective time, each share of common stock (other than any of our shares of common stock owned by the Company as treasury stock, by any direct or indirect wholly owned subsidiary of the Company, by Parent or by any direct or indirect wholly owned subsidiary of Parent immediately prior to the merger effective time (the “excluded shares”), which will automatically be cancelled and retired and will cease to exist with no consideration being delivered in exchange therefor) issued and outstanding immediately prior to the merger effective time will automatically be converted into the right to receive an amount in cash equal to $19.30 (we refer to such amount as the merger consideration), subject to adjustment as described below.

Restricted Share Awards
Immediately prior to the merger effective time, each restricted share award granted under Columbia’s equity plan that is outstanding immediately prior to the merger effective time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of common stock subject to the restricted share award immediately prior to the merger effective time multiplied by (2) the merger consideration, without interest and less any applicable withholding taxes and reduced to reflect the payment of REIT Dividends or Additional Dividends (which will be payable in respect of such restricted common stock), if any.
Performance Unit Awards
Immediately prior to the merger effective time, each performance unit award covering common stock granted under Columbia’s equity plan that is outstanding immediately prior to the merger effective time will be cancelled in exchange for a cash payment in an amount equal to (1) the number of shares of common stock subject to the performance unit award immediately prior to the merger effective time as determined based on the achievement of performance goals at the greater of (A) target performance and (B) actual performance through the latest practicable date prior to the closing date multiplied by (2) the merger consideration, without interest and less any applicable withholding taxes. Performance unit awards will not be entitled to receive REIT Dividends, Additional Dividends or Special Dividends, if any, and accordingly, the merger consideration payable in respect of the performance unit awards will not be reduced to reflect the payment of REIT Dividends or Additional Dividends.
Treatment of Interests in Company OP
Company OP Common Units
In connection with the partnership merger, a number of Company OP Common Units designated by Parent that are issued and outstanding and owned by Columbia immediately prior to the partnership merger effective time will remain outstanding as one common unit of partnership interest in the Surviving Partnership and no payment will be made with respect thereto. All other Company OP Common Units that are issued and outstanding and owned by Columbia immediately prior to the partnership merger effective time will be automatically converted into the right to receive the Company OP Common Unit Payment Amount. Each Company OP Common Unit that is issued and outstanding and owned by a holder other than Columbia immediately prior to the partnership merger effective time will be automatically converted into the right to receive the Company OP Common Unit Payment Amount.
Company OP Series A Preferred Units
In connection with the partnership merger, each Company OP Series A Preferred Unit issued and outstanding and owned by a holder other than Columbia immediately prior to the partnership merger effective time will be automatically cancelled and converted into the right to receive the Company OP Series A Preferred Unit Payment Amount. The holders of Company OP Series A Preferred Units have expressly waived their right to receive any Additional Dividends, Special Dividends or REIT Dividends to which they might otherwise be entitled.
Certain Dividends
REIT Dividends
The merger agreement provides that, at the request of Parent, our board of directors may declare one or more special cash dividends (each, a “REIT Dividend”) to holders of shares of common stock (in an aggregate amount specified by Parent), payable immediately prior to the merger effective time. If we declare one or more REIT Dividends, the merger consideration will be decreased by an amount equal to the per share amount of such REIT Dividends, such that for each share of common stock, the holder will receive an aggregate of $19.30 in cash.
Special Dividends
The merger agreement provides that Company OP may, at the request of Parent, declare one or more special cash dividends (each, a “Special Dividend”) to holders of Company OP Common Units in an aggregate amount specified by Parent, payable immediately prior to the partnership merger effective time. If we declare one or more Special Dividends, the Company OP Common Unit Payment Amount will be decreased by an amount equal to the per share amount of such distribution such that for each Company OP Common Unit, the holder will receive an aggregate of $19.30 in cash.

Additional Dividends
The merger agreement provides that our board of directors and/or Company OP may declare one or more additional dividends (each, an “Additional Dividend”) to holders of Company OP Common Units immediately prior to the partnership merger effective time to the extent necessary for Columbia or any of its subsidiaries to maintain its status as a REIT under the Code. If we declare one or more Additional Dividends, the merger consideration and the Company OP Common Unit Payment Amount will be decreased by an amount equal to the per share and the per unit amount of such distribution, as applicable such that in the mergers, for each share of common stock or each Company OP Common Unit, as applicable, the holder will receive an aggregate of $19.30 in cash.
No Further Ownership Rights
At the merger effective time and the partnership merger effective time, as applicable, holders of our common stock and the holders of Company OP Common Units and Company OP Series A Preferred Units, respectively, will cease to be, and will have no rights as, our stockholders or limited partners of Columbia or Company OP, as applicable, other than the right to receive the merger consideration, the Company OP Common Unit Payment Amount or the Company OP Series A Preferred Unit Payment Amount, as applicable, in each case without interest. The merger consideration, the Company OP Common Unit Payment Amount and the Company OP Series A Preferred Unit Payment Amount paid in respect of certificates or book-entry evidence representing common stock, Company OP Common Units and Company OP Series A Preferred Units, as applicable, will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such common stock, Company OP Common Units and Company OP Series A Preferred Units.
Exchange and Payment Procedures
At or immediately prior to the partnership merger effective time, Parent will deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to Columbia (the “Exchange Agent”), for the benefit of the holders of our common stock, Company OP Common Units and Company OP Series A Preferred Units, cash sufficient to pay the aggregate merger consideration, the Company OP Common Unit Payment Amount and the Company OP Series A Preferred Unit Payment Amount. As soon as reasonably practicable after the merger effective time (but in no event later than five business days thereafter), the Surviving Company will cause the Exchange Agent to mail to each holder of record of one or more certificates that, immediately prior to the merger effective time, represented outstanding common stock or that, immediately prior to the partnership merger effective time, represented applicable Company OP Common Units or Company OP Series A Preferred Units, as applicable (each, a “Company Certificate”), a letter of transmittal and instructions for effecting the surrender of the certificates in exchange for the merger consideration, the Company OP Common Unit Payment Amount and the Company OP Series A Preferred Unit Payment Amount, as applicable, to which the holder is entitled.
Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably be required by the Exchange Agent, the holder of the Company Certificate will be entitled to receive the merger consideration, the Company OP Common Unit Payment Amount or the Company OP Series A Preferred Unit Payment Amount, as applicable. No interest will be paid or will accrue on any cash payable upon surrender of any Company Certificate. Each of Parent, Merger Sub, the Surviving Company, Company OP, Columbia and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment (and, with respect to our equity awards, the vesting, cancellation or redemption of such equity awards, as applicable) under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law, and such amounts deducted or withheld will be treated as having been paid to the person in respect of which deduction or withholding was made.
Holders of book-entry common stock or book-entry Company OP Common Units or Company OP Series A Preferred Units will not receive a letter of transmittal for their common stock or partnership units from the Exchange Agent. Instead, holders of such book-entry common stock or book-entry partnership units will automatically be entitled to receive in exchange therefor the merger consideration, the Company OP Common Unit Payment Amount and the Company OP Series A Preferred Unit Payment Amount, as applicable, to which the holder is entitled.
In the event of a transfer of ownership of shares of common stock, Company OP Common Units or Company OP Series A Preferred Units that is not registered in the transfer records of Columbia or Company OP, as applicable, it will be a condition of payment that any Company Certificate surrendered in accordance with the terms of the merger agreement must be properly endorsed or must be otherwise in proper form for transfer and any book-entry common stock or book-entry Company OP Common Units or Company OP Series A Preferred Units must be properly transferred, and that the person requesting the payment must have paid any transfer taxes required by reason of the payment of the consideration to a person other than the registered holder of the Company Certificate surrendered or the book-entry common stock or book-entry Company OP Common Units or Company OP Series A Preferred Units properly transferred, or must have established to the satisfaction of Parent that such transfer taxes have either been paid or are not applicable.
On the closing date, the stock transfer books of Columbia and the unit transfer books of Company OP will be closed, and thereafter there will be no further registration of transfers of common stock, Company OP Common Units or Company OP Series A Preferred Units.
None of Columbia, Company OP, Parent, Merger Sub or the Surviving Company nor any employee, officer, director, agent, or affiliate of such persons will be liable to any holder of common stock, Company OP Common Units or Company OP Series A Preferred Units with respect to the cash consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such common stock or units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives.
If any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Company Certificate, the merger consideration, the Company OP Common Unit Payment Amount or the Company OP Series A Preferred Unit Payment Amount, as applicable, in accordance with terms of the merger agreement.
Representations and Warranties
We have made representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection with the merger agreement. These representations and warranties relate to, among other things:
•
the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties and assets and to carry on the businesses of each of Columbia and its subsidiaries;

•	Columbia’s articles of incorporation and bylaws;
•	Columbia’s subsidiaries, their jurisdiction of organization or incorporation and their compliance with the terms of their organizational documents;
•	the capital structure and indebtedness, and the absence of restrictions or encumbrances with respect to the equity interests, of each of Columbia, Company OP and their subsidiaries;
•
Columbia’s and Company OP’s power and authority to execute and deliver the merger agreement, and, subject to the approval of our stockholders, to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Columbia and Company OP;
•
the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which Columbia, Company OP or any of their subsidiaries is a party, in each case as a result of Columbia or Company OP executing, delivering, performing and consummating the transactions contemplated by the merger agreement;

•	approvals of, filings with or notices to governmental entities required in connection with entering into, performing or consummating the transactions contemplated by the merger agreement;
•	our SEC filings since December 31, 2018 and the financial statements contained in those filings;

•
the financial statements of each of Columbia and Company OP, as well as Normandy Real Estate Fund III, LP, Normandy Real Estate Fund IV, LP and Normandy Opportunity Zone Fund, LP (collectively, the “Normandy Funds”);

•	our internal controls over financial reporting and disclosure controls and procedures;
•	the absence of liabilities required to be recorded on a balance sheet under GAAP since June 30, 2021;
•	Columbia’s and its subsidiaries’ compliance with laws and regulations;
•
possession of, and compliance with, permits necessary for Columbia and our subsidiaries to own, lease and operate our and our subsidiaries’ properties and assets and to carry on and operate Columbia’s and its subsidiaries’ businesses as currently conducted;

•	environmental matters affecting Columbia and its subsidiaries;
•	our and our subsidiaries’ employee benefit plans;
•	labor matters affecting Columbia and its subsidiaries;
•
the absence of a material adverse effect (as described below), the conduct of our business in all material respects in the ordinary course of business consistent with past practice and the absence of certain other changes since December 31, 2020 through the date of the merger agreement;

•	actions, suits, claims, hearings, arbitrations, litigation or other proceedings involving Columbia or its subsidiaries;
•	the accuracy of the information supplied by us in this proxy statement;
•	tax matters affecting Columbia and its subsidiaries;
•	real property currently or historically owned and leased by Columbia and its subsidiaries and Columbia’s and its subsidiaries’ leases;
•	intellectual property owned by Columbia and its subsidiaries and other intellectual property matters;
•
the receipt by our board of directors of a fairness opinion from Morgan Stanley to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock;

•	Columbia’s and its subsidiaries’ material contracts and the absence of any breach or violation of the terms of such material contracts;
•	the absence of any investment banker, broker or finder fees, other than those payable to our financial advisors in connection with the transactions contemplated by the merger agreement;
•	the exemption of the mergers and the merger agreement from the requirements of any anti-takeover or similar law;
•	Columbia’s and its subsidiaries’ insurance policies;
•	the advisory contracts, compliance procedures and compliance matters, clients and other matters relating to Columbia Real Estate Management, LLC and certain other persons; and
•	certain affiliated transactions.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect means any change, effect, event, occurrence or development that has a material adverse effect on the business, operations or financial condition of Columbia and its subsidiaries, taken as a whole, excluding the impact of:
•
any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (1) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (2) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

•	actual, proposed or pending changes in GAAP or any official interpretation or enforcement thereof;
•
actual, proposed or pending changes in law or any changes or developments in the official interpretation or enforcement thereof by governmental entities, including any changes in laws relating to taxes;

•
changes in domestic, foreign or global political conditions, including the outbreak or escalation of war, military actions, or acts of terrorism or sabotage, civil disobedience or civil unrest, protests and public demonstrations (including any escalation or general worsening thereof) and any government responses thereto, including any worsening of such conditions threatened or existing on the date of the merger agreement;

•	changes or developments in the business or regulatory conditions affecting the industries in which Columbia or any of its subsidiaries operate;
•
the announcement or the existence of, or compliance with or performance under the merger agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Columbia or any of its subsidiaries with employees, financing sources, tenants, ground lessors, lenders, servicers, agents, customers, suppliers, partners, governmental entities or other business relationships) or any litigation alleging breach of duty relating to entry into the merger agreement or the transactions contemplated hereby, or breach of duty or violation of law resulting from compliance with, or performance under, the merger agreement or the transactions contemplated hereby;

•	weather conditions, acts of God (including storms, earthquakes, hurricanes, tornados, floods or other natural disasters);
•
any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable law, directive, guidelines or recommendations promulgated by any governmental entity (collectively, “Covid-19 Measures”), in each case, in connection with or in response or relating to Covid-19 and pandemics (including SARS-CoV-2 or Covid-19, any evolutions or mutations thereof or related or associated or new epidemics, pandemics or disease outbreaks);

•	changes resulting or arising from the identity of, or any facts or circumstances specific to, the Parent, Merger Sub or any of their affiliates;
•	any matter set forth in Columbia’s disclosure schedules;
•
a decline in the trading price or trading volume of Columbia’s common stock or any change in the ratings or ratings outlook for Columbia or any of its subsidiaries, or the failure to meet any (whether internal, external or public) projections, guidance, budgets, forecasts, milestones, predictions or estimates (provided that the underlying causes thereof may be considered in determining whether a “material adverse effect” has occurred if not otherwise excluded hereunder);

•	any action taken or omitted to be taken by Columbia or any of its subsidiaries at the written request of Parent or as required or expressly contemplated by the merger agreement; or
•	the failure to obtain any approvals or consents from any governmental entity in connection with the transactions contemplated by the merger agreement;
provided that (1) with respect to the exceptions set forth in the first, second, third, fourth, fifth, seventh and eighth bullet points above, such impact may be taken into account to the extent it is disproportionately adverse to the Company and our subsidiaries, taken as a whole, relative to others in the urban office real estate industry in which we and our subsidiaries operate and (2) if any event, development, change or occurrence has caused or is reasonably likely to cause Columbia to fail to qualify as a REIT, such event, development, change or occurrence will be considered a “material adverse effect,” unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.
The merger agreement also contains representations and warranties made, jointly and severally, by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•	their organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties and assets and to carry on their businesses;
•	their power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;
•	the enforceability of the merger agreement against them;
•
the absence of conflicts with, or violations of, laws or organizational or governing documents and the absence of any consents under, conflicts with or defaults under contracts to which they are a party, in each case as a result of their executing, delivering and performing under or consummating the transactions contemplated by, the merger agreement;

•	approvals of, filings with, or notices to, governmental entities required in connection with entering into, performing or consummating the transactions contemplated by the merger agreement;
•
the absence of any action, suit, claim, hearing, arbitration, litigation or other proceeding against them that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub’s ability to timely consummate the transactions contemplated by the merger agreement (which we refer to as a “parent material adverse effect”);

•	the accuracy of the information supplied by them in this proxy statement;
•
the absence of any investment banker, broker or finder fees by us or any of our affiliates or our or our affiliates’ respective stockholders in connection with the mergers based upon arrangements made by and on behalf of them;

•
Parent’s financing in connection with the transactions contemplated by the merger agreement, including the financing commitment letters delivered by Parent to us and the availability of cash, on the basis described in the merger agreement, sufficient for the satisfaction of all of Parent and Merger Sub’s payment obligations under the merger agreement;

•	the solvency of the Surviving Company and the Surviving Partnership following the consummation of the mergers;
•	the guaranty executed by funds managed by the PIMCO Funds in respect of the parent termination fee;
•
the absence of any contracts, undertakings, commitments, agreements, obligations or understandings between Parent, Merger Sub and certain other parties, on the one hand, and certain related parties of Columbia, on the other hand, relating to Columbia, the transactions contemplated by the merger agreement or to the operations of the Surviving Company after the merger effective time; and

•	ownership of Company common stock or securities of subsidiaries of Columbia by Parent, Merger Sub and certain other parties.
The representations and warranties of each of the parties to the merger agreement will expire at the merger effective time.
Conduct of Our Business Pending the Mergers
Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement (including exceptions related to Covid-19), between the date of the merger agreement and the earlier of the closing date and the termination of the merger agreement in accordance with its terms (which period we refer to as the interim period), we will, and will cause our subsidiaries to, use commercially reasonable efforts, among other things, to:
•	conduct our business in all material respects in the ordinary course consistent with past practice;

•	maintain and preserve intact our business organization, and maintain our existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants;
•
maintain our material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside our and our subsidiaries’ reasonable control excepted);

•	maintain all material insurance policies in all material respects, subject to ordinary expirations, renewals and replacements; and
•	maintain our status as a REIT under the Code.
We have also agreed that during the interim period, subject to certain exceptions set forth in the merger agreement, including exceptions for actions required under any Covid-19 Measure and the disclosure schedules delivered in connection with the merger agreement or unless Parent consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), we and our subsidiaries will not, among other things:
•	amend our organizational documents or the organizational documents of Company OP or any of our or Company OP’s respective subsidiaries;
•	split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;
•
make, authorize, declare or pay any dividend, or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of capital stock, or any other securities or obligations convertible into or exchangeable for any shares of capital stock, except (1) for any such transactions solely among the Company and our wholly owned subsidiaries or among our wholly owned subsidiaries, (2) for (A) the payment of dividends or distributions declared prior to the date of the merger agreement not to exceed $0.21 per share or unit, and (B) pursuant to specified provisions of the merger agreement described under “—Certain Dividends,” (3) in connection with the vesting of equity awards outstanding on the date of the merger agreement in accordance with their terms, (4) as may be reasonably necessary to maintain REIT status under the Code or (5) as may be required in the ordinary course of business with respect to the Normandy Funds;

•	grant any equity awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire shares of capital stock;
•
issue or sell additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, shares of capital stock or any options, warrants or other rights to acquire any shares of capital stock, except (1) pursuant to the due exercise, vesting and/or settlement of our equity awards outstanding as of the date of the merger agreement in accordance with their terms, (2) in connection with the exchange of Company OP Common Units or the conversion of the Company OP Series A Preferred Units outstanding on the date of the merger agreement, (3) in transactions solely among the Company and our subsidiaries or among our subsidiaries or (4) as may be undertaken with respect to the Normandy Funds in the ordinary course of business;

•
merge or consolidate, or adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization other than any mergers, consolidations or reorganizations solely among the Company and our subsidiaries or solely among our subsidiaries;

•
incur, assume or guarantee indebtedness or issue debt securities, except for (1) indebtedness for borrowed money among us and/or our subsidiaries or among our subsidiaries, (2) guarantees by us of indebtedness for borrowed money of our subsidiaries or guarantees by our subsidiaries of our indebtedness for borrowed money or that of any of our subsidiaries and (3) indebtedness incurred in the ordinary course pursuant to existing credit agreements;

•
sell, pledge, dispose of, transfer, lease, license, abandon, allow to lapse, assign or encumber any of its material properties or material assets, except (1) in connection with any transaction solely between or among the Company and our wholly owned subsidiaries or (2) sales, leases or dispositions made in the ordinary course of business;

•
acquire, make a binding offer to acquire, or commit to acquire any material equity interest in or material properties or assets of any third person, other than acquisitions by the Normandy Funds in the ordinary course of business;

•
except as required by any of our benefit plans as in effect on the date of the merger agreement, (1) establish, adopt, materially amend or terminate any benefit plans, except for amendments or terminations in the ordinary course of business that do not materially increase costs, (2) increase the compensation or benefits of any current or former directors or employees, except for increases in the ordinary course of business consistent with past practices, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation to any current or former directors or employees, other than in the ordinary course of business, (4) enter into any new severance, change-in-control and retention compensation arrangements with any current or former directors, employees or other service providers, including allowing any new employees to become eligible participants in our employee change of control severance protection plan or executive change of control severance protection plan, (5) accelerate any rights or benefits under our benefit plans, (6) accelerate the time of vesting or payment of any award under our benefit plans, (7) other than in the ordinary course of business, fund or secure the payment of compensation or benefits under our benefit plans, (8) hire any new employee, other than to replace employees who terminate employment following the date of the merger agreement upon similar terms as the employee being replaced, other than severance protections, (9) promote or terminate the employment (other than for cause) of any employee at the level of senior vice president or above or whose total annual compensation opportunity is equal to or exceeds $250,000 or (10) enter into or amend any collective bargaining agreement or similar agreement;

•
settle or compromise any claims arising out of legal proceedings, other than (after taking into account insurance coverage maintained by us or our subsidiaries) for less than $1 million in the aggregate (except for claims arising out of legal proceedings in respect of taxes);

•
make or change any material tax election, settle or compromise any material tax claim or assessment by any governmental entity, change any material accounting method with respect to taxes, enter into any closing agreement with a taxing authority or surrender any right to claim a refund of a material amount of taxes, subject to certain exceptions;

•	implement or adopt any material change in financial accounting principles or methods, other than as may be required by GAAP or applicable law or any governmental entity;
•	enter into, amend or modify any tax protection agreement;
•
take any action, or fail to take any action, that would reasonably be expected to cause us to fail to qualify as a REIT or any of our subsidiaries to cease to be treated as a partnership, disregarded entity, REIT, “taxable REIT subsidiary” or “qualified REIT subsidiary” for U.S. federal tax purposes, as the case may be;

•
make or authorize, or commit to make or authorize, any capital expenditure, except for (1) capital expenditures not in excess of, in the aggregate, those contemplated by the capital expenditure budget set forth on the disclosure schedules delivered in connection with the merger agreement, plus, in the aggregate, $5 million, and (2) capital expenditures made, authorized or committed by the Normandy Funds in the ordinary course of business;

•
except in the ordinary course of business, (1) enter into any (A) material contract or (B) lease, sublease or occupancy agreement related to certain properties set forth on the disclosure schedules delivered in connection with the merger agreement or (2) materially modify, materially amend or terminate (other than expirations) any (A) material contract or (B) lease, sublease or occupancy agreement related to certain properties set forth on the disclosure schedules delivered in connection with the merger agreement or waive, release or assigns any material rights or material claims thereunder;

•	enter into any new material line of business; and
•	resolve or agree to take any of the actions described in the foregoing bullet points.
Special Meeting
Under the merger agreement, we are required, as promptly as practicable after the date that this proxy statement is cleared by the SEC for mailing to our stockholders, to take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of seeking stockholder approval of the merger, which we refer to as the special meeting. We are required to, through our board of directors, recommend to our stockholders that they approve the merger (the “Company Recommendation”) and solicit the approval of the merger by our stockholders at the special meeting, unless our board of directors has effected a company adverse recommendation change, as permitted by and determined in accordance with the provisions described below under “ — Restriction on Solicitation of Company Takeover Proposals.”
We may adjourn or postpone the special meeting:
•
to allow time for the filing and dissemination of any supplemental or amended disclosure document that our board of directors has determined is required to be filed and disseminated under applicable law;

•
if as of the time that the special meeting is originally scheduled (as set forth in the proxy statement) there are insufficient shares of common stock represented to constitute a quorum necessary to conduct the business of the special meeting;

•	with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), to allow additional solicitation of votes in order to obtain stockholder approval of the merger; or
•	to the extent we are obligated to do so under applicable law;
provided, that except as required by law, the special meeting must not be recessed, adjourned or postponed on more than two separate occasions or by more than 10 business days on any such occasion without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). In addition, except as required by law, in no case will the special meeting be recessed, adjourned or postponed to a date on or after the fifth business day preceding the End Date. In the event that the date of the special meeting as originally called is for any reason adjourned or postponed or otherwise delayed, unless Parent has otherwise consented in writing (not to be unreasonably withheld, conditioned or delayed), we must use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that we do not establish a new record date for the special meeting, as so adjourned, postponed or delayed, except as required by applicable law.
Agreement to Take Certain Actions
Subject to the terms and conditions of the merger agreement, each party to the merger agreement has agreed to, and to cause their respective affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to cause all conditions to the closing of the mergers to be satisfied and to consummate the mergers as promptly as practicable, including:
•	preparing and filing all forms, registrations and notifications required to be filed to consummate the mergers;
•	using reasonable best efforts to satisfy the conditions to consummating the mergers;
•
using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, permit, order or approval of, waiver or any exemption by any governmental entity required to be obtained or made by Parent, Merger Sub, Company OP, Columbia or any of their respective affiliates in connection with the transactions, or the taking of any action, contemplated by the merger agreement, including the mergers;

•
defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the mergers; and

•	the execution and delivery of any reasonable additional instruments necessary to consummate the mergers and to fully carry out the purposes of the merger agreement.
We and Parent have agreed to keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and to work cooperatively in connection with obtaining all required consents, authorizations, permits, orders or approvals of, waiver or any exemptions by any governmental entity undertaken pursuant to the provisions described above and in this paragraph, provided that Parent will (in consultation in good faith with us) lead the strategy for dealing with any governmental entity with respect to any such required consents, authorizations, permits, orders or approvals of, waiver or any exemptions by any governmental entity. Each party to the merger agreement has agreed to promptly consult with the other parties, and provide any necessary information and assistance as the other parties may reasonably request, with respect to all notices, submissions or filings made by or on behalf of such party or any of its affiliates with any governmental entity or any other information supplied by or on behalf of such party or any of its affiliates to, or correspondence with, a governmental entity in connection with the transactions contemplated by the merger agreement.
We are required to promptly (and in any event, within two business days) notify Parent in writing of any stockholder litigation or proceeding brought or threatened in writing against us or our directors or executive officers or other representatives relating to the merger agreement, the mergers and/or the other transactions contemplated by the merger agreement, and to keep Parent informed on a reasonably current basis with respect to the status thereof. We are required to give Parent the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation or other litigation or proceeding against us and/or our directors or executive officers or other representatives relating to the merger agreement, the mergers or the other transactions contemplated by the merger agreement, and to consult with and give due consideration to Parent’s advice with respect to such litigation or proceeding, subject to certain exceptions. In addition, we are not permitted to cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding without the prior written consent of Parent (which must not be unreasonably withheld, conditioned or delayed).
Related Sale Transactions
From the date of the merger agreement until the earlier to occur of the termination of the merger agreement in accordance with its terms and the merger effective time, we and Company OP are required to use commercially reasonable efforts, and cause our respective subsidiaries to use commercially reasonable efforts, to provide such cooperation as is reasonably requested by Parent in connection with consummating the JV Sale Transaction and Parent’s negotiating and consummating any other Divestiture Transaction or internal reorganizations or restructuring transactions, including:
•
permitting Parent, any other party or potential party to a Divestiture Transaction, or their respective representatives, to conduct reasonable and customary due diligence investigations with respect to any potential Divestiture Transaction, subject to such reasonable limitations as we may impose;

•
furnishing to Parent, any other party or potential party to a Divestiture Transaction, and their respective representatives relevant and readily available financial, operational and other information related to the relevant equity interests owned by Company OP, subject to confidentiality restrictions reasonably acceptable to us and certain other limitations; and

•
providing (and using commercially reasonable efforts to obtain) customary certificates and other customary closing documents as may be reasonably requested by Parent or any other party or potential party to a Divestiture Transaction;

provided, however, that the foregoing obligations are subject to certain limitations, including that (1) the consummation of the JV Sale Transaction and any Divestiture Transaction or internal reorganizations or restructuring activities, and any of our or our subsidiaries’ obligations to incur any liabilities with respect thereto, must be conditioned upon the consummation of the closing, but will not be a condition to the consummation of the closing, (2) such actions (or the inability to complete such actions) will not affect or modify the obligations of Parent or Merger Sub under the merger agreement, including the amount of or timing of payment of the merger consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount, and (3) neither we nor any of our subsidiaries will be required to take any such action that could result in any tax being imposed on any holder of common stock, Company OP Common Units or Company OP Series A Preferred Units in excess of proceeds distributed to such holder in respect of such action.
In connection with the mergers, Parent, Company OP, Allianz U.S. Private REIT LP (“Allianz US”), APKV US Private REIT LP (“APKV”) and AZ VERS US Private REIT LP (“AZ Vers” and together with Allianz US and APKV, “Allianz”) entered into the JV Sale Agreement pursuant to which Company OP’s equity interests in Columbia REIT – University Circle, LP and Columbia REIT – 221 Main Street, LP will be sold to Allianz, subject to the occurrence of the partnership merger (which we refer to as the “JV Sale Transaction”), with the net proceeds of such sale to be used to fund all or a portion of the Special Dividend and REIT Dividend. In the event that the merger agreement is terminated, the JV Sale Agreement will automatically terminate without further obligation of any party thereunder.

A “Divestiture Transaction” refers to any transaction or proposed transaction involving the transfer, exchange or sale of any of our owned real property (whether structured as a transfer, exchange or sale of our equity, properties or assets or any of our subsidiaries) requested by Parent to occur in connection with closing, including certain transactions set forth in the disclosure schedules delivered in connection with the merger agreement.
Restriction on Solicitation of Company Takeover Proposals
We have agreed that, from and after the date of the merger agreement, except as permitted by certain exceptions described below, we will immediately cease any discussions or negotiations with any persons (other than Parent and Merger Sub) that may be ongoing as of the date of the merger agreement with respect to a company takeover proposal.
We have further agreed that we will not, and will cause each of our subsidiaries and our and their respective officers and directors not to, and will direct our representatives not to:
•
solicit, initiate, or knowingly encourage (including by way of furnishing non-public information relating to us or our subsidiaries) or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a company takeover proposal;

•
engage or participate in any discussions or negotiations regarding, or furnish to any other person any non-public information of us or our subsidiaries relating to or for the purpose of facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, a company takeover proposal;

•
approve, recommend or enter into, or publicly propose to approve, recommend or enter into, any letter of intent, agreement, binding commitment or agreement in principle with respect to a company takeover proposal; or

•	propose or agree to do any of the foregoing;
provided that we are permitted to grant a waiver of any standstill agreement in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto in order to permit a company takeover proposal to be made.
For purposes of the merger agreement, a “company takeover proposal” means any proposal or offer made by any person or group of persons (other than Parent and its subsidiaries and affiliates), and whether involving a transaction or series of related transactions, for:
•	a merger, reorganization, share sale, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Columbia;
•
the acquisition by any person or group of persons (other than Parent, Merger Sub and their respective affiliates) of more than 20% of the assets of Columbia and its subsidiaries, on a consolidated basis (including securities of the subsidiaries of Columbia); or

•
the direct or indirect purchase or acquisition by, or tender or exchange offer from, any person or group of persons (other than Parent, Merger Sub and their respective affiliates) of more than 20% of the shares of Columbia common stock then issued and outstanding.

Notwithstanding the foregoing, prior to obtaining the approval of the merger by our stockholders, if we receive an unsolicited bona fide written company takeover proposal from any person that did not result from a non-de minimis breach of the obligations described in this section entitled “ — Restriction on Solicitation of Company Takeover Proposals” and subject to us first entering into a confidentiality agreement having provisions that are no less favorable to such person than those contained in the confidentiality agreement between us and a fund affiliated with certain of the Sponsors and managed by the PIMCO Funds (provided that such agreement need not contain any standstill or similar provisions prohibiting the making of a company takeover proposal), and if our board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a superior proposal, then we and our representatives may:
•
furnish information (including non-public information) with respect to the Company and our subsidiaries to the person that has made such company takeover proposal and its representatives (provided that, substantially concurrently with the delivery to such person, we provide to Parent any non-public information concerning us or any of our subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided to Parent); and
•	engage in or otherwise participate in discussions or negotiations with the person making such company takeover proposal and its representatives regarding such company takeover proposal.
We are required to notify Parent promptly (but in no event later than 48 hours) after receipt of any company takeover proposal, any request for information relating to us or any of our subsidiaries by any person that informs us or any of our subsidiaries that it is considering making, or has made, a company takeover proposal, or any offer, proposal or inquiry relating to us or our subsidiaries that would be reasonably likely to lead to or that contemplates a company takeover proposal. Such notice must be confirmed in writing, and must indicate the identity of the person party making the company takeover proposal, inquiry or request and include the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or written correspondence). We are also required to promptly, and in any event within 48 hours, notify Parent in writing if we enter into discussions or negotiations concerning any company takeover proposal, and keep Parent reasonably informed of the status and material terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or written correspondence relating thereto.
For purposes of the merger agreement, a “superior proposal” means a company takeover proposal, substituting “50%” for “20%” in the definition thereof, that our board of directors reasonably determines in good faith, after consultation with our financial advisors and outside legal counsel, taking into account such legal, financial, regulatory and other factors as our board of directors considers to be appropriate, to be (1) more favorable to the Company and our stockholders than the transactions contemplated by the merger agreement and (2) reasonably capable of being consummated, taking into account required governmental approvals.
Obligation of the Board of Directors with Respect to Its Recommendation
Except in the circumstances and pursuant to the procedures described below, neither our board of directors nor any committee thereof is permitted to:
•
change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in any manner adverse to Parent, the Company Recommendation;

•	fail to include the Company Recommendation in this proxy statement;
•	approve or recommend to our stockholders a company takeover proposal;
•
in the event a company takeover proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Company Recommendation within 10 business days of Parent’s written request to us to do so, which request may be made only once with respect to any such company takeover proposal, except that Parent may make an additional request after any material change in the terms of such company takeover proposal;

•
authorize, cause or permit us or any of our subsidiaries to enter into any letter of intent, agreement, binding commitment or agreement in principle with respect to any company takeover proposal (other than a confidentiality agreement entered into in accordance with the provisions described above under “— Restriction on Solicitation of Company Takeover Proposals”); or

•	agree or publicly propose to do any of the foregoing.
We refer to any action described in the bullet points above as a “company adverse recommendation change.”
Notwithstanding the foregoing, prior to obtaining the approval of the merger by our stockholders, our board of directors may make a company adverse recommendation change other than in response to a company takeover proposal that constitutes a superior proposal, if, before taking such action:
•	a material development or material change in circumstances has occurred or arisen after the date of the merger agreement that was not known to us as of the date of the merger agreement;

•
our board of directors has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary or statutory duties under applicable law of our board of directors;

•	we have given Parent at least four business days prior written notice of our intention to take such action specifying, in reasonable detail, the reasons therefor;
•
during such notice period, our board of directors has considered and, at the reasonable request of Parent, caused us to engage in good faith discussions regarding any revisions to the terms of the merger agreement proposed in writing by Parent; and

•
at the end of such notice period, our board of directors has again determined, after consultation with independent financial advisors and outside legal counsel and taking into account any revisions to the terms of the merger agreement proposed by Parent, that the failure to make a company adverse recommendation change would reasonably be expected to be inconsistent with the fiduciary or statutory duties under applicable law of our board of directors.

In addition, prior to obtaining the approval of the merger by our stockholders, our board of directors may make a company adverse recommendation change and/or cause the Company to terminate the merger agreement in order to enter into a definitive agreement relating to a superior proposal, subject to the Company paying the company termination fee to Parent, if, before taking such action:
•
an unsolicited bona fide written company takeover proposal (that did not result from a material breach of the provisions described above under “—Restriction on Solicitation of Company Takeover Proposals”) is made to us by a third party;

•
our board of directors has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that such company takeover proposal constitutes a superior proposal;

•
our board of directors has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary or statutory duties under applicable law of our board of directors;

•
we have given Parent at least four business days prior written notice of our intention to take such action, including the material terms and conditions of, and the identity of the person making, any such company takeover proposal that is the basis of the proposed action and we have contemporaneously provided to Parent a copy of the company takeover proposal and a copy of any proposed acquisition agreements (with any amendment to any material term of such company takeover proposal requiring a new written notice and new notice period, except that the four business day period referred to in this bullet point will instead be equal to the longer of (1) two business days or (2) the period remaining under the original four business day notice period immediately prior to the delivery of the new written notice);

•
during such notice period, our board of directors has considered and, at the reasonable request of Parent, caused us to engage in good faith discussions regarding any revisions to the terms of the merger agreement proposed in writing by Parent; and

•
at the end of such notice period, our board of directors again has determined, after consultation with independent financial advisors and outside legal counsel and taking into account any revisions to the terms of the merger agreement proposed by Parent, that the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed by Parent were to be given effect, and that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary or statutory duties under applicable law of our board of directors.

Notwithstanding the foregoing, the Company and our board of directors are not prohibited from taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any “stop, look and listen” communication to our stockholders pursuant to Rule 14d-9(f) under the Exchange Act (and the issuance by the Company or our board of directors of a “stop, look and listen” statement pending disclosure of our position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a company adverse recommendation change).

Employee Benefits
Pursuant to the merger agreement, for a period of 12 months following the merger effective time, Parent has agreed to provide or cause its subsidiaries to provide to each individual who is an employee of the Company or any of its subsidiaries immediately prior to the merger effective time (each, a “Company employee”), for so long as such Company employee continues employment with Parent or its subsidiaries following the merger effective time, (1) base salary or wages at a rate that is no less favorable than the rate of base salary or wages provided to such Company employee immediately prior to the merger effective time, (2) an annual cash bonus opportunity that is no less favorable in amount than the annual cash bonus opportunity provided to such Company employee immediately prior to the merger effective time, (3) an annual long-term incentive award opportunity based on grant date fair value that are no less favorable than the grant date fair value of the annual long-term incentive award opportunity provided to such Company employee immediately prior to the merger effective time and (4) other compensation and benefits (other than severance) that are no less favorable, in the aggregate, than the other compensation and benefits provided to such Company employee immediately prior to the merger effective time. In addition, Parent has agreed to honor the terms of the Company’s Employee Change of Control Severance Protection Plan (as amended) and Executive Change of Control Severance Protection Plan (as amended).
With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its subsidiaries following the closing of the mergers and in which any of the Company employees participate, including any paid time off and severance plans, Parent has agreed that service with the Company or any of its subsidiaries and the predecessor of any of them will be treated as service with Parent or any of its subsidiaries, for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits (but not for accrual of or entitlement to pension benefits or post-employment welfare benefits, or to the extent that treatment would result in a duplication of benefits for the same period of service).
Parent has agreed to, and to cause its subsidiaries to, (1) waive any preexisting condition limitations otherwise applicable to each Company employee and his or her eligible dependents under any plan of Parent or an affiliate of Parent that provides health benefits in which such Company employee is eligible to participate following the merger effective time, other than any limitations that were in effect with respect to such Company employee and his or her eligible dependents immediately prior to the merger effective time under the corresponding benefit plan of the Company, (2) honor any deductible, co-payment and out-of-pocket maximums incurred by such Company employee and his or her eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an affiliate of Parent during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an affiliate of Parent and (3) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Company employee and his or her eligible dependents on or after the merger effective time, in each case to the extent such Company employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan of the Company prior to the merger effective time.
Pursuant to the merger agreement, the Company may, on the earlier to occur of the date on which the Company and its subsidiaries would pay annual bonuses for calendar year 2021 in the normal course and a date that is within five business days prior to the merger effective time, pay a 2021 annual cash bonus in respect of the portion of the 2021 calendar year elapsed prior to the merger closing date to each annual bonus eligible Company employee, with the amount of each such bonus determined by the Company in its discretion, provided that the aggregate amount of such bonus payments must not exceed the aggregate target 2021 annual bonus amount for all eligible Company employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2021 prior to the merger closing date and the denominator of which is 365. If the merger closing date occurs on or after February 1, 2022, then within five business days prior to the merger effective time, the Company and its subsidiaries may pay a prorated annual cash bonus in respect of the portion of the 2022 calendar year ending on the merger closing date to each annual bonus eligible Company employee, with the amount of each such prorated bonus determined by the Company in its discretion, provided that the aggregate amount of such prorated bonus payments must not exceed the aggregate target 2022 annual bonus amount for all eligible Company employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2022 through the merger closing date and the denominator of which is 365.
Directors and Officers’ Indemnification and Insurance
For at least six years after the merger effective time, the Surviving Company will, and Parent will cause the Surviving Company and the Surviving Partnership to, exculpate, defend, indemnify and hold harmless all past and present directors, officers and employees of the Company and Company OP or any of their respective subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company and Company OP or any of their respective subsidiaries to the fullest extent permitted by law against any costs and expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each such person to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the merger effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company, Company OP or any of their respective subsidiaries), including for acts or omissions occurring in connection with the process resulting in and the authorization, adoption and approval of, and entry into, the merger agreement and the consummation of the transactions contemplated by the merger agreement. In addition, the Surviving Company will, and Parent will cause the Surviving Company and the Surviving Partnership to, advance expenses (including reasonable legal fees and expenses) incurred by such persons in the defense of any proceeding or investigation with respect to the matters subject to indemnification pursuant to the provisions of the merger agreement described in this paragraph, and Parent, the Surviving Company and the Surviving Partnership will cooperate with such persons in the defense of any such proceeding or investigation.
For at least six years following the merger effective time, the articles of incorporation and bylaws of the Surviving Company and the partnership agreement of the Surviving Partnership must contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to persons referred to in the preceding paragraph for periods at or prior to the merger effective time than are currently set forth in the Company organizational documents and the partnership agreement of Company OP. Following the merger effective time, the indemnification agreements, if any, in effect on the date of the merger agreement with any of the directors, officers or employees of the Company, Company OP or any their respective subsidiaries will be assumed by the Surviving Company and Surviving Partnership and will continue in full force and effect in accordance with their terms.
At or prior to the merger effective time, subject to the provisions of the merger agreement, the Company and Company OP may obtain and pay for prepaid “tail” insurance policies with a claim period of six years after the merger effective time, with respect to directors’ and officers’ liability insurance and fiduciary insurance that provides coverage for the current and former directors and officers of the Company and Company OP that is substantially equivalent to and not less favorable than the existing policies of the Company and its subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and the Surviving Company and Surviving Partnership must maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six year terms and continue to honor their respective obligations under each policy.
Financing Cooperation
The consummation of the mergers is not conditioned upon Parent’s receipt of financing. Prior to the closing of the mergers, we are required to, and to cause our subsidiaries and their respective representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent, is customary in connection with the Parent’s debt financing (which we refer to as the debt financing) and is customarily provided for issuers in debt financings of the type contemplated by the Parent’s debt commitment letter relating to the debt financing, including using its reasonable best efforts to, upon Parent’s written request:
•	provide the debt financing sources and their respective agents with historical financial statements and other pertinent financial information regarding the party and its subsidiaries;
•
cause members of senior management with appropriate seniority and expertise to participate during normal business hours in a reasonable number of meetings, lender presentations, due diligence sessions, and calls and meetings with prospective lenders, underwriters and ratings agencies in connection with syndication and marketing with respect to the debt financing, in each case, upon reasonable notice at mutually agreed times and places;

•	reasonably cooperate with the debt financing sources and their respective agents’ reasonable and customary due diligence requests;
•	provide customary and reasonable assistance in the preparation of customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, prospectuses and prospectus supplements under the Securities Act and other materials in connection with a syndicated bank financing, securities (including CMBS) offering or other debt offering in connection with the debt financing, including by the delivery of customary authorization letters, confirmations and undertakings in connection with such marketing documentation (including with respect to presence or absence of material nonpublic information and accuracy of the information contained therein);
•
provide customary and reasonable assistance in the preparation of pro forma financial statements and pro forma financial information; it being understood that Parent will be responsible for the preparation of any pro forma financial statements for the debt financing (including the preparation of any pro forma calculations, any post-closing or other pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments that may be included therein);

•
instruct our certified independent auditors to provide (1) customary consent to use of their audit reports in any materials relating to the debt financing, including SEC filings and offering memoranda that include or incorporate the party’s consolidated financial information and their reports thereon in accordance with normal customary practice and (2) customary comfort letters (including “negative assurances” comfort) with respect to historical financial information in connection with the debt financing relating to the Company and our subsidiaries in customary form;

•
provide customary certificates and other customary closing documents as may be reasonably requested in writing by the debt financing sources; provided that (1) none of the documents or certificates will be executed and/or delivered except in connection with the closing of the mergers and (2) no liability will be imposed on us or any of our subsidiaries or any of their respective officers or employees involved prior to the merger effective time;

•
cause the taking of corporate actions within the control of the party reasonably necessary to permit the completion of the debt financing; provided that (1) none of the documents or certificates will be executed and/or delivered except in connection with the closing of the mergers and (2) no liability will be imposed on us or any of our subsidiaries or any of their respective officers or employees involved prior to the merger effective time;

•
to the extent necessary or advisable, facilitate the pledging of collateral and executing and delivering customary pledge and security documents (and any other customary documents or instruments required for the creation and perfection of security interests in the collateral securing the debt financing) or other customary definitive financing documents reasonably requested by the debt financing sources (including customary guarantees and other deliverables), provided, however, that no obligation of any party or any of such party’s subsidiaries under any such agreement or instrument under this clause will be effective until the merger effective time;

•
so long as such information is reasonably requested at least 10 business days prior to the closing date of the mergers, provide, at least five business days prior to the closing date of the mergers, to the debt financing sources all documentation and other information with respect to the party and its subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

•
provide such pertinent information reasonably requested, and updating such information, describing the party or its subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the debt financing such that, after giving effect to such updates, (1) such information, when taken as a whole, does not contain as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (2) the financial statements and other financial information included in such updated information are sufficiently current pursuant to specified SEC rules to the extent applicable and permit the party’s independent auditors to issue a customary comfort letter, including customary “negative assurance” comfort (in accordance with normal practices and procedures).

However, no obligations of the Company or any of our subsidiaries or any of our or their respective officers, directors, employees and agents or other representatives under any certificate, document or instrument delivered pursuant to our or their financing cooperation obligations under the merger agreement (except for the passing of resolutions or consents which are subject to the occurrence of the closing of the mergers passed by directors or officers continuing in their positions following such closing) will be required to be effective until the merger effective time.
Nothing in the merger agreement will, require us or any of our subsidiaries or our or their respective officers, directors, employees and agents or other representatives to:
•	pay any commitment or other fee, provide any security or incur any liability or obligation in connection with the debt financing or any other financing;
•	take or permit the taking of any action that would conflict with our organizational documents or the organizational documents of any of our subsidiaries;
•
take or permit the taking of any action that would reasonably be expected to conflict with, result in any material violation or breach of, or default (with or without lapse of time, or both) under, any applicable law or contracts of the Company or any of our subsidiaries;

•	provide access to or disclose information that we or any of our subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of our subsidiaries;
•	prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice;
•
pass resolutions or consents or approve or authorize the execution of or amendment of, or execute or amend, the debt financing or the definitive agreements relating to the debt financing or any agreement, document or instrument of any kind (other than any customary authorization letters), except for (1) resolutions or consents which are subject to the occurrence of the closing of the mergers passed by directors or officers continuing in their positions following such closing and (2) as provided in the obligation to provide certain closing documents subject to certain conditions as described above;

•	cause any director, officer or employee or stockholder of the Company or any of our subsidiaries to incur any personal liability;
•	take or permit the taking of any action that would cause any representation or warranty in the merger agreement to be breached by the Company or any of our subsidiaries; or
•	provide any cooperation that, in our reasonable opinion, would materially and adversely interfere with the ongoing operations of the Company and our subsidiaries.
The merger agreement does not require the Company or any of our subsidiaries, prior to the merger effective time, to be an issuer or other obligor with respect to the debt financing.
Certain Other Covenants
The merger agreement contains certain other covenants of the parties to the merger agreement relating to, among other things:
•	giving Parent and its authorized representatives reasonable access to our and our subsidiaries’ personnel, properties, contracts, books and records and other information;
•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;
•	actions necessary to exempt the merger agreement and the transactions contemplated by the merger agreement from, or minimized, the effect of any applicable anti-takeover statutes;
•	consultation regarding any press releases or other public announcements with respect to the merger agreement or the transactions contemplated by the merger agreement;
•	the indemnification of our and our subsidiaries’ directors, officers and employees;
•	certain tax matters; and
•	notification of certain matters relating to the merger agreement and the transactions contemplated by the merger agreement.

Conditions to the Mergers
The obligations of the parties to complete the mergers are subject to the satisfaction or waiver of the following mutual conditions:
•	the merger must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all the votes entitled to be cast on the matter; and
•
no order by any governmental entity has been entered and continues to be in effect and no law has been adopted that remains in effect or be effective, in each case, that prevents, enjoins, prohibits or makes illegal the consummation of the mergers.

The obligation of Parent and Merger Sub to complete the mergers is further subject to the satisfaction or waiver of the following conditions:
•
(1) except for certain of our representations regarding our organization, capitalization, corporate authority, absence of a material adverse effect and finders or brokers (the “Fundamental Company Representations”), our representations and warranties set forth in the merger agreement that are qualified by a “material adverse effect” qualification must be true and correct in all respects as so qualified at and as of the closing date as though made at and as of the closing date, (2) other than the Fundamental Company Representations, our representations and warranties set forth in the merger agreement that are not qualified by a “material adverse effect” qualification must be true and correct at and as of the closing date as though made at and as of the closing date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (3) certain of our representations regarding our capitalization set forth in the merger agreement must be true and correct in all but de minimis respects at and as of the closing date as though made at and as of the closing date and (4) the Fundamental Company Representations, other than certain of our representations regarding our capitalization set forth in the merger agreement, must be true and correct in all material respects at and as of the closing date as though made at and as of the closing date (disregarding all qualifications contained therein relating to materiality); provided that representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in (1), (2), (3) or (4), as applicable) only as of such date or period;

•
we and Company OP must have performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the merger effective time;

•	since the execution of the merger agreement, there must not have been a material adverse effect;
•
we must have delivered to Parent a certificate, dated the closing date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in the first, second and third bullet points above have been satisfied; and

•
we must have delivered to Parent a tax opinion of King & Spalding LLP, dated as of the closing date, concluding (subject to customary assumptions, qualifications and representations, including representations made by the Company and our subsidiaries in form and substance reasonably acceptable to Parent) that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with our taxable year ended December 31, 2003 through and including the merger effective time.

The obligation of the Company and Company OP to complete the mergers is further subject to the satisfaction or waiver of the following conditions:
•
(1) the representations and warranties of Parent and Merger Sub set forth in the merger agreement that are qualified by a parent material adverse effect qualification must be true and correct in all respects as so qualified at and as of the closing date as though made at and as of the closing date and (2) the representations and warranties of Parent and Merger Sub set forth in the merger agreement that are not qualified by a parent material adverse effect qualification must be true and correct at and as of the closing date as though made at and as of the closing date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a parent material adverse effect; provided that representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in (1) or (2), as applicable) only as of such date or period;

•
Parent and Merger Sub must have performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the merger effective time; and

•
Parent and Merger Sub must have delivered to us a certificate, dated the closing date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in the first and second bullet points above have been satisfied.

Termination of the Merger Agreement
We and Parent may mutually agree to terminate and abandon the merger agreement at any time prior to the closing date, even after we have obtained the requisite vote of our stockholders to approve the merger.
Termination by either Columbia or Parent
In addition, we, on the one hand, or Parent, on the other hand, may terminate the merger agreement by written notice to the other at any time prior to the closing date, even after we have obtained the requisite vote of our stockholders to approve the merger, if:
•
the merger has not been consummated on or prior to the End Date, provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to us or Parent if the primary cause of the failure of the merger to be consummated by the End Date is due to the material breach by us or Company OP (in the case of termination by us) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement;

•
an order by a governmental entity of competent jurisdiction has been issued, or a law has been enacted or promulgated, in each case after the date of the merger agreement, permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order or law has become final and nonappealable, provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to the Company or Parent if such order primarily resulted from the material breach by us or Company OP (in the case of termination by us) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement; or

•	the special meeting (as it may be adjourned or postponed) at which a vote on the merger was taken has concluded and the requisite vote of our stockholders to approve the merger has not been obtained.
Termination by Columbia
We may also terminate the merger agreement by written notice to Parent at any time prior to the closing date, even after we have obtained the requisite vote of our stockholders to approve the merger, if:
•
Parent or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (1) if it occurred or was continuing to occur on the closing date, would result in a failure of our closing conditions under the merger agreement and (2) is either not curable or is not cured by the earlier of the End Date and the date that is forty-five (45) days following written notice from us to Parent of such breach, inaccuracy or failure, provided that we and Company OP are not then in breach of any representation, warranty, covenant or agreement contained in this merger agreement that would give rise to a failure of Parent’s closing conditions under the merger agreement;

•
prior to obtaining the requisite vote of our stockholders to approve the merger, in order to enter into a definitive agreement relating to a superior proposal, in accordance with the procedures and restrictions described under “—Obligation of the Board of Directors with Respect to Its Recommendation;”

•
(1) all of Parent’s and Merger Sub’s closing conditions under the merger agreement are satisfied (other than those conditions that by their nature are to be satisfied at the closing and that are then capable of being satisfied if there were a closing) or waived, (2) we have indicated in writing to Parent that all of Parent’s and Merger Sub’s closing conditions (other than those conditions that by their nature are to be satisfied at the closing and that are then capable of being satisfied if there were a closing) are satisfied, (3) Parent fails to consummate the transactions contemplated by the merger agreement by the date upon which Parent is required to consummate the closing under the terms of the merger agreement and (4) we have confirmed to Parent in writing that we are ready, willing and able to consummate the closing.
Termination by Parent
Parent may also terminate the merger agreement by written notice to us at any time prior to the closing date, even after we have obtained the requisite vote of our stockholders to approve the merger, if:
•
the Company or Company OP has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which breach, inaccuracy or failure to perform (1) if it occurred or was continuing to occur on the closing date, would result in a failure of our closing conditions under the merger agreement and (2) is either not curable or is not cured by the earlier of the End Date and the date that is forty-five (45) days following written notice from Parent to us of such breach, inaccuracy or failure, provided that Parent and Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this merger agreement that would give rise to a failure of our closing conditions under the merger agreement; or

•
prior to obtaining the requisite vote of our stockholders to approve the merger, our board effects a company adverse recommendation change in accordance with the requirements described under “ — Obligation of the Board of Directors with Respect to Its Recommendation.”

Termination Fees
Termination Fee Payable by Columbia
We have agreed to pay the company termination fee of $86 million to Parent if:
•	we terminate the merger agreement pursuant to the provision described in the second bullet point under “— Termination of the Merger Agreement — Termination by Columbia”;
•	Parent terminates the merger agreement pursuant to the provision described in the second bullet point under “ — Termination of the Merger Agreement — Termination by Parent”; or
•	all of the following requirements are satisfied:
○
prior to the special meeting to obtain the requisite vote of our stockholders to approve the merger, a company takeover proposal (substituting 50% for the 20% threshold set forth in the definition of “company takeover proposal” (a “qualifying transaction”)) has been publicly made and not withdrawn prior to the special meeting (or any adjournment or postponement thereof);

○
the merger agreement is terminated by us or Parent pursuant to provisions described in the first bullet point or the third bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by either Columbia or Parent” or Parent terminates the merger agreement pursuant to the provision described in the first bullet point under “The Merger Agreement — Termination of the Merger Agreement — Termination by Parent”; and

○
at any time on or before the 12-month anniversary of the termination referred to in the immediately preceding sub-bullet point, we or any of our subsidiaries completes or enters into a definitive agreement with respect to such qualifying transaction.

In the event the merger agreement is terminated by us or Parent pursuant to provisions described in the third bullet point under “ — Termination of the Merger Agreement — Termination by either Columbia or Parent,” we have also agreed to reimburse Parent, Merger Sub and their respective affiliates for their reasonable documented out-of-pocket fees and expenses (including legal and other third-party advisor fees and expenses) incurred on or prior to the date of termination of the merger agreement in connection with the transactions contemplated under the merger agreement in an aggregate amount not to exceed $15 million, provided that if Parent also becomes entitled to receive a company termination fee, the amount paid by us as expense reimbursement to Parent, Merger Sub and their respective affiliates will be credited against the company termination fee.

Termination Fee Payable by Parent
Parent has agreed to pay the parent termination fee of $196 million to the Company if (1) we terminate the merger agreement pursuant to the provisions described in the first bullet point or third bullet point under “— Termination of the Merger Agreement — Termination by Columbia” or (2) either we or Parent terminate the merger agreement pursuant to provisions described in the first bullet point under “ — Termination of the Merger Agreement — Termination by either Columbia or Parent” and, at such time, we had the right to terminate the merger agreement pursuant to the provision described in the third bullet point under “ — Termination of the Merger Agreement — Termination by Columbia.”
The parent termination fee is subject to provisions intended to ensure amounts paid to the Company will not cause it to fail to meet certain REIT requirements under the Code.
Guaranty and Remedies
In connection with the merger agreement, the PIMCO Funds have entered into a guaranty in our favor to guarantee Parent’s payment obligations with respect to the parent termination fee under the merger agreement, subject to the terms and limitations set forth in the guaranty. The maximum aggregate liability of the PIMCO Funds under the guaranty will not exceed $196 million.
The merger agreement provides that the parties are entitled to specific enforcement, including specific enforcement of Parent’s and Merger Sub’s obligations to consummate the mergers. However, we and Company OP may only seek specific performance to require Parent or Merger Sub to consummate the mergers if certain conditions are met, including (1) Parent and Merger Sub’s closing conditions under the merger agreement (other than those conditions that by their nature are to be satisfied at the closing and that are then capable of being satisfied if there were a closing) have been satisfied or waived, (2) the joint venture sale transaction and debt financing contemplated in connection with the merger agreement have been funded or would be funded at closing if the equity financing contemplated in connection with the merger agreement were funded at the closing, (3) Parent and Merger Sub have failed to complete the closing by the date the closing is required under the merger agreement and (4) the Company has confirmed in writing that, if specific performance is granted and the joint venture sale transaction, debt financing and equity financing are funded, we will consummate the closing in accordance with the merger agreement. Under no circumstances will we be entitled to both a grant of specific performance and payment of the parent termination fee, and under no circumstances will Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance and payment of the company termination fee.
Amendment and Waiver
At any time prior to the merger effective time, any provision of the merger agreement may be amended or waived if, and only if, such amendment of waiver is in writing and signed, in the case of an amendment, by us, Company OP, Parent and Merger Sub. However, after receipt of the approval of our stockholders of the merger, if any such amendment or waiver would by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to such approval.

MARKET PRICE OF OUR COMMON STOCK
Our common stock is listed on the NYSE under the trading symbol “CXP.” On October 21, 2021, there were approximately 10,595 holders of record. Certain of our shares of common stock are held in “street” name and accordingly, the number of beneficial owners of such shares of common stock is not known or included in the foregoing number. The table below sets forth the quarterly high and low closing sales prices of our shares of common stock on the NYSE for the periods indicated and the dividends declared by us with respect to the periods indicated.
Year	Range		Cash Dividend per Share
	High	Low
Fiscal Year Ended December 31, 2019
First Quarter	$23.09	$18.73	$0.20
Second Quarter	$23.05	$20.57	$0.20
Third Quarter	$22.06	$20.70	$0.20
Fourth Quarter	$21.23	$20.03	$0.21
Fiscal Year Ended December 31, 2020
First Quarter	$22.47	$8.00	$0.21
Second Quarter	$15.92	$10.97	$0.21
Third Quarter	$13.42	$10.54	$0.21
Fourth Quarter	$14.87	$10.43	$0.21
Fiscal Year Ending December 31, 2021
First Quarter	$17.78	$13.49	$0.21
Second Quarter	$19.10	$17.10	$0.21
Third Quarter	$19.09	$15.55	$0.21
Fourth Quarter (through October 25, 2021)	$19.15	$19.03	$—
On September 3, 2021, the last trading day prior to the date of the public announcement of the merger agreement, the reported closing price per share for our common stock on the NYSE was $16.54. On October 25, 2021, the last trading day before the date of this proxy statement, the reported closing price per share for our common stock on the NYSE was $19.15. You are encouraged to obtain current market quotations for our common stock.
On September 15, 2021, we paid a regular quarterly dividend of $0.21 per share of common stock for the quarter ended September 30, 2021 to stockholders of record as of September 1, 2021. Under the terms of the merger agreement, subject to limited exceptions, including for Additional Dividends as may be necessary for Columbia or any of its subsidiaries to maintain our status as a REIT under the Code, if any, we may not declare or pay any other dividends to the holders of our common stock during the term of the merger agreement without the prior written consent of Parent. However, at the request of Parent, the Company may declare one or more REIT Dividends to holders of shares of common stock, payable immediately prior to the merger effective time, and/or Company OP may declare one or more Special Dividends to holders of Company OP Common Units, payable immediately prior to the partner merger effective time. If we declare and pay any Additional Dividends, Special Dividends or REIT Dividends, the merger consideration and/or the Company OP Common Unit Payment Amount, as applicable, will be decreased by an amount equal to the per share or per unit, as applicable, amount of such Additional Dividends, Special Dividends or REIT Dividends, such that in the mergers, for each share of common stock or each Company OP Common Unit, as applicable, the holder will receive an aggregate of $19.30 in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock, as of October 1, 2021, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our directors, (3) each of our named executive officers who is not a director and (4) our directors and executive officers as a group.
In accordance with SEC rules, each listed person’s beneficial ownership includes:
•	all shares the investor actually owns beneficially or of record;
•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and
•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days) after October 1, 2021.
Except as otherwise described in the notes below, the following beneficial owners own all shares directly and have sole voting power and sole investment power with respect to all common stock set forth opposite their respective names.
Name and Address of Beneficial Owner	Shares	Percentage	OP Units(1)	Percentage
Directors and Officers:(2)
Carmen M. Bowser	24,436	*	—	—
John L. Dixon	61,587	*	—	—
James A. Fleming(3)	198,903	*	—	—
Wendy W. Gill(3)	80,428	*	—	—
Jeffrey K. Gronning(3)	48,576	*	587,195	*
David B. Henry	24,436	*	—	—
Kevin A. Hoover(3)	106,926	*	—	—
Murray J. McCabe	33,338	*	—	—
E. Nelson Mills(3)	576,152	*	—	—
Constance B. Moore	30,155	*	—	—
Michael S. Robb	26,821	*	—	—
Thomas G. Wattles	37,748	*	—	—
Francis X. Wentworth, Jr.	15,810	*	587,195	*
All current executive officers and directors as a group (15 persons)	1,265,316	1.1%	1,174,390	1.0%
5% Owners:
The Vanguard Group, Inc.(4)	15,972,934	14.0%	—	—
BlackRock, Inc.(5)	11,804,793	10.3%	—	—
Invesco Ltd.(6)	5,814,487	5.1%	—	—
JP Morgan Chase & Co.(7)	5,787,298	5.0%	—	—
*	Less than 1%.
(1)
Mr. Gronning and Mr. Wentworth were issued Company OP Series A Preferred Units in connection with our acquisition of Normandy Real Estate Investments, LLC (the “Normandy Acquisition”). The Company OP Series A Preferred Units vest over three years, with 65% that vested at closing of the Normandy Acquisition, 15% vesting on the first anniversary of closing, 10% vesting on the second anniversary of closing, and 10% vesting on the third anniversary of closing, subject in each case to the holder being employed by Columbia or Company OP. The Company OP Series A Preferred Units may be converted into Company OP Common Units, and the Company OP Common Units may be exchanged for shares of our common stock. Amounts shown here represent the Company OP Series A Preferred Units that have vested or that may vest within 60 days of October 1, 2021. In the partnership merger, each Company OP Series A Preferred Unit issued and outstanding and owned by a holder other than Columbia immediately prior to the partnership merger effective time will be automatically cancelled and converted into the right to receive the Company OP Series A Preferred Unit Payment Amount.

(2)
Address of each named beneficial owner is c/o Columbia Property Trust, Inc., 315 Park Avenue South, New York, New York 10010. For purposes of the table, and in accordance with SEC rules, shares of common stock are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest or direct the divestment of the securities. A person is also considered to beneficially own shares of common stock that such person has the right to acquire within 60 days of October 1, 2021.

(3)	Includes unvested shares as follows: Mr. Fleming — 54,727; Ms. Gill — 29,226; Mr. Gronning — 56,748; Mr. Hoover — 35,787; and Mr. Mills — 182,834.
(4)
As of December 31, 2020, based solely upon information provided in a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group beneficially owned 15,972,934 shares of common stock, 15,518,889 of which it has sole dispositive power with respect thereto, and none of which it has sole voting power with respect thereto. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
As of February 28, 2021, based solely upon information provided in a Schedule 13G/A filed with the SEC on March 10, 2021, BlackRock, Inc. beneficially owned 11,804,793 shares of common stock, all of which it has sole dispositive power with respect thereto, and 11,418,629 of which it has sole voting power with respect thereto. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)
As of December 31, 2020, based solely upon information provided in a Schedule 13G filed with the SEC on February 16, 2021, Invesco Ltd. beneficially owned 5,814,487 shares of common stock, all of which it has sole dispositive power with respect thereto, and 3,787,297 of which it has sole voting power with respect thereto. The business address for Invesco Ltd. is 1555 Peachtree Street NW, Suite 1800, Atlanta, GA 30309.

(7)
As of December 31, 2020, based solely upon information provided in a Schedule 13G filed with the SEC on January 11, 2021, JPMorgan Chase & Co. beneficially owned 5,787,298 shares of common stock, 5,782,198 of which it has sole dispositive power with respect thereto, and 1,564,125 of which it has sole voting power with respect thereto. The business address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

NO DISSENTERS’ RIGHTS OF APPRAISAL
Holders of our common stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the merger because, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise such rights unless our board of directors, upon the affirmative vote of a majority of the entire board, determines that the rights apply. Our board of directors has made no such determination. In addition, under the Maryland General Corporation Law, holders of shares, like our common stock, listed on a securities exchange, generally are also not entitled to such rights. However, our stockholders can vote against the merger.
STOCKHOLDER PROPOSALS
We intend to hold an annual meeting of stockholders in 2022 only if the mergers are not completed. If we hold such an annual meeting, stockholder proposals intended to be presented at the 2022 annual meeting of stockholders must be received by our Corporate Secretary no later than December 9, 2021 in order to be considered for inclusion in our proxy statement relating to the 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act.
For a proposal of a stockholder to be properly presented at the 2022 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be delivered to our Corporate Secretary no earlier than the 150th day and no later than 5:00 p.m., Eastern Time on the 120th day before the first anniversary of the date of the proxy statement for the 2021 annual meeting of stockholders, or between November 9, 2021 and 5:00 p.m., Eastern Time, on December 9, 2021. If there is a delay or advancement of the 2022 annual meeting of stockholders by more than 30 days compared to the prior year, a stockholder proposal must be delivered no earlier than the 150th day and no later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice of the proposal or nomination must address the specific information set forth in our bylaws.
Stockholder proposals or nominations should be sent to the Corporate Secretary, Columbia Property Trust, Inc., 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.
HOUSEHOLDING OF PROXY MATERIALS
In accordance with SEC rules, we are sending only a single set of the printed proxy materials to any household at which two or more stockholders reside if they share the same last name or if we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” reduces the volume of duplicate information received at your household and helps us reduce costs.
Each stockholder subject to householding that receives printed proxy materials will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address and telephone number: Columbia Property Trust Investor Relations, c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, or call 1-855-347-0042. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.
OTHER MATTERS
Pursuant to our bylaws and Maryland law, only the matters set forth in the Notice of Special Meeting may be brought before the special meeting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings, including this proxy statement, are also available to you on the SEC’s website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents we filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2020;
•	our Quarterly Report on Form 10-Q for the quarters ended March, 31, 2021 and June 30, 2021;
•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2021;
•	our Current Reports on Form 8-K filed with the SEC on January 4, 2021, March 15, 2021, April 29, 2021 (Item 8.01 only), May 19, 2021, and September 7, 2021; and
•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.
To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.
We will provide without charge to each person, including any beneficial owner of our common stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to Columbia Property Trust, Inc., Corporate Secretary, 1170 Peachtree Street NE, Suite 600, Atlanta, Georgia 30309.
If you have any questions about this proxy statement, the special meeting or the mergers, or if you would like additional copies of this proxy statement, please contact our proxy solicitor, Innisfree, at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll free: (877) 825-8971
Banks and Brokers may call collect: (212) 750-5833
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 26, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

COLUMBIA PROPERTY TRUST, INC.,

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, LP,

PANTHER MERGER PARENT, INC.,

and

PANTHER MERGER SUB, LLC

Dated as of September 7, 2021

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 7, 2021, is by and among Columbia Property Trust, Inc., a Maryland corporation (the “Company”), Columbia Property Trust Operating Partnership, LP, a Delaware limited partnership (“Company OP”), Panther Merger Parent, Inc., a Delaware corporation (“Parent”), and Panther Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”). Each of the Company, Company OP, Parent, and Merger Sub is referred to herein as a “party” and, collectively, the “parties.”
WITNESSETH:
WHEREAS, the parties intend that, subject to the terms and conditions set forth herein, (a) at the date and time the Partnership Merger becomes effective (the “Partnership Merger Effective Time”), Merger Sub will be merged with and into Company OP pursuant to the Partnership Merger, with Company OP continuing as the surviving entity of the Partnership Merger, and in which (i) a portion of the outstanding Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time designated by Parent will remain outstanding as a number of Surviving Company OP Common Units, (ii) all other outstanding Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time and each outstanding Company OP Common Unit that is owned by a Company OP Minority Partner immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Company OP Common Unit Payment Amount, and (iii) each outstanding Company OP Series A Preferred Unit that is owned by a Series A Partner of Company OP immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Company OP Series A Preferred Unit Payment Amount; and (b) immediately following the Partnership Merger Effective Time, at the Effective Time, Parent shall merge with and into the Company, with the Company continuing as the surviving entity, and in which each outstanding share of common stock, par value $0.01 per share, of the Company immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration;
WHEREAS, each of the respective boards of directors, and general partners, as applicable, of the Company, Company OP, Parent and Merger Sub has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Partnership Merger and the Merger, to be advisable and in the best interests of the Company, Company OP, Parent and Merger Sub, respectively, and their respective stockholders or equity holders, as applicable, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, each of (a) the Company, in its capacity as the general partner of Company OP, and (b) Parent and Merger Sub has taken all actions required for the execution of this Agreement by Company OP, Parent and Merger Sub, respectively, and to approve the consummation by Company OP, Parent and Merger Sub, respectively, of the transactions contemplated hereby, including the Partnership Merger and the Merger, as applicable;
WHEREAS, the parties hereto intend, for U.S. federal (and applicable state and local) income tax purposes, that the Merger shall be treated as a taxable sale by the stockholders of the Company of all of their shares of Company Common Stock to Parent’s owners in exchange for the aggregate Merger Consideration payable in connection with the Merger;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investors have duly executed and delivered to the Company a guarantee, dated as of the date of this Agreement, in favor of the Company (the “Guarantee”); and
WHEREAS, concurrently with the execution of this Agreement, Parent, Company OP and the buyers listed therein have duly executed and entered into that certain Partnership Interest Purchase Agreement (the “JV Sale Agreement”) pursuant to which certain equity interests owned by Company OP will be sold to the buyers listed therein (the “JV Sale Transaction”), with the closing of such JV Sale Transaction to be subject to the occurrence of the Partnership Merger, and to occur prior to, the Partnership Merger Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.

THE MERGERS
Section 1.1 The Mergers.
(a) The Partnership Merger.
(i) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Partnership Merger Effective Time, Merger Sub shall be merged with and into Company OP (the “Partnership Merger”), the separate existence of Merger Sub shall cease, and Company OP shall continue as the surviving entity in the Partnership Merger (“Surviving Company OP”). The Partnership Merger will have the effects provided in this Agreement and as set forth in the DRULPA and the DLLCA.
(ii) The parties shall cause the Partnership Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) with the SSSD, in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time that the Partnership Certificate of Merger has been accepted for filing by the SSSD or at such other date and time as may be agreed to by the Company and Parent and specified in the Partnership Certificate of Merger, but in any event prior to the Merger.
(b) The Merger.
(i) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”) and Delaware General Corporation Law (“DGCL”), at the Effective Time, Parent shall be merged with and into the Company (the “Merger” and together with the Partnership Merger, the “Mergers”). As a result of the Merger, the separate existence of Parent shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger will have the effects provided in this Agreement and as set forth in the MGCL and DGCL.
(ii) The parties shall cause the Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (A) articles of merger for the Merger (the “Articles of Merger”) with the State Department of Assessment and Taxation of the State of Maryland (“SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the MGCL, (B) a certificate of merger for the Merger (together with the Articles of Merger, the “Merger Certificates”) with the Secretary of State of the State of Delaware (“SSSD”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL, and (C) any other filings, recordings or publications required, if any, under the MGCL in connection with the Merger. The Merger shall become effective at the time when the Merger Certificates have been accepted for record by the SDAT and SSSD, respectively, with such date and time specified in the Merger Certificates, or on such other date and time (not to exceed thirty (30) days from the date the Merger Certificates are accepted for record) as may be agreed to by the Company and Parent and specified in the Merger Certificates (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the parties shall cause the Effective Time to occur promptly following the Partnership Merger Effective Time.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place no later than the date that is the third (3rd) Business Day following the day on which the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the “Condition Satisfaction Date”) or at such other place, date and time as the Company and Parent may agree in writing; provided, that in the event a Divestiture Transaction set forth on Section 1.2 of the Company Disclosure Schedule is pending on the Condition Satisfaction Date, Parent shall have the right, by written notice to the Company on the Condition Satisfaction Date, to require that the Closing shall occur no earlier than the date that is one hundred and twenty five (125) days after the date of this Agreement. The Closing shall take place by electronic exchange of signatures and documents, unless otherwise agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3 Organizational Documents.
(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall become the articles of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law; provided that the articles of incorporation of the Surviving Company shall, to the fullest extent permitted by applicable Law, contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the articles of incorporation of the Company.
(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law; provided that the bylaws of the Surviving Company shall, to the fullest extent permitted by applicable law, contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the bylaws of the Company.
(c) At the Partnership Merger Effective Time, the limited partnership agreement of Company OP, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Company OP, with such changes (if any), effective after the Partnership Merger Effective Time, as may be determined by Parent in its sole discretion (but subject to and without limiting the provisions of this Agreement), until thereafter amended in accordance with the provisions thereof and applicable Law.
Section 1.4 Directors and Officers.
(a) From and after the Effective Time, the directors and officers of Parent immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(b) From and after the Partnership Merger Effective Time, (i) the general partner of Company OP immediately prior to the Partnership Merger Effective Time shall be the general partner of Surviving Company OP until the Effective Time, and from and after the Effective Time, the Surviving Company shall be the general partner of Surviving Company OP, and (ii) the officers and authorized signatories of Merger Sub immediately prior to the Partnership Merger Effective Time shall be the officers and authorized signatories of Surviving Company OP until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 1.5 Tax Consequences. The parties intend that for U.S. federal (and applicable state and local) income tax purposes the Merger shall be treated as a taxable sale by the stockholders of the Company of all of their shares of Company Common Stock to Parent’s owners in exchange for the aggregate Merger Consideration payable in connection with the Merger. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal (and, if applicable, state and local) income tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:
(a) Company Common Stock. Subject to Section 2.1(d), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Company Common Stock) shall be automatically converted into the right to receive nineteen dollars and thirty cents ($19.30) in cash (the “Merger Consideration”). As a result of the Merger, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist as shares of Company Common Stock, and each evidence of shares in book-entry form previously evidencing shares of Company Common Stock immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing shares of Company Common Stock immediately prior to the Effective Time (the “Company Common Stock Certificates”) shall thereafter represent the right to receive the Merger Consideration in accordance with Section 2.3, without interest. The Merger Consideration shall be subject to adjustment as specified in Section 2.1(d) and Section 5.15(b).
(b) Excluded Company Common Stock. Each share of Company Common Stock that is owned by the Company as treasury stock, by any direct or indirect wholly owned Subsidiary of the Company, by Parent or by any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Company Common Stock”) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as shares of Company Common Stock, and no consideration shall be delivered in exchange therefor.
(c) Treatment of Parent Common Stock. Each share of common stock, par value 0.001 per share, of Parent issued and outstanding immediately prior to the Merger shall following the Merger be converted into and become a share of the Surviving Company, held by the same holder of such share prior to the Merger.
(d) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the shares of outstanding Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration and the Company OP Common Unit Payment Amount shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(d) shall be deemed to permit or authorize the Company to effect any such change that it is not authorized or permitted to undertake pursuant to this Agreement.
Section 2.2 Effect on Partnership Interests. As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:
(a) Limited Liability Company Interests in Merger Sub. Each Series A Common Unit of Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall, collectively, be converted into and become one common unit of partnership interest in Surviving Company OP (each, a “Surviving Company OP Common Unit”).
(b) Company OP Common Units Held by the Company. A number of Company OP Common Units designated by Parent (whether constituting a portion of the Company’s limited partnership interest in Company OP or the Company’s general partnership interest in Company OP, or both) that are owned by the Company immediately prior to the Partnership Merger Effective Time, shall remain outstanding as one Surviving Company OP Common Unit and, immediately following the Partnership Merger Effective Time, shall be held by the Company, and no payment shall be made with respect thereto. All other Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time shall be automatically converted into the right to receive the Merger Consideration.
(c) Company OP Common Units Held by Company OP Minority Partners. Each Company OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a holder of

Company OP Common Units other than the Company (each such holder, a “Company OP Minority Partner”) shall be automatically converted into the right to receive nineteen dollars and thirty cents ($19.30) in cash (the “Company OP Common Unit Payment Amount”). As a result of the Partnership Merger, all Company OP Common Units issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a Company OP Minority Partner shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of such Company OP Common Units in book-entry form previously evidencing such Company OP Common Units immediately prior to the Partnership Merger Effective Time (the “Company Book-Entry OP Common Units”) and each certificate previously representing such Company OP Common Units immediately prior to the Partnership Merger Effective Time (the “Company OP Common Unit Certificates”) shall thereafter represent the right to receive the Company OP Common Unit Payment Amount in accordance with Section 2.3, without interest. The Company OP Common Unit Payment Amount shall be subject to adjustment as specified in Section 2.1(d) and Section 5.15(b)(i).
(d) Company OP Series A Preferred Units Owned by Company OP Preferred Partners. Each Company OP Series A Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a holder of Company OP Series A Preferred Units other than the Company (each such holder, a “Company OP Preferred Partner”) shall be automatically cancelled and converted into the right to receive twenty six dollars and fifty cents ($26.50) in cash (the “Company OP Series A Preferred Unit Payment Amount”). As a result of the Partnership Merger, all Company OP Series A Preferred Units issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a Company OP Preferred Partner shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of such Company OP Series A Preferred Units in book-entry form previously evidencing such Company OP Series A Preferred Units immediately prior to the Partnership Merger Effective Time (the “Company Book-Entry OP Series A Preferred Units” and, together with the Company Book-Entry Shares and the Company Book-Entry OP Common Units, the “Company Book-Entry Securities”), and each certificate previously representing such Company OP Series A Preferred Units immediately prior to the Partnership Merger Effective Time (together with the Company Common Stock Certificates and the Company OP Common Unit Certificates, the “Company Certificates”) shall thereafter represent the right to receive the Company OP Series A Preferred Unit Payment Amount, in accordance with Section 2.3, without interest.
Section 2.3 Exchange of Certificates.
(a) Exchange Agent. At or immediately prior to the Partnership Merger Effective Time, Parent shall, deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Certificates and the Company Book-Entry Securities, for exchange in accordance with this Article II, cash sufficient to pay the aggregate Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount issuable pursuant to Section 2.1(a), Section 2.2(c) and Section 2.2(d) in exchange for such Company Certificates and Company Book-Entry Securities. Such cash so deposited is hereinafter referred to as the “Exchange Fund.” Funds made available to the Exchange Agent shall, if Parent so elects, be invested by the Exchange Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Exchange Agent to the holders of the Company Certificates and the Company Book-Entry Securities in accordance with this Article II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Company or the Exchange Agent from promptly making the payments required by this Article II.
(b) Exchange Procedures.
(i) As soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), the Surviving Company shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of one or more Company Certificates as of immediately prior to the Partnership Merger Effective Time, (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as Parent may reasonably specify and are reasonably acceptable to the Company, and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash consideration issuable pursuant to Section 2.1(a), Section 2.2(c) and Section 2.2(d).
(ii) Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the cash consideration formerly represented by such Company Certificate pursuant to the provisions of this Article II, to be mailed, made available for collection by hand or delivered by wire transfer, within five (5) Business Days following the later to occur of (A) the Effective Time and (B) the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.3(b), each Company Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the cash consideration as expressly set forth in this Article II.
(iii) As promptly as practicable following the Effective Time (but in no event later than five (5) Business Days thereafter), the Surviving Company shall cause the Exchange Agent to issue to each holder of Company Book-Entry Securities as of immediately prior to the Partnership Merger Effective Time the aggregate cash consideration that such holder is entitled to receive in respect of such Company Book-Entry Securities pursuant to this Article II, in each case, automatically without any action on the part of such holder or delivery of any certificate, Letter of Transmittal or other evidence to the Exchange Agent, and such Company Book-Entry Securities shall have been cancelled in accordance with this Article II.
(iv) In the event of a transfer of ownership of shares of Company Common Stock, Company OP Common Units or Company OP Series A Units held by Company OP Minority Partners or Company OP Preferred Partners that is not registered in the transfer records of Company or Company OP, as applicable, it shall be a condition of payment that any Company Certificate surrendered in accordance with the procedures set forth in this Section 2.3 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Company Book-Entry Securities shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Company Certificate surrendered or Company Book-Entry Securities properly transferred, or shall have established to the satisfaction of Parent that such Transfer Taxes either have been paid or are not applicable. No interest shall be paid or accrued for the benefit of (A) holders of the Company Certificate on the consideration otherwise payable upon the surrender of the Company Certificate pursuant to this Article II or (B) Company Book-Entry Securities on the consideration otherwise payable in respect of such shares pursuant to this Article II.
(c) No Further Ownership Rights. The cash consideration issued upon conversion of shares of Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units, respectively, and there shall be no further registration of transfers on the stock transfer books of Parent or the Surviving Company of the shares of Company Common Stock or on the unit transfer books of Company OP of the Company OP Common Units held by Company OP Minority Partners and the Company OP Series A Preferred Units held by Company OP Preferred Partners that were outstanding immediately prior to the Partnership Merger Effective Time or the Effective Time, as applicable. If, after the Partnership Merger Effective Time or the Effective Time, as applicable, Company Certificates that were outstanding immediately prior to the Partnership Merger Effective Time or the Effective Time are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Article II.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Company Common Stock (whose such shares are entitled to be exchanged for cash consideration in accordance with and subject to the provisions of this Article II) and the holders of Company OP Common Units and Company OP Series A Preferred Units (whose units are entitled to be exchanged for cash consideration in accordance with and subject to the provisions of this Article II and have not thereto complied with the requirements of this Article II) after the date that is twelve (12) months following of the Closing Date shall be delivered to the Surviving Company, upon demand, and any such former holders of shares of Company Common Stock or any former holder of Company OP Common Units or Company OP Series A Preferred Units shall thereafter look only to the Surviving Company for payment of their claim for Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units, as applicable.
(e) No Liability. None of Company, Company OP, Parent, Merger Sub or the Surviving Company nor any employee, officer, director, agent or Affiliate of any of them shall be liable to any holder of shares of Company Common Stock or any holder of Company OP Common Units or Company OP Series A Preferred Units for the cash consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares or units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal Representatives previously entitled thereto.
(f) Withholding Rights. Each of Parent, Merger Sub, the Surviving Company, Company OP, Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company OP Common Units, Company OP Series A Preferred Units or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Company, Merger Sub, the Surviving Company, Company OP, the Surviving Company OP or the Exchange Agent and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(g) Dividends and Distributions. In the event that (i) a dividend or other distribution with respect to the shares of Company Common Stock that is permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the Effective Time and (B) has not been paid as of the Effective Time, or (ii) a dividend or other distribution with respect to the Company OP Common Units or Company OP Series A Preferred Units that is permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the Partnership Merger Effective Time and (B) has not been paid as of the Partnership Merger Effective Time, then, in each case, the holders of shares of Company Common Stock or the holders of Company OP Common Units or Company OP Series A Preferred Units, as applicable, shall be entitled to receive such dividend or distribution from the Company or Company OP, as applicable, as of immediately prior to the Effective Time or the Partnership Merger Effective Time, as applicable.
(h) Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(d), Parent) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration, the Company OP Common Unit Payment Amount or the Company OP Series A Preferred Unit Payment Amount, as applicable, in accordance with the terms of this Agreement.
Section 2.4 Treatment of Company Equity Awards.
(a) Effective immediately prior to the Effective Time, each restricted stock award (each, a “Company Restricted Stock Award”) granted under the Company Long-Term Incentive Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on behalf of the holders thereof, automatically become fully vested and be cancelled in exchange for the right of the holder thereof to receive, at or within five (5) Business Days following the Effective Time, a payment (without interest and less applicable withholding Taxes) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Award and (ii) the Merger Consideration.

(b) At the Effective Time, each performance unit (each, a “Company Performance Unit Award”) granted under the Company Long-Term Incentive Plan shall automatically become fully vested and be cancelled in exchange for the right of the holder thereof to receive, within five (5) Business Days following the Effective Time, a payment (without interest, and less any applicable withholding Taxes) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance Unit Award determined based on the achievement of the performance goals at the greater of (A) target performance and (B) actual performance through the latest practicable date prior to the Closing Date (as determined by the Compensation Committee of the Company’s board of directors (the “Company Board”)), and (ii) the Merger Consideration.
(c) Prior to the Closing, the Company Board (or an applicable committee thereof) shall adopt such resolutions as are necessary to authorize the treatment of the Company Restricted Stock Awards and Company Performance Unit Awards in accordance with this Section 2.4.
Section 2.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.
Section 2.6 Further Assurances. If, at any time following the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to carry out the purposes of this Agreement, Parent and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to carry out the purposes of this Agreement.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the Securities and Exchange Commission (the “SEC”) since January 1, 2020 by the Company or any of its Subsidiaries prior to the date hereof (excluding any disclosures set forth in any “risk factors” or “forward-looking statements” sections or any other disclosures in each case to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:
Section 3.1 Organization.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s articles of incorporation and bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect, and the Company is not in material violation of any of their provisions.
(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of the Company and, to the Company’s knowledge, each joint venture of the Company, is in compliance in all material respects with the terms of its organizational documents. Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, each Subsidiary of the Company is a direct or indirect wholly owned Subsidiary of the Company. None of the Subsidiaries of the general partners of the Normandy Funds is party to any Contract that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.2 Capital Stock.
(a) The authorized capital stock of the Company consists of 225,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share. As of August 27, 2021, (A) (i) 114,898,733 shares of Company Common Stock were issued and outstanding (including 737,124 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards), (ii) 1,043,167 shares of Company Common Stock were subject to outstanding Company Performance Unit Awards, assuming that applicable performance metrics are achieved at target levels, and (iii) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and (B) (i) 114,898,733 Company OP Common Units were issued and outstanding, (ii) 3,244,451 Company OP Series A Preferred Units were issued and outstanding, and (iii) no other Company OP Common Units or Company OP Series A Preferred Units were issued and outstanding. All outstanding shares of Company Common Stock, all outstanding shares of Company OP Common Units and all outstanding shares of Company OP Series A Preferred Units are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights.
(b) Except (i) as set forth in Section 3.2(a) or (ii) as expressly permitted by Section 5.1(b), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or Company OP or any of their respective Subsidiaries is a party (A) obligating the Company, Company OP or any of their respective Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company, Company OP or any of their respective Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company, Company OP or any of their respective Subsidiaries, (3) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (4) register shares of the Company’s Common Stock or other securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or, other than with respect to Company Equity Awards, redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company, Company OP or any of their respective Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since August 27, 2021, through the date of this Agreement, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.
Section 3.3 Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.
(a) Each of the Company and Company OP has the requisite corporate or limited partnership power and authority to execute, deliver and perform their applicable obligations under this Agreement and, subject to (i) such approvals as have been or will have been obtained on or prior to the date of this Agreement and (ii) the approval of the Merger (the “Company Stockholder Approval”) by the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter at a meeting of the Company stockholders duly called and held (the “Company Stockholders’ Meeting”). The execution, delivery and performance by the Company and Company OP, as applicable, of this Agreement and the consummation of the transactions contemplated hereby, as applicable (including the Mergers) have been duly and validly authorized by the Company Board (in the case of the Company) and the Company (in the case of Company OP) and, except for such approvals as have been or will have been obtained on or prior to the date of this Agreement, the Company Stockholder Approval, the filing of the Merger Certificates with the SDAT and

SSSD, as applicable, and the Partnership Certificate of Merger with the SSSD, no other corporate or limited partnership action or proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company and Company OP of this Agreement or the consummation of the transactions contemplated hereby, as applicable (including the Mergers). The Company Board has unanimously (i) declared advisable and approved this Agreement and the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers, (iii) resolved to recommend that the stockholders of the Company approve the Merger (the “Company Recommendation”) and (iv) directed that the approval of the Merger be submitted for consideration by the Company’s stockholders at a meeting thereof. This Agreement has been duly and validly executed and delivered by the Company and Company OP, and assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and Company OP and is enforceable against the Company and Company OP in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws of general applicability affecting creditors’ rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).
(b) Other than in connection with or in compliance with (i) the filing of the Merger Certificates with the SDAT and SSSD, as applicable, (ii) required filings or approvals under the Securities Act, and the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) any required filings or approvals required under the rules and regulations of the NYSE, (iv) the filing of the Partnership Certificate of Merger with the SSSD, and (v) the applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”), (clauses (i) – (v), collectively, the “Transaction Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company or its Subsidiaries of the transactions contemplated by this Agreement, except, in each case, where the failure to make or obtain such Transaction Approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c) The execution and delivery by the Company and Company OP of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default (with or without notice of lapse of time, or both) under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound (including any Company Benefit Plan), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents, or (iii) conflict with or violate any applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.4 Reports and Financial Statements.
(a) The Company has timely filed or furnished in all material respects all forms, documents, schedules, statements, reports and other documents required to be filed or furnished by it with the SEC since December 31, 2018 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (all such forms, documents, schedules, statements, reports and other documents filed or furnished by the Company since such date, as supplemented or amended since the time of filing and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is currently required to file periodic reports with the SEC or under any applicable foreign securities Law or to any foreign securities exchange or quotation service.
(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from and are in accordance with in all material respects the books, records and accounts of the Company and its Subsidiaries, and (iv) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.
(c) The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, since December 31, 2018. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.
(d) The Company has provided to Parent prior to the date hereof true and complete copies of the audited financial statements, prepared in accordance with GAAP, of each of the CREM Clients, for the three (3) fiscal years ending December 31, 2020, December 31, 2019 and December 31, 2018 (each hereinafter referred to as a “CREM Client Financial Statement”). Each of the CREM Client Financial Statements is consistent in all material respects with the books and records of the related CREM Client, and presents fairly in all material respects the consolidated financial position of the CREM Client in accordance with GAAP, applied on a consistent basis (except as otherwise noted therein) at the respective date of such CREM Client Financial Statement and the results of operations and cash flows for the respective periods indicated.
Section 3.5 Internal Controls and Procedures.
(a) The Company has established and maintains (and since December 31, 2018 has maintained) disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting. The Company has designed and maintains (and since December 31, 2018 has maintained) disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) designed to provide reasonable assurance (i) that all information required to be disclosed by the Company in the reports that it submits, files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, (ii) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are made only in accordance with the authorizations of management and the directors of the Company, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the financial statements of the Company and (v) that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the Company’s knowledge, since December 31, 2018, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (a) any material weakness or significant deficiencies in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, or (b) any fraud, whether or not material, that involves the management the Company who have a significant role in the Company’s internal control over financial reporting.
(b) Since December 31, 2018 through the date of this Agreement, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(c) Since December 31, 2018, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or officer of the Company has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis), and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported to the Company Board or any committee thereof evidence of a material violation of any Securities Laws or breach of fiduciary or statutory duty relating to periods after December 31, 2018, by the Company or any of its officers, directors, employees or agents.
(d) Neither the Company, Company OP nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among the Company, Company OP or any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate of the Company, Company OP or any Subsidiary of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company, Company OP, or any Subsidiary of the Company in any of their financial statements or other Company SEC Documents.
Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a non-consolidated balance sheet of the Company and its Subsidiaries, except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q as of June 30, 2021 (including any notes thereto), (b) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law, (c) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, and (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.7 Compliance with Law; Permits.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries, and the Company Real Property, are in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments or Orders of Governmental Entities (collectively, “Laws” and each, a “Law”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or alleged failure to comply with any Law in a material respect.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries validly hold all authorizations, licenses, permits, franchises, variances, exemptions, certificates, approvals, Orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”); (ii) all applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entities; and (iii) neither the Company nor any of its Subsidiaries has received any written claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Company Permits, and to the Company’s knowledge no such noncompliance exists.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past three years, directly or indirectly, (i) used any funds of the Company or any of its

Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) violated or is in violation of applicable Bribery Legislation.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries, (i) is a Sanctioned Person; (ii) has in the past three (3) years engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, except pursuant to a license from the United States; or (iii) has in the past three (3) years violated, or engaged in any conduct sanctionable under, any Sanctions Law.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither CREM nor any of its officers, managers, directors, members, partners, or employees has been the subject of any investigations or disciplinary proceedings or orders of any Governmental Entity arising under applicable Securities Laws which would be required to be disclosed on Form ADV, would constitute any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of the use of the Rule 506 exemption by any CREM Client, or related to any Laws and regulations applicable to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, and no such disciplinary proceeding or order is pending or, to the knowledge of the Company, threatened; (ii) neither CREM nor any of its officers, managers, directors, or employees have been permanently enjoined by the order, judgment or decree of any court or other Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity; and (iii) none of CREM or any other Person “associated” (as defined under the Advisers Act or its equivalent under any applicable Law) with CREM has been subject to, or has engaged in or been found to have engaged in conduct that could lead to, a disqualification pursuant to Section 203(e) or 203(f) of the Advisers Act (or its equivalent under any applicable Laws) to serve as an investment adviser or as an associated Person of a registered investment adviser nor, to the knowledge of the Company, is there any basis for such disqualification.
(f) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.8 (Environmental Matters) and Section 3.14 (Tax Matters).
Section 3.8 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, each holds, or has applied for, all of the Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, and each are in compliance with the terms and conditions of such Environmental Permits;
(b) neither the Company nor any of its Subsidiaries has received any written notice or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any applicable Environmental Law;
(c) neither the Company nor any of its Subsidiaries has been subject to any judgment, decree or judicial Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, which is still in effect or has any ongoing obligations;
(d) neither the Company nor any of its Subsidiaries has used, generated, stored, treated or handled any Hazardous Materials in a manner that would reasonably be expected to result in Liability under any applicable Environmental Law;
(e) neither the Company nor any of its Subsidiaries has caused a release of or arranged for the disposal or treatment of Hazardous Materials at any site that would reasonably be expected to result in Liability or remediation obligations under any applicable Environmental Law; and

(f) to the knowledge of the Company, all Hazardous Materials which have been removed from any Company properties or sites have been handled, transported and disposed in compliance with all applicable Environmental Laws.
Section 3.9 Employee Benefit Plans.
(a) Section 3.9(a) of the Company Disclosure Schedule contains a true, complete and correct list of each material Company Benefit Plan. On or prior to the date hereof, the Company has made available to Parent a copy of each material Company Benefit Plan and, with respect thereto, if applicable, (i) all written amendments; (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; and (vi) any notice to or from the IRS or Department of Labor relating to any pending audits, investigations, claims or compliance resolution programs.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; (ii) all contributions or premiums required to be paid to any Company Benefit Plan by the Company have been timely paid; (iii) the Company and each of its Subsidiaries have performed all obligations required to be performed by it under, and is not in any respect in default under or in violation of, any Company Benefit Plan; and (iv) neither the Company or any of its Subsidiaries has engaged in or, has any indemnification liability for any third-party fiduciary with respect to, a transaction that has resulted in, or could result in, the assessment of a civil penalty pursuant to Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full.
(c) With respect to each Company Benefit Plan that, as of the date of this Agreement, is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, or on which each Qualified Plan and its related trust are entitled to rely, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Qualified Plan or the related trust.
(d) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. In the six (6) years prior to the date hereof, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. No Company Benefit Plan provides retiree medical or welfare benefits, except as required by Law.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), audits, investigations, lawsuits, arbitrations or other proceedings, in each case with respect to any Company Benefit Plan, which have been asserted or instituted.
(f) No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except for COBRA premium subsidies as required by Section 4980B of the Code.
(g) The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.
(h) Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation becoming due to any employee of the Company or any of its Subsidiaries, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company or any of its Subsidiaries, (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan, (iv) any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due pursuant to any Company Benefit Plan to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, or (v) any limitation being imposed on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.
Section 3.10 Employment and Labor Matters.
(a) As of the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement covering employees, (ii) neither the Company nor any of its Subsidiaries has voluntarily recognized, is negotiating a collective bargaining agreement with or has agreed to negotiate a collective bargaining agreement, with any labor organization, group or association with respect to its employees, and (iii) there are no efforts by organized labor or its Representatives pending or, to the knowledge of the Company, threatened to unionize any employees of the Company or any of its Subsidiaries.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, (ii) the Company and its Subsidiaries are in compliance with all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health standards, immigration, pay equity, workers’ compensation, worker classification and other Laws in respect of any reduction in force, and (iii) there are no material grievances or unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.
Section 3.11 Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) except with respect to the transactions contemplated hereby and the process resulting in such transactions, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (b) neither the Company nor any of its Subsidiaries has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 5.1(b) (other than Section 5.1(b)(i), (ii), (iv), (v), (viii), (x), (xi), (xii), (xvi) and (xvii) (and Section 5.1(b)(xix) as it relates to each of the foregoing)) and (c) there has not been any fact, change, circumstance, event, occurrence, condition or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.12 Litigation.
(a) There is no Proceeding to which the Company or any of its Subsidiaries is a party, or that otherwise involves their respective properties, assets or business, pending or, to the knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.
(b) There is no Proceeding pending, or to the knowledge of the Company, threatened, relating to the termination of, or limitation of, CREM’s rights under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions or under any other applicable Securities Laws that would reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.
Section 3.13 Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first published or disseminated to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
Section 3.14 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) The Company and each of its Subsidiaries has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns are correct, complete and accurate. All Taxes payable by the Company or any of its Subsidiaries have been fully and timely paid or adequately provided for in accordance with GAAP. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(b) The Company (i) for all taxable years commencing with the taxable year ended on December 31, 2003, and through and including the taxable year ended December 31, 2020, has been organized and operated in conformity for qualification and taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code, (ii) has operated, and will continue to operate, in such a manner so as to enable it to qualify as a REIT through the date of the Effective Time, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or, to the Company’s knowledge, threatened. Each Subsidiary of the Company has, since the date that is thirty (30) days after the calendar quarter in which the Company acquired an interest in such Subsidiary, been treated for U.S. federal income tax purposes as a partnership, disregarded entity, REIT, “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or “taxable REIT subsidiary” pursuant to Section 856(l) of the Code (a “TRS”). Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.
(c) Since January 1, 2018, the Company and its Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or (ii) any other liability for Taxes that has become due and that has not been previously paid other than in the ordinary course of business or transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the Company’s knowledge, since January 1, 2018, no event has occurred, and no condition or circumstance exists, which presents a risk that any Tax described in the preceding sentence will be imposed on the Company or any of its Subsidiaries.
(d) There are no Tax Protection Agreements currently in force.
(e) None of the Company or any of its Subsidiaries: (i) is currently the subject of any audit, examination, investigation or other proceedings by or against any Governmental Entity in respect of any Tax or Tax matter; (ii) has received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has received any notice in writing from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; or (iv) has any outstanding requests for any Tax ruling from any Governmental Entity.
(f) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement solely between the Company and/or its Subsidiaries and (ii) customary provisions in commercial agreements or arrangements not primarily relating to Taxes.
(g) None of the Company or any of its Subsidiaries has participated in a “listed transaction” (as defined in Treasury Regulations Section 1.6011-4(b)(2)).
(h) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable (i) in the two years prior to the date of this Agreement or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i) Neither the Company nor any of its Subsidiaries: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by Contract (excluding customary provisions in commercial agreements or arrangements not primarily relating to Taxes) or otherwise by operation of Law.
(j) Section 3.14(j) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company that is a REIT, QRS or TRS.
(k) Neither the Company nor any of its Subsidiaries (other than TRSs) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.14 and Section 3.9 (to the extent expressly relating to Taxes or Tax matters) are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.
Section 3.15 Real Property.
(a) Section 3.15(a) of the Company Disclosure Schedule lists the common street address for all real property owned by the Company or any of its Subsidiaries in fee as of the date hereof, and each such Subsidiary owning such real property (such real property, including all of the buildings, structures and other improvements thereon are, as the context may require, individually or collectively referred to as the “Owned Real Property”). Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.
(b) Section 3.15(b) of the Company Disclosure Schedule lists the common street address for all real property in which the Company or a Subsidiary of the Company holds a leasehold or subleasehold interest in any real property (the “Leased Real Property”), and each lease or sublease pursuant to which the Company or any such Subsidiary holds such interests (each, together with all amendments and modifications thereto and guaranties thereof, a “Lease” and collectively, “Leases”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company holds a valid leasehold or subleasehold, as applicable, in the Leased Real Property pursuant to the Lease pertaining thereto, free and clear of all Liens except for Permitted Liens.
(c) The rent rolls and operating statements delivered to Parent by the Company were prepared by or for the Company in the ordinary course of its business and such are used and relied upon by the Company in connection with its operation of Company Real Property.
(d) Neither the Company nor any of its Subsidiaries have received written notice of any, and to knowledge of the Company there is no, material uncured default under any Liens affecting the Company Real Property, except as would not materially adversely impair the current use, operation or value of such Company Real Property.
(e) None of the Company Real Property is subject to or encumbered by any purchase option, right of first-refusal or other contractual right or obligation to sell, assign or dispose of any of the Company Real Property or any material interest therein. Neither the Company nor any of its Subsidiaries has any contractual right or obligation to purchase any material real property or interest therein.
(f) The interests of the Company and its Subsidiaries in the Company Real Property constitute the only material real property rights and interests owned or possessed by the Company and its Subsidiaries.

(g) As of the date hereof, there are no existing, pending or, to the knowledge of the Company, threatened in writing appropriation, condemnation, eminent domain, rezoning or like proceedings or similar actions that affect, in any material respect, any Owned Real Property or, to the knowledge of the Company, Leased Real Property. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Real Property.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.
Section 3.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property free and clear of all Liens (except for Permitted Liens); (b) there are no pending Proceedings brought by the Company against any third Person alleging infringement of Company Intellectual Property and, to the knowledge of the Company, no third Person has infringed any of the Company Intellectual Property; (c) there are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s Intellectual Property, privacy or personal information or data rights, and, to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any such Intellectual Property, privacy or personal information or data rights; (d) since December 31, 2019 there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of any material Company trade secret held by the Company or its Subsidiaries; and (e) the Company Intellectual Property constitutes all Intellectual Property necessary to carry on the business of the Company and its Subsidiaries substantially as currently conducted.
Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, which, if initially rendered verbally, has been or will be confirmed by a written opinion, to the effect that based upon and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
Section 3.18 Material Contracts.
(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of each Contract to which the Company or any of its Subsidiaries is a party (other than Company Benefit Plans and any Contracts solely between the Company and any wholly owned Subsidiaries of the Company or solely between any wholly owned Subsidiaries of the Company), or by which it is bound or to which any of their respective assets are subject, including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, that:
(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2) or (10) of Regulation S-K promulgated by the SEC;
(ii) contains any non-compete, exclusivity or other provision purporting to restrict or limit, in any respect material to the Company and its Subsidiaries, taken as a whole, the right or ability of the Company or any of its Subsidiaries to compete with any other Person or to engage in any line of business or any geographic area;
(iii) is a Material Company Lease;
(iv) provides for Indebtedness for borrowed money (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of five million dollars ($5,000,000);
(v) grants any right of first refusal, right of first offer or similar right with respect to the acquisition or purchase of any material assets of the Company or its Subsidiaries;
(vi) (a) provides for the pending acquisition or disposition of any assets (or capital stock or other equity interests of any Person) with any outstanding obligations as of the date of this Agreement with a value in excess of ten million dollars ($10,000,000) and was entered into on or after December 31, 2019 or (b) pursuant to which any material earn-out, deferred or contingent payment of indemnification obligations of the Company or any of its Subsidiaries remain outstanding;
(vii) relates to a joint venture, partnership, co-investment or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;
(viii) requires the Company or any of its Subsidiaries to provide any funds to or make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in excess of ten million dollars ($10,000,000); or
(ix) is with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act and has not been so disclosed prior to the date of this Agreement.
All contracts of the types referred to in clauses (i) through (viii) above are referred to herein as “Company Material Contracts.”
(b) Neither the Company nor any of its Subsidiaries is in breach or violation of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is, with or without notice, or lapse of time, or both, in breach or violation of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that, with or without notice, or lapse of time or both, would constitute such a breach or violation thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.19 Finders or Brokers. Except for Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, and Eastdil Secured, LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers or incurred any liability for any such fees or commissions.
Section 3.20 State Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.9, no state “fair price,” “moratorium,” “control share acquisition” or “business combination statute or regulation” or other anti-takeover or similar Laws (each, a “Takeover Statute”) is applicable to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Mergers and the other transactions contemplated by this Agreement.
Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as the Company’s management believes is reasonable and customary for its business, (b) the Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, and (c) all such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance, in each case other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.
Section 3.22 Clients and Advisory Contracts.
(a) Each Advisory Contract has been performed in accordance with its terms, the Advisers Act and all other applicable Laws by CREM, except, in each case, as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. To the knowledge of the

Company, none of CREM, any CREM Client or any investor in any CREM Client is in default of any obligation (including any economic obligation) under any of its Advisory Contracts or any Advisory Contract in respect of CREM, except for such defaults as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. No subscription agreement or side letter materially alters the material terms of any Advisory Contract. No Person other than a full-time employee of the Company or a member of the investment committee of Normandy Real Estate Fund III, LP or Normandy Real Estate Fund IV, LP renders Investment Management Services to or on behalf of CREM Clients or solicits CREM Clients with respect to the provision of Investment Management Services by CREM.
Section 3.23 Code of Ethics; Compliance Procedures; Compliance.
(a) CREM has adopted (and since December 31, 2018 has maintained at all times required by applicable Law) and has in effect (i) a written code of ethics, as required by Rule 204A-1 under the Advisers Act, (ii) all other policies and procedures reasonably designed to ensure CREM’s compliance in all material respects with the Advisers Act and applicable SEC guidance related thereto, including but not limited to Rules 206(4)-2, 206(4)-5, 206(4)-6 and 206(4)-7 thereunder (all of the foregoing policies and procedures being referred to collectively as “Adviser Compliance Policies”), and (iii) all other policies and procedures required of CREM under the Advisers Act or other Securities Laws applicable to CREM, and has designated and approved a chief compliance officer.
(b) To the knowledge of the Company, there have been no material violations or allegations of material violations of the Adviser Compliance Policies. To the knowledge of the Company, CREM and each CREM Client is and has been at all times since December 31, 2018 in compliance in all material respects with the Adviser Compliance Policies and all applicable Laws. True and correct copies of the Adviser Compliance Policies in effect as of the date hereof (including any reports or filings under such policies and procedures since December 31, 2018 relating to compliance by CREM and all of its directors, officers, and/or employees subject thereto) have been delivered to Parent prior to the date hereof.
(c) The books and records of CREM are complete and correct in all material respects and have been maintained in all material respects in accordance with all applicable requirements of the Advisers Act and any other applicable Law. At the Closing, all of the books and records of CREM will be made available to Parent.
(d) As of the date of each filing, amendment or delivery, as applicable, each required filing of CREM’s Form ADV Parts 1, 2A and 2B and Form PF with the SEC was timely filed and, at the time it was filed, and during the period of its authorized use, complied in all material respects with applicable Law and did not omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, in each case except as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.
Section 3.24 CREM Clients.
(a) To the knowledge of the Company, (i) as to each CREM Client, there has been in full force and effect an Advisory Contract at all times that CREM was performing investment or portfolio management, advisory or sub-advisory or similar services for such CREM Client and (ii) each Advisory Contract was duly approved and performed in all material respects in accordance with the applicable organizational documents and applicable Law, in each case except as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. To the knowledge of the Company, each CREM Client currently is, and has been since its inception, operated in compliance in all material respects with the terms of its Advisory Contracts and all applicable Laws, except as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.
(b) To the knowledge of the Company, there are no outstanding consent judgments or SEC or judicial orders, deficiencies, violations or exceptions by any Governmental Entity, on or with regard to any of the CREM Clients or unresolved SEC comments with respect to any examination of CREM or any CREM Client, in each case that would reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. To the knowledge of the Company, there is no unresolved pending dispute by any investor in a CREM Client as of the date hereof that would reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.
Section 3.25 Additional Representations and Warranties Regarding the GP Entities.

(a) No GP Entity is in material default or breach under any Company Material Contracts or any other CREM Client governing documents, including with respect to any obligations to contribute or return capital to any CREM Client, including with respect to any capital commitment, capital contribution, “giveback,” “clawback” or other funding/return obligation, in each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b) Since December 31, 2018, no Person has taken or failed to take any action that would reasonably be expected to: (i) suspend or terminate any management, investment advisory or similar agreement by and between CREM, on one hand, and any CREM Client, GP Entity or other advisory client on the other hand (including, for the avoidance of doubt, each Advisory Contract), (ii) constitute grounds for removal of any GP Entity (or similar cessation of control) from such role under the governing documents of the applicable CREM Client, (iii) constitute grounds for suspension or early termination of any CREM Client’s commitment period or early termination or dissolution of any CREM Client or (iv) otherwise suspend the payment of management fees, carried interest or similar remuneration otherwise payable to CREM by any CREM Client, GP Entity or other advisory client, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.26 Affiliated Transactions. None of the following Persons is, as of the date hereof, a party to any agreement with the Company or any of its Subsidiaries that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K promulgated under the Securities Act that has not been so disclosed, in each case other than a Company Benefit Plan: (i) any executive officer or director of the Company, (ii) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of any class of securities of the Company or (iii) any “immediate family member” (as such term is Item 404 of Regulation S-K promulgated under the Securities Act ) of any person described in the foregoing clause (i).
Section 3.27 CFIUS Related Activities. Neither the Company nor any of its Subsidiaries engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) to the knowledge of the Company, the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) to the knowledge of the Company, the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
Section 3.28 No Other Representations. The Company acknowledges that none of Parent and Merger Sub or any Person on their respective behalf makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties expressly contained in Article IV, the Guarantee, the Equity Commitment Letter and the JV Sale Agreement.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability partnership duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform their applicable obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, the Partnership Merger and the Financing. The execution, delivery and performance by Parent and Merger Sub, as applicable, of this Agreement and the consummation by each of them of the transactions contemplated hereby (including the Merger, the Partnership Merger and the Financing), have been duly and validly authorized by the board of directors of Parent (the “Parent Board”) and the stockholders of Parent (in the case of Parent) and the board of directors of Merger Sub (the “Merger Sub Board”) and all of the members of Merger Sub (in the case of Merger Sub), and no other corporate action or proceedings on the part of either Parent or Merger Sub, are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Partnership Merger and the Financing. The Parent Board and the stockholders of Parent (in the case of Parent) and the Merger Sub Board and all of the members of Merger Sub (in the case of Merger Sub) have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Partnership Merger. The Parent Board has (i) determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of Parent adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company and Company OP, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.
(b) Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default (with or without notice of lapse of time, or both) under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub, or (iii) conflict with or violate any applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.3 Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.4 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company, any of its Subsidiaries or any of their respective securityholders in connection with or upon consummation of the transactions contemplated by this Agreement.
Section 4.6 Financing; Solvency.
(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for fee and other economic provisions that are customarily redacted in connection with transactions of this type, none of which would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or amount of the Debt Financing contemplated thereby in any respect), dated as of the date of this Agreement, by and among Parent and the lenders party thereto (collectively, the “Lenders”), providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”). The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
(b) Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letter, dated as of the date of this Agreement, by and among each of the parties thereto (each, an “Equity Investor”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) pursuant to which, upon the terms and subject to the conditions set forth therein, each Equity Investor has agreed to invest in Parent the amount set forth therein (the “Equity Financing”). The Equity Financing and the Debt Financing are collectively referred to as the “Financing.”
(c) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, of all the parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision.
(d) None of the Commitment Letters have been amended, modified or altered in any manner at any time through the Closing, except as permitted by Section 5.11(b), and none of the respective commitments contained therein have been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto.
(e) As of the date of this Agreement and assuming satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Parent’s or Merger Sub’s obligations to consummate the Mergers, (i) Parent has no reason to believe that any conditions to the Financing will not be satisfied by Parent on a timely basis on or prior to the Closing Date or (ii) any knowledge that any Lenders or Equity Investors will not, or is expected not to, perform its obligations under the Commitment Letters.
(f) As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letters and, to the knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters.
(g) As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could affect the availability, enforceability, conditionality or amount of the Financing contemplated by the Commitment Letters.
(h) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment fees or other fees and amounts required to be paid pursuant to the terms of the Commitment Letters on or prior to the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.
(i) The Financing, when funded in accordance with the Commitment Letters, will, together with the proceeds from the JV Sale Transaction and available cash on the Closing Date of the Company and its Subsidiaries, in the aggregate provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Commitment Letters, including the payment of the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount, any payments made in respect of equity or other incentive compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers (including all Indebtedness of the Company and its Subsidiaries contemplated or required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts required to be paid by Parent and Merger Sub pursuant to this Agreement and related costs and expenses of the Mergers (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub hereunder.
(j) Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Mergers have been satisfied or waived, (b) the representations and warranties set forth in Article III are true and correct in all material respects, and (c) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then at and immediately following the Effective Time and after giving effect to the Mergers and the other transactions contemplated by this Agreement, including the funding of the Financing, the Surviving Company and Surviving Company OP will be Solvent. Parent and Merger Sub are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.
(k) Notwithstanding anything to the contrary contained herein, each of the parties hereto agrees that a breach of the representation and warranty set forth in this Section 4.6, other than Section 4.6(j), on the Closing Date shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent is willing and able to consummate the Mergers (including paying all Merger Amounts) on the Closing Date.
Section 4.7 Guarantee. The Equity Investors have delivered to the Company a true, complete and correct copy of the executed Guarantee. As of the date of this Agreement, the Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of each Equity Investor in favor of Parent, enforceable by the Company in accordance with its terms, subject to the Enforceability Exceptions. No Equity Investor is in default or breach under the terms and conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guarantee.
Section 4.8 Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investors or any of their Affiliates, on the one hand, and any beneficial owner (or Affiliate of a beneficial owner) of more than five percent (5%) of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company, the management or control of the Company, or any employment, consulting or other arrangements) after the Effective Time.
Section 4.9 Ownership of Company Common Stock. None of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub, the Equity Investors or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.10 Investigation; No Other Representations. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties expressly contained in Article III (as qualified by the Company Disclosure Schedule). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement.
ARTICLE V.

COVENANTS AND AGREEMENTS
Section 5.1 Conduct of Business of the Company.
(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, including any Covid-19 Measure, or taken in good faith in response to or accordance with any Covid-19 Measure, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a)(i) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course consistent with past practice, (B) maintain and preserve intact its business organization, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (C) maintain its material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s and its Subsidiaries’ reasonable control excepted), (D) maintain all material insurance policies in all material respects, subject to ordinary course expirations, renewals and replacements thereof, (E) maintain the status of the Company as a REIT under the Code and (F) take the actions set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule.
(b) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, including any Covid-19 Measures, or taken in good faith response to any Covid-19 Measure, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) amend the Company Organizational Documents or the organizational documents of Company OP or any of the Company’s or Company OP’s respective Subsidiaries;
(ii) split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;
(iii) make, authorize, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) for any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) for (A) the payment of dividends or distributions declared prior to the date of this Agreement not to exceed, in the aggregate, twenty one cents ($0.21) per share of Company Common Stock, Company OP Common Unit and Company OP Series A Preferred Unit, respectively, and (B) pursuant to Section 5.15, (3) in connection with the vesting of Company Equity Awards outstanding on the date hereof in accordance with the terms thereof, (4) as may be reasonably necessary for the Company or any of its Subsidiaries to maintain its status as a REIT under the Code (collectively, any such dividends or distributions in this clause (4), “Additional Dividends”), or (5) as may be required in the ordinary course of business with respect to Normandy Real Estate Fund III, LP, Normandy Real Estate Fund IV, LP and Normandy Opportunity Zone Fund, LP (collectively, the “Normandy Funds”);
(iv) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(v) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (1) pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms, (2) in connection with the exchange of Company OP Common Units or the conversion of the Company OP Series A Preferred Units, in each case outstanding on the date hereof, (3) in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries or (4) as may be undertaken with respect to the Normandy Funds in the ordinary course of business;
(vi) merge or consolidate the Company or any of the Company’s Subsidiaries, or adopt, or permit any of the Company’s Subsidiaries to adopt, a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Mergers and other than any mergers, consolidations or reorganizations solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries;
(vii) incur, assume or guarantee (or otherwise become responsible for) any Indebtedness or issue any debt securities, except for (1) Indebtedness for borrowed money among the Company and/or its Subsidiaries or among Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, and (3) Indebtedness incurred in the ordinary course pursuant to the Existing Credit Agreements;
(viii) other than in accordance with a Company Material Contract in effect as of, and true, correct and complete copies of which have been made available to Parent prior to, the date hereof, sell, pledge, dispose of, transfer, lease, license, abandon, allow to lapse, assign or encumber any of its material properties or material assets, except (i) in connection with any transaction solely between or among the Company and wholly owned Subsidiaries of the Company or (ii) sales, leases or dispositions made in the ordinary course of business (other than as otherwise subject to restrictions under Section 5.1(b)(xvii));
(ix) acquire, make a binding offer to acquire, or commit to acquire, any material equity interest in or material properties or assets of any third Person (including by merger, consolidation or acquisition of stock or assets) other than acquisitions by the Normandy Funds in the ordinary course of business;
(x) except as required by any Company Benefit Plan as in effect on the date of this Agreement, (1) establish, adopt, materially amend or terminate any Company Benefit Plan, except for amendments or terminations in the ordinary course of business that do not materially increase costs, (2) increase in any respect the compensation or benefits of any current or former directors or employees of the Company or any Subsidiary, except for increases in the ordinary course of business consistent with past practices, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation to any current or former directors or employees of the Company or any Subsidiary, other than in the ordinary course of business, (4) enter into any new severance, change-in-control and retention compensation arrangements with any current or former directors, employees or other service providers of the Company or any Subsidiary, including allowing any new employees to become eligible participants in the Company’s Employee Change of Control Severance Protection Plan (as amended) or Executive Change of Control Severance Protection Plan, (5) accelerate any rights or benefits under any Company Benefit Plan, (6) accelerate the time of vesting or payment of any award under any Company Benefit Plan, (7) other than in the ordinary course of business, fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan, (8) hire any new employee of the Company or any Subsidiary, other than to replace employees who terminate employment following the date of this Agreement upon similar terms as the employee being replaced, other than severance protections, (9) promote or terminate the employment (other than for cause) of any employee of the Company or any Subsidiary at the level of Senior Vice President or above or whose total annual compensation opportunity is equal to or exceeds two hundred and fifty thousand dollars ($250,000) (in the case of promotion, whether before or after such promotion), or (10) enter into or amend any collective bargaining agreement or similar agreement;
(xi) settle or compromise any claims arising out of legal proceedings against the Company or its Subsidiaries, other than settlements of, or compromises for, any such legal proceedings (after taking into account insurance coverage maintained by the Company or its Subsidiaries) for less than one million dollars ($1,000,000) in the aggregate (except for claims arising out of legal proceedings in respect of Taxes, which shall be governed exclusively by Section 5.1(b)(xii));
(xii) except in each case to the extent required by Law or as the Company determines is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any of its Subsidiaries as a partnership, disregarded entity, REIT, TRS or QRS for U.S. federal tax purposes, make or change any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company or any of its Subsidiaries from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Entity, change any material accounting method with respect to Taxes, enter into any closing agreement with a Taxing Authority or surrender any right to claim a refund of a material amount of Taxes;
(xiii) implement or adopt any material change in its financial accounting principles or methods, other than as may be required by GAAP or applicable Law or any Governmental Entity;
(xiv) enter into, amend or modify any Tax Protection Agreement;
(xv) take any action, or fail to take any action, that would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership, disregarded entity, REIT, TRS or QRS for U.S. federal tax purposes, as the case may be;
(xvi) make or authorize, or commit to make or authorize, any capital expenditure, except for (1) capital expenditures not in excess of, in the aggregate, those contemplated by the capital expenditure budget set forth on Section 5.1(b)(xvi) of the Company Disclosure Schedules for the relevant period set forth therein, plus, in the aggregate, five million dollars ($5,000,000), and (2) capital expenditures made, authorized or committed by the Normandy Funds in the ordinary course of business;
(xvii) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(b), (1) enter into any (A) Company Material Contract or (B) a lease, sublease or occupancy agreement of real property under which the Company or any of its Subsidiaries is the landlord or sub-landlord or serves in a similar capacity and is related to the properties on Section 5.1(b)(xvii) of the Company Disclosure Schedule; or (2) materially modify, materially amend, or terminate (other than expirations in accordance with its terms) any (A) Company Material Contract or (B) a lease, sublease or occupancy agreement of real property under which the Company or any of its Subsidiaries is the landlord or sub-landlord or serves in a similar capacity and is related to the properties on Section 5.1(b)(xvii) of the Company Disclosure Schedule or waive, release or assigns any material rights or material claims thereunder (provided, that in the case of each of clause (1)(B) and (2)(B), Parent’s consent shall be deemed to be given pursuant to Section 5.1(b)(ii) if it provides no response or good faith and reasonable request for additional information within ten (10) Business Days after receiving a written request (email sufficient) from the Company for such consent (or, in the case of a request for additional information, within four (4) Business Days of receipt of such information));

(xviii) enter into any new material line of business; or
(xix) resolve or agree to take any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).
(c) Nothing contained in this Agreement shall (i) give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prohibit the Company from taking or causing to be taken any action, at any time or from time to time, that in the good faith judgment of the Company is reasonably necessary or appropriate for the Company to maintain its qualification as a REIT, preserve the status of any of its Subsidiaries as a partnership, disregarded entity, REIT, QRS or TRS, as applicable, for U.S. federal income tax purposes, or avoid or reduce the payment or imposition of any income or excise Tax or (iii) require the Company or any of its Subsidiaries to take (or not take) any action to the extent taking (or not taking) such action requires, under the organizational or other governing documents of any joint venture or similar agreement to which the Company or any of its Subsidiaries is a party, a consent or approval from any Person that is not an Affiliate of the Company.
(d) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, (i) knowingly take or fail to take any action that would prevent, materially delay or materially impede the consummation of the Financing, (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets or equity of, any Person, or enter into any new line of business, if such action would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or any of its Affiliates to procure, any authorizations, consents, Orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Entity entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby, or (iii) take (or fail to take) any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or any of its Affiliates to otherwise perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
Section 5.2 Access.
(a) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, afford to Parent and its Representatives, solely for the purposes of furthering the transactions contemplated hereby, reasonable access, during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time to its and its Subsidiaries’ personnel and Representatives, properties (including the Company Real Property for purposes of conducting surveys (at Parent’s expense)), Contracts, books and records and such other information concerning its business, properties and personnel as the Company may reasonably request. Notwithstanding anything to the contrary contained in this Section 5.2(a), (i) any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company, the Company OP and the Mergers or other confidential or competitively sensitive information and (ii) Parent and its Affiliates shall not conduct any environmental investigation at any Company Real Property involving sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company Real Property. All access pursuant to this Section 5.2(a) shall be (A)} conducted in such a manner as not to interfere unreasonably with the normal operations of the Company, any of its Subsidiaries or any of their respective Representatives and (B) coordinated through the Company’s designee.
(b) Notwithstanding anything to the contrary contained in this Section 5.2, none of the Company, any of its Subsidiaries and any of their respective Representatives shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of its legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to the Company, any of its Subsidiaries, any of their respective Representatives or the assets, or operation of the business, of the Company, any of its Subsidiaries or any of their respective Representatives or (B) Contract to which the Company, any of its Subsidiaries or any of their respective

Representatives is a party or by which any of their assets or properties are bound; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(c) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of May 12, 2021 between the Company and BRAVO Strategies IV LLC (the “Confidentiality Agreement”), which shall continue in full force and effect until the Effective Time or such later time as may be provided therein.
Section 5.3 Solicitation.
(a) Except as permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors not to, and shall direct the Company’s Representatives not to, (A) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information relating to the Company or its Subsidiaries) or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage or participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information of the Company or the Company’s Subsidiaries relating to or for the purpose of facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (C) approve, recommend or enter into, or publicly propose to approve, recommend or enter into, any letter of intent, agreement, binding commitment or agreement in principle with respect to a Company Takeover Proposal, or (D) propose or agree to do any of the foregoing; provided that the Company shall be permitted to grant a waiver of any standstill agreement in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto in order to permit a Company Takeover Proposal to be made.
(b) Upon the execution of this Agreement, the Company shall immediately cease any discussions or negotiations with any Persons (other than Parent and Merger Sub) that may be ongoing as of the date hereof with respect to a Company Takeover Proposal.
(c) Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Company Stockholder Approval, if the Company receives an unsolicited bona fide written Company Takeover Proposal from any Person that did not result from a non-de minimis breach of this Section 5.3 and subject to (i) compliance with the other terms of this Section 5.3 and (ii) first entering into a confidentiality agreement having provisions that are no less favorable to such Person than those contained in the Confidentiality Agreement (provided that such agreement need not contain any standstill or similar provision prohibiting the making of a Company Takeover Proposal), and if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives (provided that the Company shall, substantially concurrently with the delivery to such Person, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal.
(d) The Company shall promptly (but in no event later than forty-eight (48) hours) notify Parent in the event that the Company or any of its Subsidiaries receives a Company Takeover Proposal, any request for information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Company Takeover Proposal, or any offer, proposal or inquiry relating to the Company or its Subsidiaries that would be reasonably likely to lead to or that contemplates a Company Takeover Proposal. Such notice shall be confirmed in writing, and shall indicate the identity of the Person making the Company Takeover Proposal, inquiry or request and include the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or written correspondence). The Company shall also promptly, and in any event within forty-eight (48) hours, notify Parent in writing if it enters into discussions or negotiations concerning any Company Takeover Proposal or provides information to any Person pursuant to Section 5.3(b), and keep Parent reasonably informed of the status and material terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or written correspondence relating thereto.
(e) Except as permitted by this Section 5.3, neither the Company Board nor any committee thereof shall (i) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) approve or recommend to the stockholders of the Company a Company Takeover Proposal, (iv) in the event a Company Takeover Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of Parent’s written request to the Company to do so, which request may be made only once with respect to any such Company Takeover Proposal, except that Parent may make an additional request after any material change in the terms of such Company Takeover Proposal, (v)authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, binding commitment or agreement in principle with respect to any Company Takeover Proposal (other than a confidentiality agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or (vi) agree or publicly propose to do any of the foregoing (any action described in clauses (i) through (vi) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company Board may, subject to compliance with this Section 5.3(e), make a Company Adverse Recommendation Change, other than in response to a Company Takeover Proposal that constitutes a Company Superior Proposal, if, and only if, prior to taking such action (A) a material development or material change in circumstances has occurred or arisen after the date of this Agreement that was not known to the Company as of the date of this Agreement (provided, that in no event shall the fact in and of itself that the Company meets or exceeds, or fails to meet or exceed, internal or published projections, forecasts or revenue or earnings predictions for any period constitute such a material development or material change in circumstances that was not reasonably foreseeable as of the date of this Agreement (but the foregoing shall not exclude any change or development underlying such failure to meet or exceed such projections, forecasts or predictions)), (B) the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law, (C) the Company has given Parent at least four (4) Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, and (D) during such notice period, the Company Board has considered and, at the reasonable request of Parent, caused the Company to engage in good faith discussions regarding any revisions to the terms of this Agreement proposed in writing by Parent, and (E) at the end of such notice period, the Company Board has again determined, after consultation with independent financial advisors and outside legal counsel and taking into account any revisions to the terms of this Agreement proposed by Parent, that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law.
(f) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company Board may, subject to compliance with this Section 5.3(f), make a Company Adverse Recommendation Change and/or cause the Company to terminate this Agreement in accordance with Section 7.1(h) in order to enter into a definitive agreement relating to a Company Superior Proposal, subject to paying the Company Termination Fee in accordance with Section 7.3, if, and only if, prior to taking such action, (i) an unsolicited bona fide written Company Takeover Proposal (that did not result from a material breach of this Section 5.3) is made to the Company by a third Person, (ii) the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal, (iii) the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law, (iv) the Company has given Parent at least four (4) Business Days prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making, any such Company Takeover Proposal that is the basis of the proposed action and the Company has contemporaneously provided to Parent a copy of the Company Takeover Proposal and a copy of any proposed Company Acquisition Agreements (it being understood that any amendment to any material term of such Company Takeover Proposal and shall require a new written notice and new notice period, except that the four (4) Business Day period referred to in this clause shall instead be equal to the longer of (x) two (2) Business Days or (y) the period remaining under the original four (4) Business Day notice period immediately prior to the delivery of the new written notice), (v) during such notice period, the Company Board has considered and, at the reasonable request of Parent, caused the Company to engage in good faith discussions regarding any revisions to the terms of this Agreement proposed in writing by Parent, and (vi) at the end of such notice period, the Company Board again has determined, after consultation with independent financial advisors and outside legal counsel and taking into account any revisions to the terms of this Agreement proposed by Parent, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law.
(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Company Adverse Recommendation Change).
(h) Nothing in this Section 5.3 shall prohibit (A) the Company, or the Company Board, directly or indirectly through any Representative, from informing any Person of the restrictions set forth in this Section 5.3, or (B) the Company and its Representatives from contacting any Persons or group of Persons that have made a Company Takeover Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal is, or could reasonably be expected to result in, a Company Superior Proposal, and any such actions shall not be a breach of this Section 5.3.
Section 5.4 Filings; Other Actions.
(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC (and the Company shall use reasonable best efforts to cause such filing to be made within twenty (20) Business Days of the date hereof). Parent shall cooperate with the Company in the preparation of the Proxy Statement, and the parties shall furnish all information concerning it and its Affiliates (including, in the case of Parent and Merger Sub) and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The parties shall respond promptly to any comments from the SEC or the staff of the SEC. Each party shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the other party with copies of all correspondence between such party and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. Prior to filing or mailing the Proxy Statement (including any preliminary Proxy Statement and any amendment or supplement thereto) or any other documents related to the Company Stockholders’ Meeting, or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (and any amendment or supplement thereto), any other documents related to the Company Stockholders’ Meeting or response, and (ii) shall consider in good faith all comments reasonably proposed by Parent. If at any time prior to the Company

Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the parties with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(b) The Company shall take, in accordance with applicable Law and the Company Organizational Documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable after the Clearance Date, for the purpose of seeking the Company Stockholder Approval. The Company shall consult with Parent regarding the date to be used as the record date and the timing of any “broker search” required under Rule 14a-13 of the Exchange Act. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Stockholder Approval shall be the only matter (other than procedure matters and executive compensation matters related to the transactions contemplated by this Agreement) which the Company shall propose to be acted on by the Company stockholders at the Company Stockholders’ Meeting. In connection with the foregoing, the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be disseminated to its stockholders as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable after the date on which the Company is informed that the SEC has no further comments with respect to the preliminary Proxy Statement (such date, the “Clearance Date”). Unless the Company shall have made a Company Adverse Recommendation Change in accordance with Section 5.3, the Company shall include the Company Recommendation in the Proxy Statement and shall solicit the Company Stockholder Approval at the Company Stockholders’ Meeting.
(c) The Company shall cooperate with and keep Parent informed on a reasonably current basis by providing reasonably detailed updates regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Stockholders’ Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), to allow additional solicitation of votes in order to obtain the Company Stockholder Approval or (iv) to the extent the Company is obligated to do so under applicable Law; provided, that, except as required by Law, the Company Stockholders’ Meeting shall not be recessed, adjourned or postponed in accordance with the foregoing on more than two (2) separate occasions and shall not be recessed, adjourned or postponed by more than ten (10) Business Days on any such occasion without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, further, that, except as required by Law, in no case shall the Company Stockholders’ Meeting be recessed, adjourned or postponed to a date on or after the fifth (5th) Business Day preceding the End Date. In the event that the date of the Company Stockholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise consented in writing (not to be unreasonably withheld, conditioned or delayed), it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

Section 5.5 Employee Matters.
(a) For a period of twelve (12) months following the Effective Time, Parent shall provide or cause its Subsidiaries, including the Surviving Company, to provide to each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), for so long as such Company Employee continues employment with Parent or its Subsidiaries (including the Surviving Company) following the Effective Time (and in the case of clause (iv), for the applicable period following termination of such Company Employee’s employment), (i) base salary or wages at a rate that is no less favorable than the rate of base salary or wages provided to such Company Employee immediately prior to the Effective Time, (ii) an annual cash bonus opportunity that is no less favorable in amount than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) an annual long-term incentive award opportunity based on grant date fair value that are no less favorable than the grant date fair value of the annual long-term incentive award opportunity provided to such Company Employee immediately prior to the Effective Time, and (iv) other compensation and benefits (other than severance) that are no less favorable, in the aggregate, than the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time. In addition, Parent shall honor, and shall cause the Surviving Company to honor, the terms of the Company’s Employee Change of Control Severance Protection Plan (as amended) and Executive Change of Control Severance Protection Plan (as amended).
(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries, including the Surviving Company, following the Closing and in which any of the Company Employees participate, including any paid time off and severance plans, service with the Company or any of its Subsidiaries and the predecessor of any of them shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Company, for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits (but not for accrual of or entitlement to pension benefits or post-employment welfare benefits, or to the extent that treatment would result in a duplication of benefits for the same period of service).
(c) Parent shall, and shall cause its Subsidiaries, including the Surviving Company, to (i) waive any preexisting condition limitations otherwise applicable to such Company Employee and his or her eligible dependents under any plan of Parent or an Affiliate of Parent that provides health benefits in which such Company Employee is eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such Company Employee and his or her eligible dependents immediately prior to the Effective Time under the corresponding Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such Company Employee and his or her eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate of Parent during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate of Parent, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.
(d)
(i) The Company may, on the earlier to occur of the date on which the Company and its Subsidiaries would pay annual bonuses for calendar year 2021 in the normal course and a date that is within five (5) Business Days prior to the Effective Time, a 2021 annual cash bonus in respect of the portion of the 2021 calendar year elapsed prior to the Closing Date to each annual bonus eligible Company Employee, with the amount of each such bonus determined by the Company in its discretion, provided that the aggregate amount of such bonus payments shall not exceed the aggregate target 2021 annual bonus amount for all eligible Company Employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2021 prior to the Closing Date and the denominator of which is 365.
(ii) If the Closing Date occurs on or after February 1, 2022, then within five (5) Business Days prior to the Effective Time, the Company and its Subsidiaries may pay a prorated annual cash bonus in respect of the portion of the 2022 calendar year ending on the Closing Date to each annual bonus eligible Company Employee, with the amount of each such prorated bonus determined by the Company in its discretion, provided that the aggregate amount of such prorated bonus payments shall not exceed the aggregate target 2022 annual bonus amount for all eligible Company Employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2022 through the Closing Date and the denominator of which is 365.
(e) Without limiting the generality of Section 8.13, no provision of this Section 5.5, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including, without limitation, any Company Employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, (ii) shall constitute an amendment of, or an undertaking to amend, any Company Benefit Plan or any employee benefit plan, program or arrangement maintained by Parent or any of its Affiliates, (iii) shall give any Person (including, without limitation, any Company Employee) any right to continued employment or service with the Company, Parent, or any of their respective Affiliates, or (iv) is intended to prevent the Company, Parent or any of their respective Affiliates from amending or terminating any Company Benefit Plan in accordance with its terms.
Section 5.6 Regulatory Approvals; Efforts.
(a) Prior to the Closing, Parent, Merger Sub, Company OP and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to cause the conditions to the Closing set forth in Article VI to be satisfied and to consummate the Mergers as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications required to be filed to consummate the Mergers, (ii) using reasonable best efforts to satisfy the conditions to consummating the Mergers, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, Company OP, the Company or any of their respective Affiliates in connection with the transactions, or the taking of any action, contemplated by this Agreement, including the Mergers, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Mergers, and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement.
(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, permits, Orders or approvals of, waiver or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6; provided that subject to and without limiting all of its other obligations under this Section 5.6, Parent shall (in consultation in good faith with the Company) lead the strategy for dealing with any Governmental Entity with respect to any such required consents, authorizations, permits, Orders or approvals of, waiver or any exemptions by, any Governmental Entity. In that regard, each party shall promptly consult with the other parties to this Agreement, and provide any necessary information and assistance as the other parties may reasonably request, with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with the transactions contemplated by this Agreement. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity regarding transactions contemplated by this Agreement. No party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Mergers, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

Section 5.7 Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Mergers or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on the transactions contemplated hereby.
Section 5.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company) (in each case, which consent shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without such prior consent, issue such press release or make such public announcement (a) so long as such release or announcement contains statements with respect to this Agreement and the transactions contemplated hereby that are consistent in all material respects with previous statements made in compliance with this Section 5.8 or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that the Company shall be permitted to issue press releases and make public announcements with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change without being required to consult with or obtain consent from Parent; provided, further, that Parent, Merger Sub and their respective Affiliates, without consulting with the Company, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
Section 5.9 Exculpation; Indemnification and Insurance.
(a) For not less than six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company and, as applicable, the Surviving Company OP to, exculpate, defend, indemnify and hold harmless all past and present directors, officers and employees of the Company and Company OP or any of their respective Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company and Company OP or any of their respective Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company, Company OP or any of their respective Subsidiaries). Without limiting the foregoing, from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company and, as applicable, the Surviving Company OP to, exculpate, defend, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the authorization, adoption and approval of, and entry into, this Agreement and the consummation of the transactions contemplated hereby. For not less than six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company and, as applicable, the Surviving Company OP to, advance expenses (including reasonable legal fees and expenses) incurred by the Covered Persons in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, or the certificate or articles of incorporation and bylaws, or other organizational or governance documents, of any Subsidiary of the Company, and indemnification agreements, if any, in each case in effect on the date of this Agreement (provided that the Covered Persons to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Covered Person is not legally entitled to indemnification under Law). In the event of any such Proceeding or investigation, Parent, the Surviving Company and Surviving Company OP shall cooperate with the Covered Person in the defense of any such Proceeding or investigation.
(b) For not less than six (6) years from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Company and the partnership agreement of Surviving Company OP shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Organizational Documents and the partnership agreement of Company OP, respectively. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising prior to, at or after the Effective Time) is made against any Covered Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in each case in effect on the date of this Agreement with any of the directors, officers or employees of the Company, Company OP or any their respective Subsidiaries shall be assumed by the Surviving Company and Surviving Company OP, as applicable, without any further action, and shall continue in full force and effect in accordance with their terms.
(c) At or prior to the Effective Time, the Company and Company OP may obtain and pay for prepaid “tail” insurance policies, each with a claim period of six (6) years from and after the Effective Time, with respect to directors’ and officers’ liability insurance and fiduciary insurance that provides coverage for the current and former directors and officers of the Company and Company OP (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and the Surviving Company and Surviving Company OP shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and continue to honor their respective obligations under each policy; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the Effective Time. If the Company and Company OP for any reason does not obtain such prepaid “tail” insurance as of the Effective Time, the Surviving Company and Surviving Company OP shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time for the current and former directors and officers of the Company and Company OP, the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company and Company OP, each of which insurance: (i) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company and Company OP, as applicable, with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); and (ii) the Surviving Company and Surviving Company OP shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and continue to honor their respective obligations under each policy.
(d) In the event that Parent, the Surviving Company or Surviving Company OP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.
(e) The obligations under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be express third-party beneficiaries of this Section 5.9. In the event of any breach by Parent, the Surviving Company or the Surviving Company OP of this Section 5.9, Parent, the Surviving Company and the Surviving Company OP shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred, upon the written request of such Covered Person.

Section 5.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all such actions as may be required or reasonably advisable to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.11 Financing and Financing Cooperation.
(a) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing contemplated by the Commitment Letters sufficient to fund the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount (provided, for the avoidance of doubt, that if any Special Dividend, Additional Dividend or any REIT Dividend is paid pursuant to Section 5.15(b), then as such amounts reduced pursuant Section 5.15(b)) and the other Merger Amounts (taking into account any other financing that does not include any conditions to the consummation of such financing that are more onerous than the conditions set forth in the Debt Commitment Letter as of the date of this Agreement, cash on hand or available source of cash) on or prior to the Closing Date on the terms (including, as necessary, the “flex” provisions contained in any related fee letters) and conditions described in the Commitment Letters, including: (i) causing the Equity Investors to maintain in effect the Equity Commitment Letter; (ii) maintaining in effect the Debt Commitment Letter; (iii) negotiating and entering into definitive debt financing agreements (which, with respect to the bridge facility documentation, to the extent necessary, shall not be required unless and until reasonably necessary in connection with the funding of the Debt Financing) on the terms and conditions contemplated by the Debt Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”); and (iv) satisfying on a timely basis, and in a manner that will not impede the ability of the parties to consummate the Merger upon the date which the Merger is required to be consummated pursuant to the terms hereof, all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements and complying with their respective obligations thereunder. Parent and Merger Sub shall comply with their obligations, and enforce their rights, under the Commitment Letters and Definitive Debt Financing Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letter or any Definitive Debt Financing Agreement (other than the consummation of the Mergers) have been satisfied, Parent and Merger Sub shall use reasonable best efforts to cause the Lenders and the Equity Investors thereunder to comply with their respective obligations thereunder, including to fund the Financing (including by promptly commencing a litigation proceeding against any Equity Investor or any breaching Lender or other financial institution to compel such Equity Investor or such Lender or breaching institution to provide its portion of the Financing or otherwise comply with its obligations under the applicable Commitment Letter or Definitive Debt Financing Agreement). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters and any other financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing contemplated by the Commitment Letters and/or Definitive Debt Financing Agreements. Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly notify the Company in writing if there exists any actual or, to the knowledge of Parent or Merger Sub, threatened, breach, default, repudiation, cancellation or termination by any party to the Commitment Letters or any Definitive Debt Financing Agreement and a copy of any written notice or other written communication received by Parent or Merger Sub or any of their respective Representatives from any Lender, Equity Investor or other financing source with respect to any such actual or threatened breach, default, repudiation, cancellation or termination by any party to the Commitment Letters or any Definitive Debt Financing Agreement of any provision thereof. Notwithstanding the foregoing or anything to the contrary herein, compliance by Parent and Merger Sub with this Section 5.11(a) shall not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.
(b) None of Parent, or Merger Sub shall, without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters or the Definitive Debt Financing Agreements if such amendment, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate amount of the Financing, (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Debt Financing Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Mergers and the other transactions contemplated by this Agreement; or (ii) terminate any Commitment Letter or any Definitive Debt Financing Agreement; provided that Parent and Merger Sub may (y) amend the Debt Commitment Letters or the Definitive Debt Financing Agreements to add lenders, lead and other arrangers, bookrunners, syndication and other agents or other entities who had not executed the Commitment Letters as of the date of this Agreement and (z) subject to compliance with Section 5.11(c), replace all or any part of the Debt Financing with Alternative Financing but only to the extent doing so would not have any of the effects described in clauses (A), (B), (C) or (D) above. Upon any such amendment or modification, the term “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter.
(c) If all or any portion of the Financing becomes unavailable, or any of the Commitment Letters or Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then Parent shall (i) promptly notify the Company in writing of such unavailability, withdrawal, repudiation, termination or rescission and the reason therefor and (ii) use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, from the same and/or alternative financing sources, alternative financing (A) in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Amounts and (B) which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Debt Commitment Letter as of the date of this Agreement; provided that in no event shall Parent and Merger Sub be obligated to accept or pursue any such alternative financing if it is less favorable to Parent in any material respect than the Debt Financing. In the event any alternative financing is obtained in accordance with this Section 5.11(c) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letter and the Equity Commitment Letter, as applicable, and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters, as applicable, and the definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.11 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing.
(d) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent, is customary in connection with the Debt Financing and is customarily provided for issuers in debt financings of the type contemplated by the Debt Commitment Letter, including using its reasonable best efforts to, upon Parent’s written request: (i) provide the Debt Financing sources and their respective agents with historical financial statements and other pertinent financial information regarding the party and its Subsidiaries; (ii) cause members of senior management with appropriate seniority and expertise to participate during normal business hours in a reasonable number of meetings, lender presentations, due diligence sessions, and calls and meetings with prospective lenders, underwriters and ratings agencies in connection with syndication and marketing with respect to the Debt Financing, in each case, upon reasonable notice at mutually agreed times and places; (iii) reasonably cooperate with the Debt Financing sources and their respective agents’ reasonable and customary due diligence requests; (iv) provide customary and reasonable assistance in the preparation of customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, prospectuses and prospectus supplements under the Securities Act and other materials in connection with a syndicated bank financing, securities (including CMBS) offering or other debt offering in connection with the Debt Financing, including by the delivery of customary authorization letters, confirmations and undertakings in connection with such marketing documentation (including with respect to presence or absence of material nonpublic information and accuracy of the information contained therein); (v) provide customary and reasonable assistance in the preparation of pro forma financial statements and pro forma financial information; it being understood that Parent shall be responsible for the preparation of any pro forma financial statements for the Debt Financing (including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments that may be included therein); (vi) instruct the Company’s certified independent auditors to provide (x) customary consent to use of their audit reports in any materials relating to the Debt Financing, including SEC filings and offering memoranda that include or incorporate the party’s consolidated financial information and their reports thereon in accordance with normal customary practice and (y) customary comfort letters (including “negative assurances” comfort) with respect to historical financial information in connection with the Debt Financing relating to the Company and its Subsidiaries in customary form; (vii) provide customary certificates and other customary closing documents as may be reasonably requested in writing by the Debt Financing sources; provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Effective Time; (viii) causing the taking of corporate actions within the control of the party reasonably necessary to permit the completion of the Debt Financing; provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Effective Time; (ix) to the extent necessary or advisable, facilitate the pledging of collateral and executing and delivering customary pledge and security documents (and any other customary documents or instruments required for the creation and perfection of security interests in the collateral securing the Debt Financing) or other customary definitive financing documents reasonably requested by the Debt Financing sources (including customary guarantees and other deliverables), provided, however, that no obligation of any party or any of such party’s Subsidiaries under any such agreement or instrument under this clause (ix) shall be effective until the Effective Time; (x) so long as such information is reasonably requested at least ten (10) Business Days prior to the Closing Date, provide, at least five (5) Business Days prior to the Closing Date, to the Debt Financing sources all documentation and other information with respect to the party and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and (xi) providing such pertinent information reasonably requested, and updating such information, describing the party or its Subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the Debt Financing such that, after giving effect to such updates, (A) such information, when taken as a whole, does not contain as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (B) the financial statements and other financial information included in such updated information are sufficiently current pursuant to Rule 3-12 under Regulation S-X to the extent applicable and permit the party’s independent auditors to issue a customary comfort letter, including customary “negative assurance” comfort (in accordance with normal practices and procedures). Notwithstanding anything to the contrary in this Agreement, no obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument delivered pursuant to this Section 5.11(d) (except for the passing of resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) shall be required to be effective until the Effective Time. In addition, notwithstanding anything in this Section 5.11 to the contrary, in fulfilling its obligations pursuant to this Section 5.11, none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (i) pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with the Debt Financing or any other financing, (ii) take or permit the taking of any action that would conflict with the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, (iii) take or permit the taking of any action that would reasonably be expected to conflict with, result in any material violation or breach of, or default (with or without lapse of time, or both) under, any applicable Law or contracts of the Company or any of its Subsidiaries, (iv) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (v) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (vi) pass resolutions or consents or approve or authorize the execution of or amendment of, or execute or amend, the Debt Financing or the Definitive Debt Financing Agreements or any agreement, document or instrument of any kind (other than any customary authorization letters), except for (A) resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing and (B) as provided in clause (vii) of the first sentence of this Section 5.11(d), (vii) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (viii) take or permit the taking of any action that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (ix) provide any cooperation that, in the reasonable opinion of the Company, would materially and adversely interfere with the ongoing operations of the Company and its Subsidiaries. Nothing contained in this Section 5.11(d) or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to be an issuer or other obligor with respect to the Debt Financing. Parent shall (A) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.11 (including reasonable attorneys’ fees) and (B) indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them in connection with the Financing or any other financing (including the arrangement thereof), any actions taken by them pursuant to this Section 5.11(d) and any information used in connection with any of the foregoing (other than information provided to Parent in writing by the Company or its Subsidiaries specifically in connection with their obligations pursuant to this Section 5.11(d)).
(e) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 5.11(d), represent the sole obligation of the Company, its Subsidiaries and its and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
(f) The Company and its Subsidiaries will be deemed to be in compliance with Section 5.11(d) and Section 5.17 (including for purposes of determining the satisfaction of the condition set forth in Section 6.3(b)) unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 5.11(d) or Section 5.17, (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company, its Subsidiaries or its or their respective Representatives to provide any cooperation that it would not otherwise be required to provide under Section 5.11(d) or Section 5.17), and (iii) the Company and its Subsidiaries fail to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this agreement, the Company’s or any of its Subsidiaries’ breach of any of the covenants required to be performed by it under this Section 5.11 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at Closing.
(g) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to Section 5.11(d) shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in a customary manner in connection with the Financing, provided such use is in a manner reasonably acceptable to the Company. The Company hereby consents pursuant to paragraph one of the Confidentiality Agreement that potential sources of debt or equity financing with respect to the Mergers and the other transactions contemplated hereby shall be “Representatives” for all purposes of this Agreement and the Confidentiality Agreement.
Section 5.12 Transaction Litigation. The Company shall promptly (and in any event, within two (2) Business Days) notify Parent in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Mergers and/or the other transactions contemplated by this Agreement and shall keep Parent informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation or proceedings as may be reasonably requested). The Company shall, subject to the preservation of privilege and confidential information, give Parent the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation or other litigation or Proceeding against it and/or its directors or executive officers or other Representatives relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement and shall consult with and give due consideration to

Parent’s advice with respect to such litigation or proceeding. The Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).
Section 5.13 Obligations of Merger Sub. Parent shall cause Merger Sub, and after the Merger, the Surviving Company and the Surviving Company OP, to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
Section 5.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, the Surviving Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.
Section 5.15 Dividends.
(a) For the avoidance of doubt, notwithstanding anything to the contrary herein, prior to the Effective Time, the Company and each of its Subsidiaries that is classified as a REIT for U.S. federal income tax purposes may make distributions (i) reasonably required for the Company to maintain its status as a REIT, (ii) to avoid the payment or imposition of income or excise Tax or (iii) in accordance with Section 5.1(b).
(b) Upon the written request of Parent made at least ten (10) Business Days prior to the Closing Date (it being agreed that Parent shall not be entitled to make more than one such request or request the payment of any Special Dividends or REIT Dividends on more than one date in the aggregate):
(i) in connection with the consummation of (i) the JV Sale Transaction and (ii) any OP Divestiture Transaction, subject to applicable Law and fiduciary or statutory duties, the Company (in its capacity as General Partner of Company OP) shall authorize, and the Company OP shall declare, one or more special cash dividends to holders of Company OP Common Units (each, a “Special Dividend”), in an aggregate amount specified by Parent (not to exceed the actual proceeds of the transactions set forth in clauses (i) and (ii)). Any Special Dividend shall be payable immediately prior to the Partnership Merger Effective Time to the holders of record of Company OP Common Units as of immediately prior to the Partnership Merger Effective Time. The cash necessary to pay any Special Dividends to be paid pursuant to this Section 5.15(b)(i) shall not form part of the Exchange Fund. If the Company OP declares a Special Dividend pursuant to this Section 5.15(b)(i), the Company OP Common Unit Payment Amount shall be decreased by an amount equal to the per unit amount of such Special Dividends or Additional Dividends actually paid to the holders of Company OP Common Units (such that for each such Company OP Common Unit, a holder shall receive an aggregate of nineteen dollars and thirty cents ($19.30) in cash (subject to adjustment as specified in Section 2.1(d))).
(ii) in connection with the consummation of (i) the receipt by the Company of proceeds of any Special Dividends, (ii) the receipt by the Company of the aggregate Company OP Common Unit Payment Amount paid to the Company in respect of Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time pursuant to the Partnership Merger and (iii) any REIT Divestiture Transaction, subject to applicable Law and fiduciary or statutory duties, the Company Board shall authorize and declare one or more special cash dividends to holders of shares of Company Common Stock (each, a “REIT Dividend”), in an aggregate amount specified by Parent (not to exceed the actual proceeds of the transactions and distribution set forth in clauses (i), (ii) and (iii)). Any REIT Dividend shall be payable immediately prior to the Effective Time to the holders of record of Company Common Stock as of immediately prior to the Effective Time. The cash necessary to pay any REIT Dividends to be paid pursuant to this Section 5.15(b)(ii) shall not form part of the Exchange Fund. If the Company declares a REIT Dividend pursuant to this Section 5.15(b)(ii), or an Additional Dividend, the Merger Consideration as used in this Agreement with respect to (and only with respect to) outstanding shares of Company Common Stock (including shares underlying Company Restricted Stock Awards) shall be decreased by an amount equal to the per share amount of such REIT Dividends and Additional Dividends actually paid to the holders of such shares of Company Common Stock and Company Restricted

Stock Awards (such that for each such share of Company Common Stock and each share of Company Common Stock subject to a Company Restricted Stock Award, the applicable holder shall receive an aggregate of nineteen dollars and thirty cents ($19.30) in cash (subject to adjustment as specified in Section 2.1(d))). No Performance Unit Awards shall be entitled to any Special Dividend, Additional Dividend or any REIT Dividend hereunder.
Section 5.16 Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), including by, upon written request, using commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement). If the Mergers are consummated, the Surviving Company shall pay, or cause to be paid, any and all Transfer Taxes imposed in connection with the Mergers.
Section 5.17 Payoff. The Company shall use its reasonable best efforts to obtain and deliver to Parent, at least two (2) Business Days prior to the Closing Date, (a) customary payoff letters with respect to each of the Existing Credit Agreements and (b) other customary documents relating to the release of guarantees under the Existing Credit Agreements.
Section 5.18 Related Sale Transactions. From the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company and Company OP shall each use commercially reasonable efforts, and cause their respective Subsidiaries to use commercially reasonable efforts, to provide such cooperation as is reasonably requested by Parent in connection with consummating the JV Sale Transaction and Parent’s negotiating and consummating any other Divestiture Transaction or internal reorganizations or restructuring transactions (including any such transactions reasonably requested in connection with the Financing), including (a) (i) permitting Parent, any other party or potential party to a Divestiture Transaction, or their respective Representatives, to conduct reasonable and customary due diligence investigations with respect to any potential Divestiture Transaction, subject to such reasonable limitations as the Company may impose, including those set forth in Section 5.2(a) and Section 5.2(b), which shall apply hereunder mutatis mutandis, and (ii) furnishing to Parent, any other party or potential party to a Divestiture Transaction, and their respective Representatives relevant and readily available financial, operational and other information related to the relevant equity interests owned by Company OP, subject to confidentiality restrictions reasonably acceptable to the Company and the other limitations set forth in Section 5.2(a) and Section 5.2(b), which shall apply hereunder mutatis mutandis, and (b) providing (and using commercially reasonable efforts to obtain) customary certificates and other customary closing documents as may be reasonably requested by the Parent or any other party or potential party to a Divestiture Transaction; provided, however, that notwithstanding anything contained in this Section 5.18 or this Agreement, (A) the Company and its Subsidiaries shall not be required to take any action in contravention of (x) any organizational document of the Company or any of its Subsidiaries, (y) any Contract to which the Company or any of its Subsidiaries is a party or (z) applicable Law, (B) the Company Board shall not be required to pass resolutions or consents, (C) the consummation of the JV Sale Transaction and any Divestiture Transaction or internal reorganizations or restructuring activities (including any such transactions reasonably requested in connection with the Financing), and any obligation of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be conditioned upon the consummation of the Closing, but shall not be a condition to the consummation of the Closing, (D) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including the amount of or timing of payment of the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount, (E) neither the Company nor any of its Subsidiaries shall be required to take any such action that could reasonably be expected to adversely affect the classification of the Company or any Subsidiary of Company as a REIT, QRS or TRS, and (F) neither the Company nor any of its Subsidiaries shall be required to take any such action that could result in any Tax being imposed on any holder of Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units in excess of proceeds distributed to such holder in respect of such action. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.18. The Company shall not be deemed to have made a Company Adverse Recommendation Change or entered into or agreed to enter or consummated any agreement relating to a Company

Takeover Proposal as a result of providing any cooperation or taking any actions contemplated by this Section 5.18 and no action taken pursuant to this Section 5.18 shall be subject to, or deemed to breach, Section 5.3 or Section 5.4. Parent shall, in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in performing their obligations under this Section 5.18 and indemnify the Company, the Company OP and their respective Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company, the Company OP and their respective Subsidiaries arising therefrom.
Section 5.19 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if it becomes aware that (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing condition set forth in this Agreement would reasonably be expected to be incapable of being satisfied by the End Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing condition set forth in this Agreement would reasonably be expected to be incapable of being satisfied by the End Date; provided, however, that any failure to comply with this sentence of this Section 5.19 shall not give rise to or be taken into account in determining any failure of a closing condition set forth in this Agreement.

ARTICLE VI.

CONDITIONS TO THE MERGERS
Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or mutual waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) The Company Stockholder Approval shall have been obtained.
(b) No Order by any Governmental Entity shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Mergers.
Section 6.2 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company and Company OP to effect the Mergers is further subject to the fulfillment (or waiver by the Company or Company OP, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) (i) The representations and warranties of Parent and Merger Sub set forth in Article IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period.
(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.
(c) Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub, respectively, have been satisfied.
Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Mergers. The obligation of Parent and Merger Sub to effect the Mergers is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) (i) Other than the Fundamental Company Representations, the representations and warranties of the Company set forth in Article III that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, (ii) other than the Fundamental Company Representations, the representations and warranties of the Company set forth in Article III that are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) Section 3.2(a) shall be true and correct in all but de minimis respects at and as of the Closing Date as though made at and as of the Closing Date and (iv) the Fundamental Company Representations, other than Section 3.2(a), shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (disregarding all qualifications contained therein relating to materiality); provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.
(b) The Company and Company OP shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.
(c) Since the execution of this Agreement, there has not been a Material Adverse Effect.
(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied

(e) The Company shall have delivered to Parent a tax opinion of King & Spalding LLP, tax counsel to the Company, dated as of the Closing Date, in form and substance substantially as set forth in Section 6.3(e) of the Company Disclosure Schedule, and with such changes as are mutually agreeable to the Company and Parent (such agreement not to be unreasonably withheld, conditioned or delayed), which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries in form and substance reasonably acceptable to Parent), that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2003 through and including the Effective Time.
ARTICLE VII.

TERMINATION
Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether prior to or after the Company Stockholder Approval:
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent by written notice to the other, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time on the six (6) month anniversary of the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Parent if the primary cause of the failure of the Merger to be consummated by the End Date shall be due to the material breach by the Company or Company OP (in the case of termination by the Company) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;
(c) by either the Company or Parent by written notice to the other, if an Order by a Governmental Entity of competent jurisdiction shall have been issued, or a Law shall have been enacted or promulgated, in each case after the date hereof, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company or Parent if such Order primarily resulted from the material breach by the Company or Company OP (in the case of termination by the Company) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;
(d) by either the Company or Parent by written notice to the other, if the Company Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;
(e) by the Company by written notice to Parent, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from the Company to Parent of such breach, inaccuracy or failure; provided that the Company and Company OP are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);
(f) by Parent by written notice to the Company, if the Company or Company OP shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from Parent to the Company of such breach, inaccuracy or failure; provided that Parent and Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(g) by Parent by written notice to the Company, at any time prior to the receipt of the Company Stockholder Approval, in the event of a Company Adverse Recommendation Change;
(h) by the Company by written notice to Parent, at any time prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.3(f); and
(i) by the Company by written notice to Parent, (i) if all of the conditions set forth in Sections 6.1 and Section 6.3 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that are then capable of being satisfied if there were a Closing) or waived, (ii) the Company has indicated in writing to Parent that all of the conditions set forth in Sections 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing and that are then capable of being satisfied if there were a Closing) are satisfied, (iii) Parent fails to consummate the transactions contemplated by this Agreement by the date upon which Parent is required to consummate the Closing pursuant to Section 1.2, and (iv) the Company has confirmed to Parent in writing that it is ready, willing and able to consummate the Closing.
Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Guarantee, the Confidentiality Agreement and the provisions of the last sentence of Section 5.11(d), the last sentence of Section 5.18, this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company or Company OP, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the Guarantee, the Confidentiality Agreement, the last sentence of Section 5.11(d), the last sentence of Section 5.18 and Section 7.3; provided that nothing in this Agreement shall relieve any party hereto from Liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
Section 7.3 Termination Fees.
(a) If (i) this Agreement is terminated by (A) the Company pursuant to Section 7.1(h) (Company Superior Proposal), or (B) by Parent pursuant to Section 7.1(g) (Company Adverse Recommendation Change), or (ii) (A) after the date and delivery of this Agreement and prior to the Company Stockholders’ Meeting, a Company Takeover Proposal (substituting 50% for the 20% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof), (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (End Date) or Section 7.1(d) (Company Stockholder Approval), or by Parent pursuant to Section 7.1(f) (Company Breach), and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to such Qualifying Transaction, then the Company shall pay Parent the Company Termination Fee in immediately available funds (1) in the case of clause (i), prior to or concurrently with such termination or (2) in the case of clause (ii), upon the earlier of entry or consummation of such Qualifying Transaction. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3(a), none of the Company, Company OP, Company Related Parties or their Representatives shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall the Company Termination Fee be required to be paid on more than one occasion.
(b) If this Agreement is validly terminated Parent or the Company pursuant to Section 7.1(d) (Company Stockholder Approval), then the Company shall reimburse (by wire transfer in immediately available funds), Parent, Merger Sub and their respective Affiliates for their reasonable documented out-of-pocket fees and expenses (including legal and other third-party advisors fees and expenses) incurred on or prior to the date of termination of this Agreement in connection with the transactions contemplated hereby in an aggregate amount not to exceed fifteen million dollars ($15,000,000) (the “Parent Expenses”); provided, however, that if Parent also becomes entitled to receive a Company Termination Fee, the amount paid by the Company as Parent Expenses shall be credited against the Company Termination Fee (but any payment of the Parent Expenses shall not otherwise affect Parent’s right to receive the Company Termination Fee due under Section 7.3(a)).

(c) If this Agreement is terminated (i) by the Company pursuant to Section 7.1(e) (Parent or Merger Sub Breach) or Section 7.1(i) (Failure to Close) or (ii) by Parent or the Company pursuant to Section 7.1(b) (End Date) and, in the case of this clause (ii), at such time the Company had the right to terminate this Agreement pursuant to Section 7.1(i) (Failure to Close), then Parent shall pay the Company the Parent Termination Fee in immediately available funds within two (2) Business Days after the date of such termination. Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.3(c), from and after such termination and payment of the Parent Termination Fee in full pursuant to and in accordance with this Section 7.3(c), no Parent Related Party or its Representatives shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall the Parent Termination Fee be required to be paid on more than one occasion.
(d) Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee or the Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
(e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Company OP, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner the Company Termination Fee or the Parent Termination Fee, as applicable, then the Company shall pay to Parent or Parent shall pay to the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.
(f) The “Parent Termination Fee” shall be an amount equal to the lesser of (i) the Parent Base Amount and (ii) the maximum amount, if any, that can be paid to the Company without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) the Company has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case, as determined by independent accountants to the Company. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Parent Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Base Amount within five (5) Business Days. In the event that the Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Parent Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (x) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter referred to in (x) above within five (5) Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Parent Termination Fee first becomes payable under Section 7.3(c). Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(I) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean an opinion from nationally recognized federal income tax counsel experienced in REIT tax matters or a ruling from the IRS. The “Parent Base Amount” shall mean a cash amount equal to one hundred ninety six million dollars

($196,000,000). Parent shall reasonably cooperate with the Company and use commercially reasonable efforts to provide assistance (if any) reasonably requested by the Company with respect to obtaining Tax Guidance, at the Company’s sole expense, provided that Parent shall not be required to provide any Tax Guidance.
(g) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.5, each of the parties hereto expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee pursuant to Section 7.3(c), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against Parent, Merger Sub, each Equity Investor and their respective Affiliates, the Debt Financing sources, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful (including willful and material breach), intentional, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Parent Termination Fee to the Company when due pursuant to Section 7.3(c), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), none of the Parent Related Parties shall have any further Liability or obligation to the Company relating to or arising out of this Agreement, the Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby, except for any liability under the Confidentiality Agreement. For the avoidance of doubt, without limiting any liability under the Confidentiality Agreement, in no event shall Parent or Merger Sub be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to the Parent Termination Fee plus all amounts Parent or Merger Sub are expressly required to reimburse, bear or indemnify for hereunder, in the aggregate, for any losses or other Liabilities arising out of or in connection with breaches (whether willful (including willful and material breach), intentional, unilateral or otherwise) by Parent or Merger Sub of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have with respect thereto, including for a breach of Section 2.3(a) as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Commitment Letters or the Guarantee or in respect of any oral representation made or alleged to be made in connection herewith or therewith.
(h) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.5, each of the parties hereto expressly acknowledges and agrees that the if the Company Termination Fee is due and payable pursuant to Section 7.3(a), Parent’s right to terminate this Agreement and receive payment of the Company Termination Fee pursuant to Section 7.3(a), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub against the Company and its Subsidiaries and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful (including willful and material breach), intentional, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Company Termination Fee to Parent when due pursuant to Section 7.3(a), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), none of the Company Related Parties shall have any further Liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement, the Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby, except for any liability under the Confidentiality Agreement.

ARTICLE VIII.

MISCELLANEOUS
Section 8.1  No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time (including Section 5.9).
Section 8.2 Expenses. Except as otherwise provided in this Agreement (including in Section 5.11(d), Section 5.18 and Section 7.3), whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided that Parent and the Company shall each bear 50% of all filing fees required to be paid to the SEC with respect to, and all printing and dissemination costs for, the Proxy Statement.
Section 8.3  Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.4 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.
(b) Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the Circuit Court for Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland, Northern Division (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.5 Specific Enforcement.
(a) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In circumstances where Parent and Merger Sub are obligated to consummate the Mergers and the Mergers have not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company, Company OP and the Company’s stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company, Company OP and the Company’s stockholders, and that the Company on behalf of itself and its stockholders and Company OP shall be entitled (in addition to any other remedy that may be available whether in law or equity, including monetary damages) specific enforcement of Parent’s and Merger Sub obligations to consummate the Mergers. The Company’s or Company OP’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company or Company OP may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company, Company OP and the Company’s stockholders, subject to Section 7.3(g).
(b) Notwithstanding Section 8.5(a) or anything else to the contrary in this Agreement, the Company and Company OP shall not be entitled to seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement unless (i) all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing and that are then capable of being satisfied if there were a Closing) shall have been satisfied or (to the extent permissible under applicable Law) waived, (ii) the full amount of the JV Sale Transaction and the Debt Financing has been funded or would be funded at the Closing if the Equity Financing were funded at the Closing, (iii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement and (iv) the Company has confirmed in writing that, if specific performance is granted and the JV Sale Transaction, Debt Financing and the Equity Financing are funded, the Company will consummate the Closing pursuant to this Agreement. For the avoidance of doubt, (A) under no circumstances shall the Company or Company OP be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee and (B) under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance and payment of the Company Termination Fee. Furthermore, for the avoidance of doubt, this Section 8.5(b) shall not limit the Company’s or Company OP’s ability to seek specific performance of Parent’s or Merger Sub’s obligations pursuant to Section 5.11, or to seek specific performance of Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Mergers if the full amount of the Debt Financing has been funded or would be funded at the Closing.
Section 8.6  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).
Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified, (b) when received when sent by email by the party to be notified; provided that if the sending party receives a “bounce back” or similar message indicating non-delivery is received with respect thereto, notice given by email shall not be effective unless (i) a duplicate copy of such email is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7, or (c) when delivered by a courier (with confirmation of delivery), in each case to the party to be notified at the following address:
To Parent or Merger Sub:

Panther Merger Parent, Inc.
650 Newport Center Dr.
Newport Beach, CA 92660
Attention:	Devin Chen; Joe Freidman
Email:	Devin.Chen@pimco.com; Joe.Friedman@pimco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92679
Attention:	Charles Ruck; William Cernius; Daniel Rees
Email:	charles.ruck@lw.com;
william.cernius@lw.com;
daniel.rees@lw.com
To the Company:

Columbia Property Trust, Inc.
315 Park Avenue South, 5th Floor
New York, NY 10010
Attention:	E. Nelson Mills, President & CEO
Email:	nelson.mills@columbia.reit
legalnotice@columbia.reit

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Robin Panovka, Esq.
Sabastian V. Niles, Esq.
Mark Stagliano, Esq.
Email:	RPanovka@wlrk.com
SVNiles@wlrk.com
MAStagliano@wlrk.com
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.
Section 8.9  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, the schedules hereto, the Guarantee, the Equity Commitment Letter, the Confidentiality Agreement and the JV Sale Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.
Section 8.11  Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Company OP, Parent and Merger Sub; provided that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. To the extent any amendment or waiver of Section 7.3(g), Section 8.4, Section 8.5, Section 8.6, this Section 8.11, Section 8.13 or Section 8.16 (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing provisions) is sought that is materially adverse to the rights of any Debt Financing source, the prior written consent of such materially adversely affected Debt Financing source shall be required before such amendment or waiver is rendered effective and the provisions of this Section 8.11 shall inure to the benefit of, and be enforceable by such Debt Financing source with respect to the foregoing and such Debt Financing source is hereby intended to be an express third-party beneficiary of this Section 8.11.
Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.13  No Third-Party Beneficiaries. Each of Parent, Merger Sub, the Company and Company OP agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that notwithstanding the foregoing, (i) each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon and enforce Section 5.9 and this Section 8.13, (ii) each of the Parent Related Parties and the Company Related Parties shall be express third-party beneficiaries of Section 7.3, Section 8.4, Section 8.6 and this Section 8.13, (iii) each of the Parent Related Parties shall be express third-party beneficiaries of Section 8.5, Section 8.11 and Section 8.16, and (iv) following the Effective Time, each former stockholder of the Company, each former holder of a partnership interest of Company OP and each holder of Company Equity Awards as of the Effective Time shall be an express third-party beneficiary of and shall be entitled to rely upon and enforce Article II and shall be entitled to obtain the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount to which it is entitled pursuant to the provisions hereof. Any Financing Party, together with their Affiliates, shall be an express third-party beneficiary of Section 8.11, Section 8.15, Section 8.16 and this Section 8.13.
Section 8.14  Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words

“without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Where used with respect to information, “made available” or terms of similar import mean made available to Parent and its Representatives in the electronic data room maintained by the Company for purposes of the transactions contemplated hereby or via documents publicly filed, furnished or submitted to the SEC prior to the date hereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
Section 8.15  Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company and Company OP, on behalf of themselves and their respective Subsidiaries, hereby: (a) agree that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agree that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agree not to bring any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agree that service of process upon the Company, Company OP and their respective Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 8.7, (e) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agree that none of the Financing Parties will have any liability to the Company, Company OP or any of their respective Subsidiaries relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agree that the Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.15, and that such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.
Section 8.16 No Recourse. This Agreement may only be enforced against, and any Proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No Parent Related Party (other than

Parent and Merger Sub to the extent set forth in this Agreement, the Equity Investors to the extent set forth in the Equity Commitment Letter and/or the Guarantee, each party to the Confidentiality Agreement pursuant to the Confidentiality Agreement, and each party to the JV Sale Agreement and any agreement relating to any Divestiture Transaction pursuant to such agreement) shall have any Liability for any obligations or Liabilities of any party hereto under this Agreement or for any Proceeding (whether at Law, in equity, in tort, in contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. In no event shall the Company seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than Parent and Merger Sub under this Agreement, the Equity Investors under the Equity Commitment Letter and/or the Guarantee, each party to the Confidentiality Agreement pursuant to the Confidentiality Agreement, each party to the JV Sale Agreement and any agreement relating to any Divestiture Transaction pursuant to such agreement or any Financing Party). The provisions of this Section 8.16 shall inure to the benefit of, and be enforceable by, each Financing Party, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third-party beneficiary of this Section 8.16.
Section 8.17  Definitions.
(a) Certain Specified Definitions. As used in this Agreement:
“2015 Credit Agreement” means the Term Loan Agreement, dated as of July 30, 2015, by and among Columbia Property Trust Operating Partnership, L.P., Wells Fargo Bank, National Association, and the other parties party thereto, as amended, restated, supplemented or otherwise modified from time to time (including by that certain First Amendment, dated as of July 25, 2017, by and among Company OP, the Company, Wells Fargo Bank, National Association and the other parties party thereto).
“2018 Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 7, 2018, by and among Company OP, JPMorgan Chase Bank, N.A. and the other parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.
“Advisers Act” means the Investment Advisers Act of 1940, as amended, and all the rules and regulations of the SEC promulgated thereunder.
“Advisory Contract” means any investment management, advisory or subadvisory contract or any other contract, agreement, arrangement or understanding, pursuant to which CREM (directly or indirectly) provides Investment Management Services as of any date of determination, including without limitation to separate accounts.
“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“AIFM Law” means the EU Alternative Investment Fund Managers Directive (2011/61/EU) together with any Laws, decrees or regulations implementing such directive in any applicable European Union member state.
“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended, and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operates.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, (i) that is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries or (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute or would reasonably be expected to have any Liability, other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.
“Company Equity Awards” means the Company Restricted Stock Awards and the Company Performance Unit Awards.
“Company Intellectual Property” means any Intellectual Property owned by Company or any of its Subsidiaries.
“Company Long-Term Incentive Plan” means the Company Amended and Restated 2013 Long-Term Incentive Plan and the award agreements thereunder and any other equity-based compensation plan of the Company and its Subsidiaries.
“Company OP Common Unit” means a partnership unit of the Company OP that is not entitled to any preferences with respect to any other class or series of partnership units of the Company OP as to distribution or voluntary or involuntary liquidation, dissolution or winding-up of the Company OP, and is defined in the Company OP LP Agreement as a “Common Unit.”
“Company OP LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P., dated as of January 24, 2020, as amended or restated from time to time.
“Company OP Series A Preferred Unit” means a partnership unit of the Company OP with the rights, powers and duties set forth in the Company OP LP Agreement, designated as such on Schedule A to the Company OP LP Agreement, and are collectively defined in the Company OP LP Agreement as “Series A Preferred Units.”
“Company Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Company Superior Proposal” means a Company Takeover Proposal, substituting “50%” for “20%” in the definition thereof, that the Company Board reasonably determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, taking into account such legal, financial, regulatory and other factors as the Company Board considers to be appropriate, to be (i) more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and (ii) reasonably capable of being consummated, taking into account required governmental approvals.
“Company Takeover Proposal” means any proposal or offer made by any Person or group of Persons (other than Parent and its Subsidiaries and Affiliates), and whether involving a transaction or series of related transactions, for (i) a merger, reorganization, share sale, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of Persons (other than Parent, Merger Sub and their respective Affiliates) of more than 20% of the assets of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect purchase or acquisition by, or tender or exchange offer from, any Person or group of Persons (other than Parent, Merger Sub and their respective Affiliates) of more than 20% of the shares of Company Common Stock then issued and outstanding.
“Company Termination Fee” shall mean a cash amount equal to eighty six million dollars ($86,000,000).
“Contract” means any contract, note, bond, mortgage, indenture, license, lease, agreement or other instrument that is legally binding.
“Covid-19” means SARS-CoV-2 or Covid-19, and any variants or evolutions thereof.
“Covid-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Entity, in each case, in connection with or in response or relating to Covid-19.
“CREM” means Columbia Real Estate Management, LLC and the GP Entities.
“CREM Client” means the Company, Company OP, and the Normandy Funds.

“Divestiture Transaction” means any transaction or proposed transaction involving the transfer, exchange or sale of any owned real property of Company (whether structured as a transfer, exchange or sale of the equity, properties or assets of the Company or any of its Subsidiaries) requested by Parent to occur in connection with Closing, including as set forth on in Section 8.17(a) of the Company Disclosure Schedule.
“Environmental Law” means any Law (i) relating to pollution or the protection, human health and safety, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any hazardous materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.
“Environmental Permit” means any permit, certificate, registration, notice, approval, license or other authorization required under any applicable Environmental Law.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Existing Credit Agreements” means the 2015 Credit Agreement and the 2018 Credit Agreement.
“Financing Entities” means the entities that have committed to provide the Debt Financing, including the parties committing to provide the Debt Financing pursuant to the Commitment Letter and any joinder agreements or Definitive Debt Financing Agreements relating thereto.
“Financing Parties” means the Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that none of Parent, Merger Sub or any of their respective Affiliates shall be a Financing Party.
“Fundamental Company Representations” means the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2, Section 3.3(a), Section 3.11(c) and Section 3.19.
“Governmental Entity” means any federal, state, local or foreign government, any court of competent jurisdiction, arbitral, administrative agency or commission, self-regulatory organization, domestic or foreign, or any other governmental authority or instrumentality, domestic or foreign.
“GP Entities” means each Person that is the general partner or managing member (or equivalent) of any CREM Client, and where such general partner or managing member (or equivalent) of any CREM Client is a limited partnership, its general partner or managing member (or equivalent).
“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law or words of similar meaning, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, any hazardous or solid waste, and any toxic, radioactive or hazardous substance, material or agent.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, including accrued and unpaid interests, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earnout, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (v) all payment obligations of such Person under interest rate, currency of commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof at the time of determination), (vi) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (vii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.
“Intellectual Property” means any and all statutory and/or common law rights throughout the world in or arising out of: (i) all United States and foreign patents and patent applications, statutory invention registrations, or similar rights anywhere in the world in inventions means, (ii) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof, (iii) World Wide Web addresses and domain names, (iv) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship and (v) trade secrets and other rights in confidential information that derives independent economic value, actual or potential, from not being known to other Persons.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Investment Management Services” means any and all services which involve: (a) the management of an investment or trading account or fund (or portion thereof or a group of investment accounts or funds) for compensation; (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds or the selection of funds (or any group of assets or funds, including separate accounts) for compensation; or (c) otherwise acting as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity; including, without limitation, in each of the foregoing cases, performing activities related or incidental thereto including the exercising of any authority in accordance with the Advisory Contracts.
“knowledge” means (i) with respect to Parent and Merger Sub, the actual knowledge of the individuals listed in Section 8.17(a) of the Company Disclosure Schedule and (ii) with respect to the Company and Company OP, the actual knowledge of the individuals listed on Section 8.17(b)(ii) of the Company Disclosure Schedule.
“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.
“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, title defect, encumbrance, covenant, condition, restriction, charge, right of first refusal, right of first offer, purchase option, easement, security interest, lease, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other similar restriction or encumbrance of any kind, including any restriction on the use, voting, transfer or other exercise of any attributes of ownership.
“Material Adverse Effect” means any change, effect, event, occurrence or development that has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding the impact of (i) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) actual, proposed or pending changes in GAAP or any official interpretation or enforcement thereof, (iii) actual, proposed or pending changes in Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, including any changes in Laws relating to Taxes, (iv) changes in domestic, foreign or global political conditions, including the outbreak or escalation of war, military actions, or acts of terrorism or sabotage, civil disobedience or civil unrest, protests and public demonstrations (including any escalation or general worsening thereof) and any government responses thereto, including any worsening of such conditions threatened or existing on the date of this Agreement, (v) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the announcement or the existence of, or compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, financing sources, tenants, ground lessors, lenders, servicers, agents, customers, suppliers, partners, Governmental Entities or other business relationships) or any litigation alleging breach of duty relating to entry into this Agreement or the transactions contemplated hereby, or breach of duty or violation of Law resulting from compliance with, or performance under, this Agreement or the transactions contemplated hereby, (vii) weather conditions, acts of God (including storms, earthquakes, hurricanes, tornados, floods or other natural disasters), (viii) Covid-19 Measures and pandemics (including SARS-CoV-2 or Covid-19, any evolutions or mutations thereof or related or associated or new epidemics, pandemics or disease outbreaks), (ix) changes resulting or arising from the identity of, or any facts or circumstances specific to, the Parent, Merger Sub or any of their Affiliates, (x) any matter set forth in the Company Disclosure Schedule, (xi) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries, or the failure to meet any (whether internal, external or public) projections, guidance, budgets, forecasts, milestones, predictions or estimates (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (xii) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or as required or expressly contemplated by this Agreement, and (xiii) the failure to obtain any approvals or consents from any Governmental Entity in connection with the transactions contemplated by this Agreement; except, with (1) respect to clauses (i), (ii), (iii), (iv), (v), (vii) and (viii) to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the urban office real estate industry in which the Company and its Subsidiaries operate, and (2) if any event, development, change or occurrence has caused or is reasonably likely to cause the Company to fail to qualify as a REIT, such event, development, change or occurrence shall be considered a Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.
“Material Company Lease” means any lease, sublease or occupancy agreement of real property under which the Company or any of its Subsidiaries is the landlord or sub-landlord or serves in a similar capacity and is for 10,000 square feet, provided that any such lease, sublease or occupancy agreement between the Company and any of its Subsidiaries or between any of its Subsidiaries shall not constitute a Material Company Lease.
“OP Divestiture Transaction” means a Divestiture Transaction involving the transfer, exchange or sale of any assets, properties or equity interests held by Company OP or a Subsidiary of Company OP.
“Order” means any charge, order, writ, injunction, judgment, decree, ruling, award or settlement, whether civil, criminal or administrative, of or issued by a Governmental Entity or arbitrator.
“Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition or development that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby (including the Mergers and the Financing).
“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (to the extent required by GAAP), (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens that arise in the ordinary course of business and (i) relate to amounts not yet delinquent or (ii) the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (to the extent required by GAAP), (c) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record, in each case that would be disclosed by an accurate survey or a personal inspection of the property (provided that this clause (c) shall not include any matters that would materially adversely impair the current use, operation or value of the subject real property), (d) Liens securing Indebtedness or liabilities that are reflected in the consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed on or prior to the date hereof or that the Company or any of its Subsidiaries is permitted to enter into pursuant to the terms of Section 5.1, (e) the fact that a portion of any owned or leased real property may lie within the boundary of a public or private road, easement or right of way (but in each case only to the extent that such circumstance would not materially adversely impair the current use, operation or value of the subject real property), (f) rights of tenants under third party leases pursuant to such leases, (g) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes which are not violated by the current use of the affected property, (h) such other Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that do not materially impair the existing use, operation or value of the property or asset affected or encumbered thereby, and (i) Liens, rights or obligations created by or resulting from the acts or omission of Parent, Merger Sub or any of their respective Affiliates and their and their respective Affiliates’ investors, lenders, employees, officers, directors, members, stockholders, agents, Representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.
“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding (whether judicial, administrative or other), in each case, by or before any Governmental Entity.
“REIT Divestiture Transaction” means any Divestiture Transaction other than an OP Divestiture Transaction.
“Representatives” means, with respect to any Person, such Person’s officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).
“Sanctioned Country” means any of the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States or the United Nations, including (i) any Person identified in any list of sanctioned persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, or (B) any committee of the United Nations Security Council, (ii) any Governmental Entity or government instrumentality of any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).
“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of a specified Person or located in a specified country.
“Securities Laws” means the AIFM Law, the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, applicable state Blue Sky Laws and securities regulations and other Laws relating to securities or investment advisers, whether foreign or domestic.
“Senior Notes” means the Company’s 3.650% Senior Notes due 2026 and the Company’s 4.150% Senior Notes due 2025.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they become matured or absolute. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they become matured or absolute” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.
“Specified Amount” means the amount set forth on in Section 8.17(c) of the Company Disclosure Schedule.
“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner, provided that without limiting the representation and warranty set forth in the last sentence of Section 3.1(c), no Subsidiary of a general partner of a Normandy Fund shall be, or shall be deemed to be, a Subsidiary of the Company, Company OP, Normandy Fund or any of their respective Subsidiaries for any purpose hereunder.
“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax imposed by any Governmental Entity.

“Tax Protection Agreements” means any Contract to which the Company or any of its Subsidiaries is a party pursuant to which: (a) any liability to direct or indirect holders of equity of a Subsidiary of the Company that is classified as a partnership for U.S. federal income tax purposes (the “Company Partnership Interests”) relating to Taxes may arise and give rise to an indemnity obligation by the Company or any of its Subsidiaries, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (b) in connection with the deferral of income Taxes of a direct or indirect holder of a Company Partnership Interest, the Company or any of its Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner or other Person to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections (iv) only dispose of assets in a particular manner, (v) operate (or refrain from operating) in a particular manner, (vi) use (or refrain from using) a specified method of accounting method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any of its Subsidiaries or (vii) use (or refrain from using) a particular method for allocating one or more liabilities of the Company or any of its Subsidiaries under Section 752 of the Code.
“Tax Return” means any return, report or similar statement filed or required to be filed with any Taxing Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
“Taxing Authority” means any Governmental Entity responsible for the administration, collection or imposition of any Tax.
“Willful Breach” means, with respect to any agreement or covenant, an intentional action or omission where the breaching party knows such action or omission would constitute a material breach of this Agreement.
(b) The following terms are defined elsewhere in this Agreement, as indicated below:
Section
Adviser Compliance Policies	3.23(a)
Agreement	Preamble
Alternative Financing	5.11(c)
Articles of Merger	1.1(b)(ii)
Blue Sky Laws	3.3(b)
Chosen Courts	8.4(b)
Clearance Date	5.4(b)
Closing	1.2
Closing Date	1.2
Commitment Letters	4.6(b)
Company	Preamble
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Board	2.4(b)
Company Book-Entry OP Common Units	2.2(c)
Company Book-Entry OP Series A Preferred Units	2.2(d)
Company Book-Entry Securities	2.2(d)
Company Book-Entry Shares	2.1(a)
Company Certificates	2.2(d)
Company Common Stock	2.1(a)
Company Common Stock Certificates	2.1(a)
Company Disclosure Schedule	Article III
Company Employee	5.5(a)
Company Material Contracts	3.18(a)
Company OP	Preamble
Company OP Common Unit Certificates	2.2(c)
Company OP Minority Partner	2.2(c)
Company OP Preferred Partner	2.2(d)
Company OP Series A Preferred Unit Payment Amount	2.2(d)

Section
Company Organizational Documents	3.1(b)
Company Performance Unit Award	2.4(b)
Company Permits	3.7(b)
Company Recommendation	3.3(a)
Company Related Parties	7.3(h)
Company Restricted Stock Award	2.4(a)
Company SEC Documents	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	3.3(a)
Condition Satisfaction Date	1.2
Confidentiality Agreement	5.2(c)
Covered Persons	5.9(a)
CREM Client Financial Statement	3.4(d)
D&O Insurance	5.9(c)
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)
Definitive Debt Financing Agreements	5.11(a)
DGCL	1.1(b)(ii)
DLLCA	1.1(a)(i)
DPA	3.27
DRULPA	1.1(a)(i)
Effective Time	1.1(b)(ii)
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Equity Commitment Letter	4.6(b)
Equity Financing	4.6(b)
Equity Investor	4.6(b)
Exchange Act	3.3(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Excluded Company Common Stock	2.1(b)
Financing	4.6(b)
GAAP	3.4(b)
Guarantee	Recitals
IRS	3.9(a)
JV Sale Agreement	Recitals
JV Sale Transaction	Recitals
Law	3.7(a)
Laws	3.7(a)
Lease	3.15(b)
Leased Real Property	3.15(b)
Leases	3.15(b)
Lenders	4.6(a)
Letter of Transmittal	2.3(b)(i)
Merger	1.1(b)(i)
Merger Amounts	4.6(i)
Merger Certificates	1.1(b)(ii)
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Board	4.2(a)
Mergers	1.1(b)(i)
MGCL	1.1(b)(i)

Section
Non-Cooperation Notice	5.11(f)
Normandy Funds	5.1(b)(iii)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Base Amount	7.3(f)
Parent Board	4.2(a)
Parent Expenses	7.3(b)
Parent Related Parties	7.3(g)
Parent Termination Fee	7.3(f)
parties	Preamble
Partnership Certificate of Merger	1.1(a)(ii)
Partnership Merger	1.1(a)(i)
Partnership Merger Effective Time	Recitals
party	Preamble
Proxy Statement	3.13
QRS	3.14(b)
Qualified Plan	3.9(c)
Qualifying Income	7.3(f)
Qualifying Transaction	7.3(a)
REIT	3.14(b)
REIT Dividend	5.15(b)(ii)
REIT Requirements	7.3(f)
Sarbanes-Oxley Act	3.4(a)
SDAT	1.1(b)(ii)
SEC	Article II
Securities Act	3.2(b)
Special Dividend	5.15(b)(i)
SSSD	1.1(b)(ii)
Surviving Company	1.1(b)(i)
Surviving Company OP	1.1(a)(i)
Surviving Company OP Common Unit	2.2(a)
Takeover Statute	3.20
Tax Guidance	7.3(f)
Transaction Approvals	3.3(b)
Transfer Taxes	5.16
TRS	3.14(b)
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
COLUMBIA PROPERTY TRUST, INC.

By:	/s/ Nelson Mills
Name: Nelson Mills
Title: President and Chief Executive Officer
COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, LP

By:	Columbia Property Trust, Inc., its General Partner

By:	/s/ Nelson Mills
Name: Nelson Mills
Title: President and Chief Executive Officer

MERGER SUB:

PANTHER MERGER SUB, LLC BY: PANTHER MERGER PARENT, INC., ITS MEMBER

By:	/s/ Devin Chen
Name: Devin Chen
Title: President

PARENT:

PANTHER MERGER PARENT, INC.

By:	/s/ Devin Chen
Name: Devin Chen
Title: President

Annex B
September 6, 2021
Board of Directors
Columbia Property Trust, Inc.
315 Park Avenue South
New York, NY 10010
Members of the Board:
We understand that Columbia Property Trust, Inc. (the “Company”), Columbia Property Trust Operating Partnership, LP (the “Company OP”), Panther Merger Parent, Inc. (“Parent”) and Panther Merger Sub, LLC (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 4, 2021 (the “Merger Agreement”), which provides, among other things, for (i) the merger of Merger Sub with and into Company OP, with Company OP being the surviving entity (the “Partnership Merger”), and (ii) immediately following the Partnership Merger, the merger of Parent with and into the Company, with the Company being the surviving entity (the “Company Merger” and together with the Partnership Merger, the “Mergers”). Pursuant to the Partnership Merger, (i) a portion of the outstanding common units of partnership interest in Company OP (the “Company OP Common Units”) that are owned by the Company immediately prior to the effective time of the Partnership Merger (the “Partnership Merger Effective Time”) designated by Parent will remain outstanding as one common unit of partnership interest in the Company OP, as the surviving entity in the Partnership Merger, and no payment shall be made with respect thereto, (ii) all other outstanding Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time and each Company OP Common Unit owned by a holder of Company OP Common Units other than the Company immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Consideration (as defined below) and (iii) each outstanding Series A preferred unit of the Company OP that is owned by a Company OP Series A Partner of the Company OP immediately prior to the Partnership Merger Effective Time will be converted into the right to receive $26.50. Pursuant to the Company Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than each share of Company Common Stock that is owned by the Company as treasury stock, by any direct or indirect wholly owned subsidiary of the Company, by Parent or by any direct or indirect wholly owned subsidiary of Parent immediately prior to the effective time of the Company Merger, will be converted into the right to receive $19.30 per share in cash (the “Consideration”). The Merger Agreement provides that Parent may require the Company and the Company OP to declare one or more REIT Dividends and Special Dividends to holders of Company Common Stock and Company OP Common Units prior to the Closing Date, and the Consideration shall be decreased by an amount equal to the per share amount of such REIT Dividends and Special Dividends, as applicable (provided that as used herein, “Consideration” shall mean an aggregate amount in cash equal to $19.30 per share). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them under the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company;
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their respective securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and Parent and certain other parties and their financial and legal advisors;
9)
Reviewed the Merger Agreement and the draft Partnership Interest Purchase Agreement (the “JV Sale Agreement”), in each case, substantially in the form of the drafts dated September 4, 2021, and the draft equity financing and debt commitment letters (the “Commitment Letters”), in each case, substantially in the form of the drafts dated September 5, 2021, and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and we express no opinion on such projections. In addition, we have assumed that the Mergers and the other transactions contemplated by the Merger Agreement will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain equity and debt financing in accordance with the terms set forth in the Commitment Letters and that the transactions contemplated by the JV Sale Agreement will be consummated immediately prior to the closing of the Mergers; provided, however, we express no opinion as to the terms of such equity and debt financing or the terms or conditions upon which it is obtained and we do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith, including the JV Sale Agreement. We have also assumed that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. Morgan Stanley also expresses no opinion as to the relative fairness of any consideration to be paid pursuant to the Merger Agreement to holders of any other equity securities of the Company or Company OP. Our opinion does not address the relative merits of the Mergers as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Mergers and will receive a fee for our services, a portion of which is contingent upon the rendering of this financial opinion and the remaining portion of which is contingent upon the closing of the Mergers. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and Parent and its affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and its affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company or any of their respective affiliates, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Mergers.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Seth Weintrob
Seth Weintrob Managing Director

Columbia
Property Trust

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 1, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Property Trust, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D61035-S33132

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**COLUMBIA PROPERTY TRUST, INC.**

**This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all Proposals. The proxies are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in their discretion.**

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign full corporate name by duly authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:**
The Notice and Proxy Statement is available at www.proxyvote.com.

D61036-S33132

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 2, 2021**

The stockholders hereby appoint E. Nelson Mills, James A. Fleming and Wendy W. Gill and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Columbia Property Trust, Inc. that the stockholders are entitled to vote at the Special Meeting of Stockholders, to be held on December 2, 2021, at 9:30 a.m., New York time, at 315 Park Avenue South, New York, New York 10010, and any adjournments or postponements thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.**

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**